UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

NEWELL BRANDS INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2021

To the Stockholders of NEWELL BRANDS INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL BRANDS INC. (the “Company”) to be held on May 5, 2021, at 9:00 a.m., Eastern Daylight Time (the “Annual Meeting”). At this point, we anticipate that the ongoing public health impact of the coronavirus pandemic (COVID-19) and its social distancing requirements will continue over the next few months. To support the ongoing health and well-being of our stockholders, employees and their families, the Annual Meeting will be held in a virtual meeting format only, via live audio webcast. This is not our permanent preference and we expect to return to an in-person format as soon as it is safe to do so.

At the Annual Meeting, you will be asked to:

●	Elect ten directors of the Company nominated by the Board of Directors;

●	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

●	Vote on an advisory resolution to approve named executive officer compensation;

●	Vote on a stockholder proposal described in the attached Proxy Statement, if properly presented at the meeting; and

●	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record at the close of business on March 9, 2021 may vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

We appreciate your continued confidence in our Company and look forward to having you join us at 9:00 a.m. on May 5, 2021.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary

March 25, 2021

ADDITIONAL INFORMATION ABOUT THE VIRTUAL ANNUAL MEETING

ATTENDANCE AND PARTICIPATION

Our 2021 Annual Meeting will be conducted on the Internet via live audio webcast. You will be able to participate online and submit your questions in advance of the Annual Meeting by visiting www.virtualshareholdermeeting.com/NWL2021, beginning at 8:45 a.m. EDT on May 5, 2021. Stockholders will be able to vote their shares electronically during the Annual Meeting.

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 8:45 a.m. EDT. Guests may listen to a live audio webcast of the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/NWL2021 but are not entitled to participate.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell smartphones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

We will make available an electronic list of stockholders of record as of the record date for inspection by stockholders for any purpose germane to the meeting from April 24 through May 4, 2021. To access the electronic list during this time, please send your request, along with proof of ownership, by email to investor.relations@newellco.com. You will receive confirmation of your request and instructions on how to view the electronic list. The list will also be available to stockholders during the live audio webcast of the Annual Meeting through a link to be made available at www.virtualshareholdermeeting.com/NWL2021.

QUESTIONS

Questions submitted by stockholders will be answered at the conclusion of the Annual Meeting. Stockholders may submit questions for the Annual Meeting after logging in, beginning at 8:45 a.m. EDT on May 5, 2020. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/NWL2021, clicking Q&A, then typing your question into the “Submit a Question” field and clicking “Submit.” Please submit any questions before the start time of the meeting.

We intend to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. To the extent, we are not able to answer all questions during the time allotted for the Annual Meeting, we will publish answers to unanswered questions that were not duplicative and/or inappropriate on our IR website.

Additional information regarding the ability of stockholders to ask questions at the Annual Meeting, related rules of conduct and other materials for the Annual Meeting, including the list of our stockholders of record, will be available at www.virtualshareholdermeeting.com/NWL2021.

TECHNICAL DIFFICULTIES

Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/NWL2021 beginning at 8:45 a.m. EDT on May 5, 2020 through the conclusion of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2020

The Company’s Proxy Statement and 2020 Annual Report to Stockholders are available at

WWW.PROXYVOTE.COM

NEWELL BRANDS INC.

6655 Peachtree Dunwoody Road, Atlanta, Georgia 30328

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2021

You are receiving this Proxy Statement (the “Proxy Statement”) and proxy card in connection with the 2021 annual meeting of stockholders (the “Annual Meeting”) of Newell Brands Inc. (“Newell” or the “Company”) to be held in a virtual meeting format, at 9:00 a.m., Eastern Time, on May 5, 20211.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed to stockholders on or about March 26, 2021. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company may furnish proxy materials by providing Internet access to those documents, instead of mailing a printed copy of the Company’s proxy materials to each stockholder of record. The Notice contains instructions on how to access our proxy materials and vote online, or alternatively, request a paper copy of the proxy materials and a proxy card.

QUESTIONS AND ANSWERS ABOUT

VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Who is entitled to vote at the Annual Meeting?

Record holders of the Company’s common stock at the close of business on March 9, 2021 are entitled to notice of and to vote at the Annual Meeting. On the record date, approximately 425,331,082 shares of common stock were issued and eligible to vote.

What constitutes a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as an independent inspector of election for the Annual Meeting.

As the independent inspector of election, Broadridge will determine whether a quorum is present at the Annual Meeting. Broadridge will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the Annual Meeting, the Company expects that the Annual Meeting will be adjourned to solicit additional proxies.

How are votes counted?

You are entitled to one vote for each share you own on the record date on the election of directors and each proposal to be considered at the Annual Meeting. If your common stock is held in “street name”

1 As part of our precautions regarding the coronavirus or COVID-19, the Annual Meeting will be held by means of remote communication.

(i.e., in the name of a bank, broker or other record holder), you will need to instruct your broker or bank regarding how to vote your common stock. Pursuant to Nasdaq Global Select Market (“Nasdaq”) rules, your broker or bank does not have discretion to vote your common stock without your instructions regarding the election of directors, the advisory vote on named executive officer compensation and the stockholder proposal. For the approval of named executive officer compensation and the stockholder proposal, if you do not provide your broker or bank with voting instructions, your shares of common stock will not be considered entitled to vote at the Annual Meeting for purposes of these proposals (this is also known as “broker non-votes”). However, please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the ratification of the appointment of PricewaterhouseCoopers LLP.

How many votes are required to elect a director or approve a proposal?

●

Election of Directors. Directors receiving a majority of votes cast with respect to that director’s election (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director. Shares not present, shares not voting and shares voting “abstain” will have no effect on the election of directors.

●

Ratification of the Appointment of PricewaterhouseCoopers LLP, Approval of Named Executive Officer Compensation, the Stockholder Proposal and Approval of Any Other Proposals. The vote required for the ratification of the appointment of PricewaterhouseCoopers LLP, the approval of named executive officer compensation in the advisory vote, the stockholder proposal and the approval of any other proposal that may properly come before the Annual Meeting or any adjournment or postponement of the meeting is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. With respect to the proposal, you may vote in favor of or against the item or you may abstain from voting. Any proxy marked “abstain” with respect to the proposal will have the effect of a vote against the proposal. Broker non-votes will have no effect on the approval of named executive officer compensation and the stockholder proposal and shares not present will have no effect on any of these proposals.

Why is the Company holding a virtual Annual Meeting? How can I attend?

In light of the ongoing COVID-19 pandemic, the Board of Directors, after careful consideration, has decided that the 2021 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online via a live audio-only webcast, in order to protect the health and safety of our stockholders and employees. There will be no physical location for the Annual Meeting.

The Annual Meeting will be conducted virtually via a webcast available at www.virtualshareholdermeeting.com/NWL2021. You are entitled to participate in the annual meeting via the webcast if you were a stockholder as of the close of business on March 9, 2021, the record date, or hold a valid proxy for the meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/NWL2021, you must enter the 16-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the Proxy Statement. If you do not have your 16-digit control number, you will be able to login as a guest but will not be able to vote your shares or submit questions during the meeting.

How can I ask questions pertinent to annual meeting matters?

The stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the 2021 Annual Meeting. Questions may be submitted during the 2021 Annual Meeting through www.virtualshareholdermeeting.com/NWL2021. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/NWL2021, clicking Q&A, then typing your question into the “Submit a Question” field and clicking “Submit.” Please submit any questions before the start time of the meeting.

You are entitled to participate in the Annual Meeting only if you were a stockholder as of the close of business on the record date, or if you hold a valid proxy for the annual meeting. The virtual Annual Meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

The online meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time to provide ample time for logging in. Rules of conduct for the annual meeting will be posted on the annual meeting website at www.virtualshareholdermeeting.com/NWL2021.

What if I have trouble accessing the annual meeting virtually?

If you have difficulties logging into the annual meeting virtually, once the meeting is opened at 8:45 a.m., you can utilize the technical resources available on the log-in webpage for the virtual annual meeting. If you should need technical assistance, a toll-free telephone number will be available on that page on the day of the annual meeting on the log-in webpage: www.virtualshareholdermeeting.com/NWL2021.

If there are any technical issues in convening or hosting the annual meeting, we will promptly post information to our Investor Relations website, https://ir.newellbrands.com/, including information on when the meeting will be reconvened.

How do I vote my shares?

You may attend the virtual Annual Meeting and vote your shares online at that time. You also may choose to submit your proxies by any of the following methods:

●

Voting by Mail. All stockholders of record can vote by written proxy card. If you are a stockholder of record and receive a Notice, you may request a written proxy card by following the instructions included in the Notice. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees recommended by the Board, FOR the ratification of the appointment of PricewaterhouseCoopers LLP, FOR the advisory resolution to approve named executive officer compensation, AGAINST the stockholder proposal to amend the written consent right, and in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

●

Voting by Internet. You also may vote through the Internet by signing on to the website identified on the Notice and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return a proxy card.

●

Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card, which can be viewed online by following the instructions in the Notice or you may request a written proxy card by following the instructions included in the Notice. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return a proxy card.

If you are a stockholder whose shares are held in “street name,” you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

This Proxy Statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by the trustee of the Newell Brands Employee Savings Plan for the benefit of plan participants. Participants in this plan have the right to direct the trustee regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in this plan may direct the trustee by telephone, through the Internet or by requesting, completing and returning a voting card. If valid instructions are not received from a Newell Brands Employee Savings Plan participant by 11:59 p.m. Eastern Daylight Time on April 30, 2021, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

How may I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:

●	Submitting a later-dated proxy by mail.

●

Mailing a written notice to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the Annual Meeting to:

Newell Brands Inc.

6655 Peachtree Dunwoody Road

Atlanta, GA 30328

Attention: Corporate Secretary

●

Attending the virtual Annual Meeting and voting online. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting. If your shares are held in “street name” by a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue

3rd Floor

Stamford, CT 06902

Phone Number: 1-800-662-5200

Email: NWL.info@investor.morrowsodali.com

Who will pay the costs of solicitation of proxies?

The Company will pay the costs of soliciting proxies.

Who is the Company’s proxy solicitor?

The Company has retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation.

The Company will pay Morrow Sodali LLC a fee of approximately $11,500 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares of common stock will be voted as you direct.

If you sign and return your proxy card, but do not specify how your shares of common stock are to be voted, your shares of common stock will be voted as recommended by the Board.

We recommend that you vote on your proxy card as follows:

●	“FOR” all of the director nominees listed under the caption “PROPOSAL 1—ELECTION OF DIRECTORS” beginning on page 12;

●

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, as described under the caption “PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” beginning on page 96;

●

“FOR” the approval of the advisory resolution on named executive officer compensation, as described under the caption “PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION” beginning on page 97; and

●	“AGAINST” the stockholder proposal, as described under the caption “PROPOSAL 4–STOCKHOLDER PROPOSAL TO AMEND THE STOCKHOLDER RIGHT TO ACT BY WRITTEN CONSENT” beginning on page 98.

How do I submit a stockholder proposal for the 2022 annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2022 annual meeting of stockholders must be in writing and be received by the Company no later than November 26, 2021. At the 2022 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s Proxy Statement for such meeting if the Company does not receive notice of the proposal on or before February 4, 2022.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2022 annual meeting, the Company’s By-Laws require that the stockholder notify the Company of such proposal in writing no later than 90 days prior to the anniversary date of the Annual Meeting, or February 4, 2022. The stockholder must also comply with the requirements of Section 2.12 of the Company’s By-Laws with respect to stockholder proposals.

How do I nominate a candidate for election as a director at the 2022 annual meeting?

Any stockholder wishing to nominate a candidate for election as a director at the Company’s Annual Meeting must notify the Company in writing no later than February 4, 2022. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s Restated Certificate of Incorporation and By-Laws relating to stockholder nominations of directors. In addition, our By-Laws allow qualifying stockholders to include their director nominees in the Company’s proxy materials by giving notice in writing no earlier than January 5, 2022 and no later than February 4, 2022. Such notice of a proxy access nomination must set forth certain information specified in the proxy access By-Law about each stockholder submitting a nomination and each person being nominated as a candidate for election as a director.

How do I provide a notice of my intention to present proposals and director nominations at the 2022 annual meeting?

Notices of intention to present proposals and director nominations at the 2022 annual meeting or requests in connection therewith, including requests for copies of the relevant provisions of the Company’s Restated Certificate of Incorporation or By-Laws relating to proposals and director nominations, should be addressed to Newell Brands Inc., 6655 Peachtree Dunwoody Road, Atlanta, GA 30328, Attention: Corporate Secretary.

How can I obtain a copy of the Company’s 2020 annual report on Form 10-K?

A copy of the Company’s 2020 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the SEC, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 6655 Peachtree Dunwoody Road, Atlanta, GA 30328. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link under the “Investors” tab on the Company’s website at www.newellbrands.com and from the SEC’s EDGAR database at www.sec.gov. The information contained on, or accessible from, the Company’s website is not incorporated by reference into this proxy statement or any other report or document the Company files with or furnishes to the SEC, and references to the Company’s website are intended to be inactive textual references only.

What is householding?

As permitted by the Securities Exchange Act of 1934 (“Exchange Act”), only one copy of the Notice, proxy materials or 2020 Annual Report is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the Notice, proxy materials or 2020 Annual Report. This is known as “householding.”

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice, proxy materials or 2020 Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Newell Brands Inc., 6655 Peachtree Dunwoody Road, Atlanta, GA 30328, Attention: Corporate Secretary. Stockholders of record residing at the same address and currently receiving multiple copies of the Notice, proxy materials or 2020 Annual Report may contact our transfer agent, Computershare Investor Services, to request that only a single copy of the Notice or proxy materials be mailed in the future.

Contact Computershare by phone at (877) 233-3006 or (312) 360-5217 or by mail at P.O. Box 505000, Louisville, KY 40233-5000. Stockholders may also contact their bank, broker or other nominee to make a similar request.

Could other business be conducted at the Annual Meeting?

The Board does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

PROXY STATEMENT SUMMARY

We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Newell for the 2021 Annual Meeting and for any adjournment or postponement of the Annual Meeting. Below are highlights of certain information in this Proxy Statement. As it is only a summary, please review our complete Proxy Statement and 2020 Annual Report before you vote.

This Proxy Statement is intended to be made available to you on or about March 26, 2021.

2021 ANNUAL MEETING OF STOCKHOLDERS

CORPORATE GOVERNANCE HIGHLIGHTS

2021 BOARD COMPOSITION SNAPSHOT

The graphics below reflect the diversity and tenure of the directors standing for election at the Annual Meeting.

STOCKHOLDER ENGAGEMENT

We value the views of our stockholders and we believe that building positive relationships with our stockholders is critical to our long- term success. To help Company management and the Board understand and consider the issues that matter most to our stockholders, we periodically engage with our stockholders on a range of topics related to corporate governance, executive compensation and sustainability. We then incorporate this feedback into our disclosures, corporate governance policies and executive compensation program.

At the 2020 Annual Meeting of Stockholders, the advisory resolution to approve the compensation of the Company’s named executive officers (“Say on Pay Proposal”) was approved by approximately 92% of votes cast, including abstentions. The Organizational Development & Compensation Committee considered this level of approval to indicate the support of a substantial majority of the Company’s stockholders. It also represented a 24% increase in the votes cast, including abstentions, in support of the Say on Pay Proposal versus the prior year.

In 2020, the Board addressed a 2019 shareholder proposal requesting public reporting on diversity in the executive leadership team and the Company’s plans to increase diversity. In our Corporate Social Responsibility Report published in April 2020, we disclosed our current workforce demographics in terms of women and people of color across the leadership, professional and general employee base. We also discussed our goals to improve diversity in leadership and management roles and ongoing initiatives to enhance inclusivity of underrepresented employees.

The Company has also adopted a hiring policy for U.S. leadership roles that requires the inclusion of diverse slates consisting of at least two candidates who are (i) women and/or (ii) candidates of color (e.g. identifying as other than white/Caucasian) and/or (iii) openly LGBTQ. Pursuant to this policy, the Company will apply the same policy to filling vacancies on the Board of Directors as well, should the opportunity arise. The Company also plans to publicly share its quantitative goals for diversity on the Executive Leadership Team and among direct reports of the Business Unit CEOs and functional heads in its upcoming 2020 Corporate Citizenship Report. In the near future, the Company plans to begin including its EEO-1 survey data on its corporate website.

During Spring and Fall 2020, we conducted outreach with the Company’s top institutional investors representing approximately 55% of our shares outstanding to get feedback on and to discuss executive compensation, corporate governance and sustainability matters. The conversations with and feedback from our stockholders have been considered by management and where applicable, incorporated in our disclosures.

COMPENSATION HIGHLIGHTS

(See page 31 for our Compensation Discussion and Analysis (“CD&A”) under the section titled “Executive Compensation”)

2020 was a year in which the Company continued executing its Turnaround Plan amidst significant uncertainty caused by the emergence of the Coronavirus pandemic (“COVID-19”).

➢ The Company hired several new Business Unit CEOs and a Chief Customer Officer and promoted Mr. Peterson to President, Business Operations in addition to his role as Chief Financial Officer.

➢    The Company continued executing a Turnaround Plan focused on improved cash generation, paying down debt, reducing complexity, enhancing its digital strategy, strengthening the portfolio and building a strong management team and winning culture.

➢ Appliances & Cookware Business Unit CEO, David Hammer, left the Company in September 2020.

The Company Emphasizes Pay for Performance.

➢    Approximately 84% of the CEO’s annualized total target direct compensation was performance-based, inclusive of stock options, and 77% of the annual total target direct compensation for 2020 of the other named executive officers (on average and excluding Mr. Hammer) was performance based.

➢    Based on achievement against adjusted earnings per share, annual core sales growth and adjusted operating cash flow targets as well as operational efficiency targets, the Management Bonus Plan for 2020 paid out at 115% for Messrs. Saligram, Peterson and Turner, 106% for Ms. Hurd, and 125% for Ms. Malkoski and Mr. Hammer.

➢ In 2020, 100% of named executive officer annual equity awards were performance-based with a mix of 70% performance-based RSUs and 30% stock options.

➢ Performance-based restricted stock units granted to applicable named executive officers in 2018 paid out at 57% upon the conclusion of their vesting period in February 2021.

The Company Continued to Encourage Stockholder Alignment and Long-Term Performance.

➢    In response to shareholder feedback, the Company moved to core sales growth and free cash flow as the metrics for the performance-based awards under the Company’s Long-Term Incentive Plan (the “LTIP”) in 2020, with relative TSR as a performance modifier.

➢ The Company maintains stock ownership and shareholding guidelines for its executive officers and non-employee directors to encourage alignment.

PROPOSAL 1—ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

The Board has selected the following ten nominees for election to the Board. The nominees will hold office from their election until the next annual meeting of stockholders, or until their successors are elected and qualified.

Steven J. Strobel will not stand for election at the Annual Meeting as he has decided to retire from his position as Director of the Company effective as of the Annual Meeting. The Board wishes to thank Mr. Strobel for his distinguished service over the past 15 years, including his service as Chair of the Audit Committee. Upon his retirement, the size of the Board will be reduced to ten members.

Proxies will be voted, unless otherwise indicated, FOR the election of all of the ten nominees for director. Each of the nominees identified in this Proxy Statement has consented to being named as a nominee in the Company’s proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company’s stockholders. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board.

The Board unanimously recommends that you vote FOR the election of each nominee for director.

Director Since Age	2018 60

Bridget Ryan Berman has served as the Managing Partner of Ryan Berman Advisory, LLC, a consumer and investment advisory firm, since January 2018. From 2016 to 2018, Ms. Ryan Berman worked as the Chief Experience and Strategy Officer at ENJOY Technology, Inc., a provider of personal delivery, set-up and training for consumer technology products. During 2016, Ms. Ryan Berman served as a Management Consultant at Google Inc., a multinational technology company and subsidiary of Alphabet Inc. From 2011 to 2016, Ms. Ryan Berman served as Chief Executive Officer of Victoria’s Secret Direct, LLC. Previously, Ms. Ryan Berman served as a Management Consultant for various retail brands, consulting on business strategy, merchandising, marketing and organizational development from 2008 to 2011; as the Chief Executive Officer of the Giorgio Armani Corporation, a U.S. subsidiary of Giorgio Armani S.p.A. from 2006 to 2007; and as Vice President and Chief Operating Officer of Retail Stores for Apple Computer, Inc. from 2004 to 2005. Ms. Ryan Berman also served in a variety of positions, including Group President, Global Retail, at Polo Ralph Lauren Corporation from 1992 to 2004. Ms. Ryan Berman currently serves as a member of the Board of Directors of Tanger Factory Outlet Centers, Inc., Asbury Automotive Group, Inc., and Tegra Global. Ms. Ryan Berman is a former member of the Board of Directors of J. Crew Group, Inc. and BH Cosmetics, Inc. Ms. Ryan Berman is a seasoned brand and e-commerce executive with over 35 years of experience in retail, and as a senior level executive has helped oversee the strategies and operations of some of the leading brands in the world.

Director Since Age	2018 68

Patrick D. Campbell has been the independent non-executive Chairperson of the Board since March 2018. Mr. Campbell retired in 2011 as Senior Vice President and Chief Financial Officer of 3M Company, a post he held from 2002 to 2011. Prior thereto, he served as Vice President of International and Europe for General Motors Corporation, where he served in various finance functions during his 25 years with the company. Mr. Campbell currently serves as a member of the Board of Directors of Stanley Black & Decker, Inc., SPX FLOW, Inc., and Herc Holdings Inc., where he serves as the non-executive Chairman of the Board. Mr. Campbell is a former member of the Board of Directors of SPX Corporation and Solera Holdings, Inc. Mr. Campbell was nominated to the Board in 2018 and serves as Chairperson pursuant to the Director Appointment and Nomination Agreement (the “Nomination Agreement”) entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Mr. Campbell’s knowledge of financial and accounting matters, company capitalization structures and capital markets gained through his tenures at General Motors and 3M Company provide him with insight into a variety of issues applicable to the Company. In addition, he was also responsible for mergers and acquisitions as well as information technology in his role at 3M Company, and provides significant expertise in each of those areas.

Director Since Age	2018 67

James R. Craigie is the retired Chief Executive Officer of Church & Dwight Co., Inc. (“Church & Dwight”), a household products manufacturing company. He served as non-executive Chairman of Church & Dwight, from 2016 to May 2019. Mr. Craigie served in a variety of senior roles with Church & Dwight, including Chairman and Chief Executive Officer from 2007 to 2016 and President and Chief Executive Officer from 2004 through 2007. From 1998 through 2003, Mr. Craigie was President and Chief Executive Officer and a member of the board of directors of Spalding Sports Worldwide, and its successor, Top-Flite Golf Co. From 1983 to 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. Mr. Craigie currently serves as a member of the Board of Directors of Church & Dwight, and Bloomin’ Brands, Inc., where he serves as non-executive Chairman. He also serves as a member of the New York Regional Board of UNICEF. Mr. Craigie also currently serves as an investor and Advisory Board member to Cove Hill Partners, a private equity firm. Mr. Craigie is a former member of the Board of Directors of Meredith Corporation, TerraVia Holdings Inc. (previously called Solazyme, Inc.), World Kitchens LLC, and Nielsen Media Research, Inc. Mr. Craigie is a recognized leader in consumer brands with deep brand building experience and a long track record of value creation during his tenure as Chief Executive Officer of Church & Dwight.

Director Since Age	2018 41

Brett M. Icahn has been a Portfolio Manager and member of the Board of Directors of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P. (“IELP”), a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since October 2020. Previously, he served as a consultant for IELP where he exclusively provided investment advice to Mr. Carl C. Icahn with respect to the investment strategy for Icahn Enterprises’ Investment segment and with respect to capital allocation across Icahn Enterprises’ various operating subsidiaries from 2017 to 2020. From 2010 to 2017, Mr. Brett Icahn served as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Mr. Carl C. Icahn manages investment funds. From 2002 to 2010, Mr. Brett Icahn served as an investment analyst for Icahn Capital LP and in a variety of investment advisory roles for Mr. Carl C. Icahn. Mr. Brett Icahn currently serves on the Board of Directors of Bausch Health Companies, Inc. and is a former member of the Board of Directors of Nuance Communications, Inc., American Railcar Industries, Inc., Cadus Corporation, Take-Two Interactive Software Inc., The Hain Celestial Group, Inc. and Voltari Corporation. Mr. Carl C. Icahn has or previously had non-controlling interests in Bausch Health, Nuance, Hain Celestial and Take-Two through the ownership of securities. Mr. Brett Icahn was nominated to the Board in 2018 in connection with the Nomination Agreement entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Mr. Brett Icahn’s experience at the Icahn entities, his multiple public company directorships and his tenure as a Portfolio Manager provide the Board with expertise in investing and capital allocation.

Director Since Age	2020 44

Jay L. Johnson has served as the Chief Financial Officer, Executive Vice President and Treasurer of Lamar Advertising Company, a leading outdoor advertising company, since October 2019. Prior to joining Lamar Advertising Company, Mr. Johnson served as Executive Vice President and Chief Financial Officer of DiamondRock Hospitality Company, a self-advised real estate investment trust with a portfolio of hotels and resorts, from March 2018 until August 2019, and as Senior Vice President and Treasurer of Host Hotels & Resorts, Inc. (“HHRI”), a major lodging real estate investment trust and owner of luxury hotels, from July 2015 to March 2018. Prior to his role as Senior Vice President and Treasurer of HHRI, Mr. Johnson served from 2010 through 2015 in various roles within HHRI’s corporate finance and treasury group. Prior to joining HHRI, Mr. Johnson served in various positions at KeyBank Real Estate Capital and at Bank of America. Prior to those roles in banking, he worked with the management consulting practice of Deloitte & Touche LLP and in the investment banking group at Prudential Securities. Mr. Johnson brings a comprehensive set of experiences from the advertising, real estate and financial services sectors along with investment acumen and financial expertise to the Board.

Director Since Age	2018 61

Gerardo I. Lopez currently serves as Operating Partner and the Head of Operating Group at Softbank Investment Advisers, Inc., the U.S. registered investment adviser subsidiary of the Japanese multinational SoftBank Group Corp., where he has worked since December 2018. Previously, he served as Operating Partner at High Bluff Capital, a private investment firm focused on consumer facing companies. Prior to High Bluff Capital, Mr. Lopez was President and Chief Executive Officer of Extended Stay America, Inc. and ESH Hospitality, Inc., the largest integrated owner/operator of company-branded hotels in North America, a post he held from 2015 to 2017. From 2009 to 2015, Mr. Lopez was the President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (“AMC”). Prior to joining AMC, he served as Executive Vice President of Starbucks Corporation, where he also served as President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions, from 2004 to 2009. From 2001 to 2004, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company. Mr. Lopez currently serves as a member of the Board of Directors of CBRE Group, Inc., and Realty Income Corp. Mr. Lopez is a former member of the Board of Directors of Brinker International, Inc., TXU Corp. (n/k/a Energy Future Holdings Corp.), National CineMedia, Inc., Extended Stay America, Inc., ESH Hospitality, Inc., REI, Inc., AMC, and Safeco Insurance. Mr. Lopez is an executive with over three decades of experience in consumer- focused industries. In addition, he has overseen a variety of corporate transformations and brings significant expertise in that area.

Director Since Age	2018 44

Courtney R. Mather served as Portfolio Manager of Icahn Capital, the entity through which Mr. Carl C. Icahn manages investment funds, from December 2016 to March 2020, and was previously Managing Director of Icahn Capital from April 2014 to November 2016. Prior to joining Icahn Capital, Mr. Mather served in investment roles of increasing responsibility at Goldman Sachs & Co. from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing. Mr. Mather currently serves on the Board of Directors of Caesar’s Entertainment Corporation. Mr. Mather is a former member of the Board of Directors of American Railcar Industries, Inc., Cheniere Energy Inc., Conduent Inc., CVR Refining, LP, CVR Energy, Inc., Federal-Mogul Holdings Corporation, Ferrous Resources Ltd., Freeport-McMoRan Inc., Herc Holdings Inc., and Viskase Companies Inc. American Railcar Industries, Inc., CVR Refining, LP, CVR Energy, Inc., Ferrous Resources Ltd., Federal-Mogul Holdings Corporation, and Viskase Companies Inc. are each indirectly controlled by Mr. Carl C. Icahn. Mr. Carl C. Icahn also has a non-controlling interest in Cheniere Energy Inc., Conduent Inc. and Herc Holdings, Inc., through the ownership of securities. Mr. Mather holds the Chartered Alternative Investment Analyst, Chartered Financial Analyst, and Certified Financial Risk Manager professional designations. Mr. Mather was nominated to the Board in 2018 in connection with the Nomination Agreement entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Through his tenure at Icahn Capital and Goldman Sachs & Co., Mr. Mather gained detailed knowledge of accounting and financial analysis, corporate strategy, risk governance, company capitalization structures and the capital markets. Additionally, Mr. Mather’s experience on public company boards in a variety of industries provides him with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies.

Director Since Age	2019 64

Ravichandra K. Saligram has served as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors since October 2019. Prior to joining the Company, Mr. Saligram was Chief Executive Officer and Director of Ritchie Bros. Auctioneers Incorporated, the world’s largest onsite/online industrial equipment auctioneer, from July 2014 until July 2019. From November 2010 until November 2013, Mr. Saligram was Chief Executive Officer, President, and a member of the Board of Directors of OfficeMax Inc., where he oversaw the historic 2013 merger of OfficeMax and Office Depot. From 2003 through November 2010, Mr. Saligram served in executive management positions with ARAMARK, including as President of ARAMARK International, Chief Globalization Officer and Executive Vice President of ARAMARK. From 1994 through 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, including as President of Brands and Franchise for North America; Chief Marketing Officer and Managing Director, Global Strategy; President, International; and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management roles globally at S.C. Johnson & Son, Inc. Mr. Saligram began his career at Leo Burnett. He has served on the Board of Directors of Church & Dwight since 2006. Mr. Saligram brings to the Board an extensive background in consumer brands, omnichannel commerce and global operations as well as experience leading corporate transformations and building innovative and diverse employee cultures. He also brings an important perspective to the Board as the President and Chief Executive Officer of the Company.

Director Since Age	2018 67

Judith A. Sprieser served as the Managing Director of Warrenton Advisors LLC, a strategic planning, corporate governance and business financing advisory firm from 2005 to 2019. Previously, Ms. Sprieser served as the founder, President and Chief Executive Officer of Transora, Inc. from 2000 to 2005. From 1987 to 2000, Ms. Sprieser held various positions at Sara Lee Corporation, including Executive Vice President and Chief Executive Officer of Sara Lee’s Food Group from 1999 to 2000 and Executive Vice President and Chief Financial Officer from 1995 to 1999. Ms. Sprieser serves on the Board of Directors of Allstate Insurance Company, where she serves as Lead Director, and Intercontinental Exchange, Inc., where she chairs the Audit Committee. Ms. Sprieser is also a member of the National Association of Corporate Directors Committee for Audit Committee Chairs. Ms. Sprieser is a former member of the Board of Directors of Experian plc, Jimmy Choo plc, Koninkilijke Ahold Delhaize N.V., Reckitt Benckiser Group, plc, and Total Wine & More. Ms. Sprieser also serves as a trustee of Northwestern University. Ms. Sprieser brings to the board decades of experience in both financial and operations management of consumer-packaged goods companies and as a director of large, multi-national corporations operating across multiple sectors.

Director Since Age	2018 65

Robert A. Steele has served as founder and CEO of STEELE Consulting LLC, a consulting firm, since 2012. Mr. Steele retired in 2011 as the Vice Chairman, Health Care for Procter & Gamble Co. During his 35-year tenure with Procter & Gamble Co., Mr. Steele served in a variety of executive leadership positions, including Vice Chairman Global Health and Well-being, Group President Global Household Care, and Group President of North American Operations. Mr. Steele currently serves on the Board of Directors of Berry Global Group, Inc. and BJ’s Wholesale Club, Inc. Mr. Steele is a former member of the Board of Directors of Beam Inc., Keurig Green Mountain Inc. and Kellogg Company. Mr. Steele has extensive consumer products management experience, having held a variety of executive leadership positions during his tenure at Procter & Gamble Co.

INFORMATION REGARDING BOARD OF DIRECTORS, COMMITTEES

AND CORPORATE GOVERNANCE

The primary responsibility of the Board is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board has delegated certain authority to the Audit Committee, the Finance Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board has adopted the “Newell Brands Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the Corporate Secretary at 6655 Peachtree Dunwoody Road, Atlanta, GA 30328.

In recent years, the Board has taken the following actions with respect to the Company’s corporate governance practices:

➢ implemented and enhanced an annual Board, committee and individual director evaluation process	➢ adopted a “clawback,” or recoupment, policy with respect to the incentive compensation of executive officers

➢ implemented director and executive officer stock ownership guidelines	➢ amended the Company’s Restated Certificate of Incorporation to provide for the annual election of directors

➢ established a stockholder outreach program	➢ terminated the Company’s stockholder rights plan, or poison pill

➢   adopted changes to the Company’s By-Laws to permit stockholders who own 15% or more of the Company’s outstanding common stock, on an aggregate net long basis, to call a special meeting of stockholders

➢   adopted a “proxy access” provision in the Company’s By-Laws to permit stockholders who have owned 3% or more of the Company’s outstanding common stock for at least three years to nominate up to 20% of directors up for election in any one year

➢ adopted a formal procedure in the Corporate Governance Guidelines to address and respond to successful stockholder proposals	➢ amended the Company’s Restated Certificate of Incorporation to allow stockholder action by written consent

➢ implemented majority voting for directors in uncontested director elections	➢ implemented anti-hedging and anti-pledging policies applicable to executive officers and directors

➢ recommended a proposal to eliminate supermajority voting requirements in the Company’s charter documents which was approved by stockholders

THE COMPANY HAS AN INDEPENDENT NON-EXECUTIVE CHAIRPERSON OF THE BOARD

The positions of Chairperson of the Board and CEO are usually held by different persons. The Board believes that this separation has served the Company well for many years. However, the Board may choose to change this as it determines to be best for the Company under the then existing circumstances.

Should the Chairperson of the Board position be held by the CEO, the Board will appoint a lead independent director. The Board believes that the current arrangement of separating the roles of Chairperson of the Board and CEO is in the best interest of the Company and its stockholders at this time because it provides the appropriate balance between strategy development and independent oversight of management. Mr. Campbell currently serves as the independent non-executive Chairperson of the Board.

Mr. Campbell was appointed Chairperson of the Board in 2018 pursuant to the Nomination Agreement, which prohibits the Board from appointing any other Chairperson of the Board without the approval of at least one of the Icahn Designees (as defined under “Certain Relationships and Related Transactions”) so long as at least two Icahn Designees are members of the Board.

DIRECTOR INDEPENDENCE

Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in 2021. During this review, the Board considered whether or not each director has any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable Nasdaq rules.

As a result of these reviews, the Board affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable Nasdaq rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Ravichandra Saligram. Mr. Saligram is not considered an independent director because of his employment as President and Chief Executive Officer of the Company.

MEETINGS

The Company’s Board held seventeen meetings during 2020. All directors attended at least 75% of the Board meetings, including the 2020 annual meeting of stockholders, and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting.

The Company’s non-management directors held five meetings during 2020 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairperson of the Board or lead director, or in his or her absence, the person the Chairperson of the Board or lead director so appoints. The Chairperson of the Board currently presides over executive sessions of the non-management directors.

COMMITTEES

The Board has an Audit Committee, a Finance Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Pursuant to the subsequently described Nomination Agreement, in 2018, Mr. Brett Icahn was appointed to the Audit Committee and Organizational Development & Compensation Committee and Mr. Mather was appointed to the Finance Committee as committee chair and to the Nominating/Governance Committee. Since March 2020, Mr. Brett Icahn serves only on the Organizational Development & Compensation Committee.

Audit Committee.    The Audit Committee, the current Chair of which is Ms. Sprieser and the other current members of which are Mr. Johnson, Mr. Lopez, Ms. Ryan-Berman and Mr. Strobel, met ten times during 2020. Ms. Sprieser has served as Chair since March 2020, and Mr. Johnson joined the Audit Committee in October 2020. The Board has affirmatively determined that (a) each member of the Audit Committee was, during such director’s time of service through March 2021, an “independent director” and (b) each continuing member of the Audit Committee is an “independent director”, in each case, for purposes of the Audit Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s Corporate Governance Guidelines. Each of Messrs. Johnson and Strobel and Ms. Sprieser qualifies as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Audit Committee assists the Board in fulfilling its fiduciary obligations to oversee:

●	the integrity of the Company’s financial statements;

●	the Company’s compliance with legal and regulatory requirements;

●	the qualifications and independence of the Company’s independent registered public accounting firm;

●	the performance of the Company’s internal audit function and independent registered public accounting firm; and

●	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

●	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm;

●

has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

●	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Finance Committee.    The Finance Committee, the Chair of which is Mr. Mather and the other current members of which are Mr. Lopez, Ms. Sprieser and Mr. Strobel, met five times in 2020.

The Finance Committee is principally responsible for:

●	reviewing the Company’s capital structure, including its dividend policy and stock repurchase programs;

●	reviewing and recommending, as appropriate, acquisitions, divestitures, partnerships and other business combinations; and

●	reviewing the Company’s tax planning and treasury activities and key financial policies.

Organizational Development & Compensation Committee.    The Organizational Development & Compensation Committee, the current Chair of which is Mr. Craigie and the other current members of which are Mr. Icahn, Ms. Ryan Berman and Mr. Steele, met ten times during 2020. The Board has affirmatively determined that each member of the Organizational Development & Compensation Committee is an “independent director” for purposes of the Organizational Development & Compensation Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

●	assisting the independent directors in evaluating the CEO’s performance and setting the CEO’s compensation;

●	making recommendations to the Board with respect to incentive-compensation plans, equity-based plans and director compensation;

●	reviewing and approving the compensation for executive officers other than the CEO; and

●	assisting the Board in management succession planning.

The Organizational Development & Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Organizational Development & Compensation Committee. Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the selection of a compensation consultant and consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Nominating/Governance Committee.    The Nominating/Governance Committee, the current Chair of which is Mr. Steele and the other current members of which are Mr. Craigie and Mr. Mather, met five times during 2020. The Board has affirmatively determined that each member of the committee is an “independent director” for purposes of the Nominating/Governance Committee under the applicable SEC regulations and the Company’s Corporate Governance Guidelines.

The Nominating/Governance Committee is principally responsible for:

●	identifying and recommending to the Board candidates for nomination or election as directors;

●	reviewing and recommending to the Board appointments to Board committees;

●	developing and recommending to the Board corporate governance guidelines for the Company and any changes to those guidelines;

●

reviewing, from time to time, the Company’s Code of Conduct and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board any changes to the Company’s Code of Conduct and such policies and programs;

●	reviewing environmental, health and safety compliance, sustainability programs, diversity and inclusion programs, corporate citizenship and government relations; and

●	overseeing the Board’s annual evaluation of its own performance.

Each of the above referenced committees acts under a written charter that is available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 6655 Peachtree Dunwoody Road, Atlanta, GA 30328.

BOARD AND MANAGEMENT ROLES IN RISK OVERSIGHT

Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its committees, provides oversight of the Company’s risk management. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations. In addition, each year, the full Board receives reports on the strategic plans and related risks facing the Company from senior management, including reports from the Company’s individual functions and businesses and their respective management teams. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, privacy and information technology risks and other risks relevant to the Company and the way it conducts business.

The Board has delegated to its committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of stockholders.

●

The Audit Committee oversees the Company’s risk management process, with specific focus on internal controls, financial statement integrity, compliance programs, fraud risk, legal matters and related risk mitigation. In connection with this oversight, the Audit Committee reviews and discusses with management, and, as appropriate, the Company’s internal auditors and the Company’s independent registered public accounting firm, the Company’s risk assessments, the risk management process and issues related to the management of the Company’s business. Among the risk management oversight responsibilities of the Audit Committee is the status of data privacy, security for the Company’s electronic data processing information systems and the general security of information systems. The Audit Committee also receives an annual enterprise risk management update, which discusses the Company’s major financial, strategic, operational, cybersecurity and compliance risk exposures and the steps management has taken to monitor and control such exposures.

●

The Finance Committee oversees risks relating to the Company’s capital structure and financing, including borrowing, liquidity and capital allocation. The Finance Committee also oversees risks associated with stockholder distributions (dividends and stock repurchases), acquisitions and divestitures, the Company’s insurance programs, long-term benefit obligations and the use of derivatives to manage risk related to foreign currencies, commodities and interest rates.

●

The Organizational Development & Compensation Committee reviews the risk profile of the Company’s compensation policies and practices. This process includes a review of an assessment of the Company’s compensation programs, as described in “Risk Assessment of Compensation Programs” below. The Organizational Development & Compensation Committee also manages risks associated with employee retention through employee development and succession planning.

●	The Nominating/Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. The Nominating/Governance

Committee also oversees Code of Conduct-related compliance programs, environmental, health and safety compliance, sustainability programs, diversity and inclusion programs, corporate citizenship and government relations.

The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

With respect to compensation practices, the Organizational Development & Compensation Committee considered, with the assistance of management and the independent compensation consultant, whether the Company’s compensation policies and practices in 2020 for its employees, including the named executive officers, would motivate inappropriate levels of risk taking that could have a material adverse effect on the Company. The Organizational Development & Compensation Committee determined that there was no risk that was reasonably likely to have such a material adverse effect. The Organizational Development & Compensation Committee noted the following aspects of the executive compensation program that serve to mitigate any potential risk:

●	The program provides an appropriate balance between fixed and variable compensation.

●	Annual bonus payouts are based on a variety of performance metrics.

●	LTIP awards are generally subject to a three-year cliff vesting, or in some cases three-year ratable vesting, promoting employee development and retention.

●

Stock ownership guidelines link executives’ interests to increasing the value of the Company’s common stock over the long-term, thus aligning management’s interest with those of the Company’s stockholders.

●	Executive incentive awards are subject to an incentive recoupment policy.

●	The hedging and pledging of Company securities by executive officers is prohibited.

DIRECTOR NOMINATION PROCESS

The Nominating/Governance Committee is responsible for identifying and recommending to the Board candidates for directorships. The Nominating/Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. From time to time, the Nominating/Governance Committee has engaged the services of global executive search firms to assist the Nominating/Governance Committee and the Board in identifying and evaluating potential director candidates. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director a diverse group of persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors.

This year’s director nominees include many current or former CEOs or senior executives of large companies, reflect racial, ethnic and gender diversity and feature several individuals with extensive international experience. The average Board tenure of the directors seeking re-election is 2.4 years.

The Board assesses the effectiveness of the director nomination process by conducting a periodic review of its own performance, as discussed below, which evaluates, among other things, whether the Board and Nominating/Governance Committee are functioning effectively and in compliance with this policy. The Nominating/Governance Committee is responsible for organizing and overseeing the review process and for soliciting the input of all of the directors.

BOARD EVALUATIONS

In order to increase the effectiveness of the Board, the Nominating/Governance Committee supervises a review and evaluation of the performance of the Board of Directors, its Committees and each individual director each year. The evaluation includes both an interview of each director and a questionnaire with a wide range of questions related to topics including oversight, strategy, management capabilities, composition of the Board, responsibilities and resources. In 2020, the Nominating/Governance Committee and Chairperson of the Board led a robust process, including the engagement of an independent third-party firm to interview each director, collect feedback, review it with the Board and facilitate self-evaluation comments. In addition, each of the Audit, Finance, Nominating/Governance and Organizational Development & Compensation committees conducted an annual self-evaluation. The Board’s Committees were evaluated by each Committee member based on a questionnaire that is updated periodically.

DIVERSITY AND INCLUSION

The Nominating/Governance Committee of the Board provides oversight for and periodically reviews the Company’s Diversity and Inclusion policies and programs.

In 2019, the Company appointed a Chief Diversity Officer to oversee diversity and inclusion initiatives. The Company began publicly reporting on its priorities, initiatives and workforce demographics in its 2019 Corporate Social Responsibility Report, published in April 2020.

In 2020, the Company adopted a hiring policy for U.S. leadership roles that requires the inclusion of diverse slates consisting of at least two candidates who are (i) women and/or (ii) candidates of color (e.g. identifying as other than white/Caucasian) and/or (iii) openly LGBTQ. Pursuant to this policy, the Company will apply the same policy to filling vacancies on our Board of Directors as well, should the opportunity arise. The Company also plans to publicly share its quantitative goals for diversity on the Executive Leadership Team and among direct reports of the Business Unit CEOs and functional heads in its 2020 Corporate Citizenship Report. In the near future, the Company plans to begin including its EEO-1 survey data on its corporate website.

Diversity is an important criterion that is factored in when conducting new director recruitment and evaluating the composition of the Board. In its annual Board evaluation, the Board assessed whether its composition reflected an appropriate mixture of skills, diversity, and experience that align with the strategic demands of the Company.

Of the ten directors seeking election at the 2021 Annual Meeting of Stockholders, five directors reflect gender or ethnic/racial diversity, including two female directors (Mses. Ryan Berman and Sprieser) and three male directors (Messrs. Johnson, Lopez and Saligram) who identify as Black/African American, Hispanic and Asian American, respectively.

2021 BOARD COMPOSITION SNAPSHOT

The graphics below reflect the diversity, tenure and key skill sets of the directors standing for election at the Annual Meeting.

BOARD SKILLS

In early 2021, the Nominating/Governance Committee discussed the key experience, qualifications and attributes for Board members and facilitated an evaluation of each director’s skills in these categories. The graphics below depict the percentage of directors standing for election at the Annual Meeting possessing each skill.

COMMUNICATIONS WITH THE BOARD

The independent members of the Board have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board. Stockholders and other interested persons may communicate with the Company’s Board or any member or committee of the Board by writing to them at the following address:

Newell Brands Inc. Attention: Board of Directors c/o Corporate Secretary 6655 Peachtree Dunwoody Road Atlanta, GA 30328

Communications directed to the independent or non-management directors should be sent to the attention of the Chairperson of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the Chief Legal Officer at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o Chief Legal Officer, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com.

CODE OF ETHICS

The Board has adopted a “Code of Ethics for Senior Financial Officers,” which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Conduct” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Conduct are available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com. The Company posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Conduct (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Conduct may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 6655 Peachtree Dunwoody Road, Atlanta, GA 30328.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which include the Code of Conduct (applicable to all Company employees, including executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Nominating/Governance Committee considers and makes recommendations to the Board with respect to possible waivers of conflicts of interest or any other provisions of the Code of Conduct and the Code of Ethics for Senior Financial Officers. Pursuant to the Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of the Company’s non-employee directors under applicable law or Nasdaq rules and reports its findings to the Board in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Nominating/Governance Committee determines if further investigation is required and, if so, whether it should be conducted by the Company’s legal, internal audit or other staff or by outside advisors. The Nominating/Governance Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

NOMINATION AGREEMENT

The Company is a party to the Nomination Agreement, which was entered into on March 18, 2018 with Mr. Carl C. Icahn, Mr. Brett Icahn, Mr. Courtney Mather, Mr. Andrew Langham, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP and Beckton Corp. (collectively, the “Icahn Group”) and amended on April 23, 2018. Pursuant to the Nomination Agreement, each of Messrs. Brett Icahn and Mather (the “Icahn Designees”) and Mr. Campbell were appointed to the Board as of March 18, 2018. Mr. Campbell was also appointed Chairperson of the Board pursuant to the Nomination Agreement, and the Board may not appoint any other Chairperson of the Board without the approval of at least one of the Icahn Designees (so long as at least two Icahn Designees are members of the Board). For any annual meeting of stockholders, should the Board decide not to nominate Mr. Campbell or one of the Icahn Designees to the Board, the Company must notify the Icahn Group within a certain period of time in advance of the advance notice deadline for that annual meeting. So long as Mr. Campbell or one of the Icahn Designees is serving on the Board and the Icahn Group has not materially breached the Nomination Agreement or dropped below certain ownership thresholds set forth therein, the Icahn Group shall be entitled to designate a replacement, who must be approved by the Board, should Mr. Campbell or one of the Icahn Designees be rendered unable to continue to serve on the Board.

Pursuant to the Nomination Agreement, so long as an Icahn Designee is a member of the Board, the Board will not be expanded to more than twelve directors without the approval from the Icahn Designees then on the Board.

In addition, at the Annual Meeting, and any subsequent annual meeting of stockholders subsequent to the Annual Meeting, if the Icahn Designees have agreed in writing to be nominated for election at such annual meeting, the Icahn Group agrees not to vote for any directors nominated by any person other than the Board and to vote in favor of the appointment of the Company’s auditors.

Pursuant to the Nomination Agreement, so long as either of the Icahn Designees is a member of the Board, the Company agreed (i) not to create a separate executive committee of the Board or any other committee with functions similar to those customarily granted to an executive committee, (ii) not to form any new committee without offering at least one Icahn Designee the opportunity to be a member of such committee, and (iii) that, with respect to any Board consideration of appointment and employment of executive officers, mergers, acquisitions of material assets, dispositions of material assets, or other extraordinary transactions, such consideration, and voting with respect thereto, shall take place only at the full Board level or in committees of which at least one of the Icahn Designees is a member.

If at any time the Icahn Group ceases to hold a “net long” position, as defined in the Nomination Agreement, in at least (A) 3.0% of the total outstanding shares of the Company’s common stock, the Icahn Group will cause one Icahn Designee employed by a member of the Icahn Group as of the date of the Nomination Agreement (or his or her replacement) to promptly resign from the Board and any committee of the Board on which he or she then sits and (B) 1.5% of the total outstanding shares of the Company’s common stock, the Icahn Group will cause each Icahn Designee employed by a member of the Icahn Group as of the date of the Nomination Agreement to promptly resign from the Board and any committee of the Board on which he or she then sits.

OWNERSHIP OF DEBT SECURITIES

Mr. Brett Icahn owns $700,000 face amount of the Company’s 3.850% notes due 2023, which he purchased in an open market transaction with an unaffiliated third party. Mr. Brett Icahn purchased the notes through a wholly owned limited liability company. In 2020, as a result of his ownership of the notes and in accordance with the terms of the notes, Mr. Brett Icahn received approximately $28,700 in interest from the Company. Mr. Brett Icahn did not receive any principal from the Company. The notes pay interest semi-annually in arrears on April 1 and October 1 of each year at the rate of 3.850% per annum plus an applicable interest rate increase based on the coupon step up provision.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, Messrs. Craigie, Brett Icahn and Steele and Ms. Ryan Berman served on the Organizational Development & Compensation Committee. No member of the Organizational Development & Compensation Committee was, during 2020, an officer or employee of the Company, was formerly an officer of the Company, or, other than as noted in the section titled “Certain Relationships and Related Transactions”, above, had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2020, none of the Company’s executive officers served on the Board or the compensation committee of any other entity, any officers of which served either on the Company’s Board or the Organizational Development & Compensation Committee.

ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee (the “Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the U. S. Securities and Exchange Commission.

The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

This report is submitted on behalf of the current members of the Committee:

James R. Craigie, Chair

Brett M. Icahn

Bridget Ryan Berman

Robert A. Steele

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made in 2020. For 2020, our named executive officers (“NEOs”) are:

Named Executive Officer	Title

Ravichandra K. Saligram	President and Chief Executive Officer

Christopher H. Peterson	Chief Financial Officer and President, Business Operations Mr. Peterson was promoted from Chief Financial Officer to Chief Financial Officer and President, Business Operations in February 2020.

Bradford R. Turner	Chief Legal and Administrative Officer and Corporate Secretary

Laurel M. Hurd	Segment President, Learning and Development

Kristine K. Malkoski	Business Unit CEO—Food Ms. Malkoski joined the Company in February 2020.

David M. Hammer	Formerly, Business Unit CEO—Appliances and Cookware Mr. Hammer left the Company as of September 30, 2020.

Except as noted above, all of the NEOs served for the full year.

2020 Major Accomplishments

➢ Improved core sales trends and returned to core sales growth in 2H 2020

➢ Generated $1.4 billion in operating cash flow

➢ Significantly improved operating margin

➢ Improved omni-channel execution and accelerated eCommerce growth

➢ Reduced over 30,000 total SKUs and achieved $279 million in FUEL productivity improvements

➢ Strengthened and diversified leadership team

➢ Improved customer relationships

➢ Substantially reduced net debt

Progress on the Turnaround Plan.

2020 was a foundational year for the Company’s turnaround plan. The Company continued executing on its turnaround strategy of building a global, next generation consumer products company that can unleash the full potential of its brands in a fast moving omni-channel environment. The strategy, developed in 2019, is designed to drive sustainable top line growth, improve operating margins, accelerate our cash conversion cycle and strengthen our portfolio, organizational capabilities and employee engagement, while addressing key challenges facing the Company. These challenges include shifting consumer preferences and behaviors; a highly competitive operating environment; a rapidly changing retail landscape, including the growth in e-commerce; continued macroeconomic volatility; and an evolving regulatory landscape.

Despite the ongoing COVID-19 pandemic and its impact on the business, the Company made significant progress on the following previously identified turnaround plan initiatives:

●	Strengthening the portfolio by investing in attractive categories aligned with its capabilities and strategy;

●	Driving sustainable, profitable growth by focusing on innovation, as well as growth in digital marketing, e-commerce and its international businesses;

●	Improving margins by driving productivity and overhead savings, while reinvesting in the business;

●	Enhancing cash efficiency by improving key working capital metrics, resulting in a lower cash conversion cycle; and

●	Building a winning team through engagement and focusing the best people on the right things.

In 2020, the Company recruited three new Business Unit CEOs (including Ms. Malkoski) as well as a Chief Customer Officer.

Performance Against Original Bonus Plan Performance Goals*

Original Bonus Plan Performance Goals	2019 Actual Performance	2020 Actual Performance

Adjusted Earnings Per Share	$1.70	$1.79

Adjusted Operating Cash Flow	$1.1 billion	$1.4 billion

Core Sales Growth	-1.9%	-1.1%

*For detailed information about 2020 performance under the original Bonus Plan targets and the Amended Bonus Program, adopted in June, please see the tables below titled “Bonus Plan Performance Targets” and “2020 Amended Bonus Program—Performance Targets.”

COVID-19 Impact on Operations.

The COVID-19 pandemic in 2020 resulted in restrictions mandated by various federal, state and local governments, as well as private entities, on travel and public gatherings, the closure of non-essential commerce, stay at home orders and quarantining of people to limit exposure to the virus. The Company’s global operations, similar to those of many large, multi-national corporations, experienced significant and unprecedented disruptions to its business in three primary areas: supply chain, retail and consumer demand patterns.

While the majority of the Company’s factories are considered essential in their applicable jurisdictions and have remained operational, the Company experienced disruption at certain of its facilities. Of our 135 manufacturing and distribution facilities, approximately 20 were temporarily closed at the end of the first quarter of 2020, the most significant of which were our South Deerfield, MA, Home Fragrance plant, our Mexicali, Mexico and India Writing facilities and our Juarez, Mexico Connected Home and Security facility, all of which were closed in accordance with state government guidelines. By the end of the third quarter of 2020, substantially all of the Company’s manufacturing and distribution facilities reopened and were operating at or near capacity. Since then, the Company’s facilities have replenished most of the inventory levels that were depleted by lost production during the temporary closure period. The Company does, however, continue to face intermittent supply and labor shortages, capacity constraints, and transportation and logistical challenges and expects this to persist until the current economic and public health conditions improve globally.

While the Company’s largest retail customers experienced a surge in sales as their stores remained open, a number of secondary customers, primarily in the specialty and department store channels, temporarily closed their brick and mortar locations in March 2020, and began to reopen in certain regions where conditions improved towards the end of the second quarter of 2020. These dynamics, in combination with some retailers’ prioritization of essential items, have had a meaningful impact on the Company’s traditional order patterns. In addition, the Company temporarily closed its Yankee Candle retail stores in North America as of mid-March. These stores reopened by the end of the third quarter and have remained open since.

During the quarantine phase of the pandemic, consumer purchasing behavior strongly shifted to certain focused categories. While certain of the Company’s product categories in the Food, Commercial and Appliances and Cookware business benefited from this shift, others, particularly the Writing business, experienced significant slowing. Changes in consumer purchasing patterns, temporary office closures, as well as the shift to remote learning for schools and other higher education programs in the Fall semester of 2020 adversely impacted the performance of the Writing business during 2020.

In response to the COVID-19 pandemic, the Company focused on protecting the health and well-being of its employees; maintaining financial viability and business continuity; and keeping manufacturing facilities and distribution centers operating, where permitted and deemed prudent, to provide products to our consumers. The Company put in place internal protocols including the establishment of a COVID-19 task force to monitor the situation, as well as communications and guidance issued by foreign, federal, state and local governments. The Company instituted mandatory work-from-home policies for employees able to work from home in various locations around the world and implemented a number of precautionary measures at its manufacturing plants, warehouses, distribution centers and R&D centers to reduce person-to-person contact and improve the personal safety for our front-line employees. Furthermore, the Company temporarily closed all of the world-wide Yankee Candle retail stores. By the end of the third quarter of 2020, all of the Company’s temporarily closed manufacturing and distribution sites reopened and were operating at or near capacity. In addition, most of the Company’s office locations have reopened on a limited basis.

The Company continues to monitor developments, including government requirements and recommendations at the national, state, and local level to evaluate possible cessation or extensions to all or part of these COVID-19 precautionary initiatives. As part of the Company’s efforts to contain costs and maintain financial liquidity and flexibility, we instituted a hiring freeze for non-essential roles, furloughed all field-based and most corporate retail employees in North America, from April 1, 2020 through the third quarter of 2020, tightened discretionary spending, reduced non-essential travel and optimized advertising and promotional expenses. In addition, the Company announced a restructuring program during the second quarter of 2020 to reduce overhead costs, streamline certain underperforming operations and improve future profitability.

While the negative effects from the COVID-19 global pandemic in the first half of 2020 were material to the Company’s operating results, the Company saw positive business momentum, which included sales growth during the second half of the year and strong liquidity with over $1.4 billion in operating cash flow for the year ended December 31, 2020.

Board Response to COVID-19—Impact on Compensation Plans.

From an executive compensation perspective, the Company had set its budgets and performance targets for 2020 awards under our Management Bonus Plan (the “Bonus Plan”) and LTIP before the COVID-19 pandemic took hold and while recruitment efforts for Business Unit leadership were underway. By the end of the second quarter, the uncertainty with respect to consumer demand and limited visibility as to full year results, taken together with the need for the Company to retain and incentivize key executives, led the Committee to modify certain elements of executive compensation, as further described below.

In particular, the Bonus Plan was amended in order to drive performance in the second half of 2020, to promote collaboration in managing the challenges presented by COVID-19 and to focus on operational improvements at the Company. The Amended Bonus Program had provisions in place to mitigate windfalls and shortfalls in an effort to unite the Company towards a common purpose in 2020.

2020 Results.

In 2020, the Company continued executing its Turnaround Strategy and strengthening financial and operational performance amidst the ongoing COVID-19 pandemic.

Below is a summary of the overall 2020 financial and operating performance of the Company2:

●	Net sales were $9.4 billion, a decline of 3.4% compared with $9.7 billion in the prior year. Core sales decreased 1.1% versus 2019.

●	Reported gross margin was 32.8%, compared with 33.1% in the prior year. Normalized gross margin was 32.9%, compared with 33.8% in the prior year.

●

Reported operating loss was $634 million compared with an operating loss of $482 million in 2019. Normalized operating income was $1.0 billion, similar to the prior year. Normalized operating margin was 11.1% compared with 10.8% in the prior year.

●	Interest expense was $274 million, compared with $303 million in 2019, reflecting a reduction in outstanding debt.

●	Reported net loss was $770 million compared with net income of $107 million in 2019. Reported diluted loss per share was $1.82 compared with a reported diluted earnings per share of $0.25 in 2019.

2 For an explanation of non-GAAP measures and a reconciliation to GAAP, please see Appendix A.

●	Normalized net income was $760 million, compared with $722 million in the prior year. Normalized Diluted Earnings Per Share were $1.79 compared with $1.70 in the prior year.

●	2020 operating cash flow was $1.4 billion, compared with $1.0 billion in 2019.

Pay for Performance.

2020 Pay for Performance at a Glance

2020 Amended Bonus Program Results - Corporate

2018–2020 LTIP—Performance Results

Performance Metric—Relative TSR vs. TSR Comparator Group

The Company continues to emphasize pay for performance, as evidenced by the design and execution of its compensation program:

●

Mr. Saligram’s total target direct compensation (which is comprised of base salary, target annual cash incentive awards, and target annual LTIP awards) for 2020 was 84% performance-based and approximately 77% of total target direct compensation of the other named executive officers (on average and excluding Mr. Hammer) was performance based.

●	Based on the Company’s performance in prior years, performance-based restricted stock units (“PRSUs”) granted pursuant to the LTIP in 2018 paid out at 57% in February 2021.

●	In 2020, the named executive officers received LTIP grants that were 100% performance-based, consisting of 70% PRSUs and 30% stock options.

●

The incentive targets for PRSUs granted to named executive officers in 2020 were weighted 50% to annual core sales growth performance and 50% to the achievement of cumulative free cash flow targets over the three-year performance period, with a +/- 25% modifier based on relative total shareholder return against the TSR Comparator Group (as defined below), representing an enhanced focus on achieving and sustaining core sales growth while maintaining an emphasis on cash generation during the performance period.

●

The annual incentive targets for Messrs. Saligram, Peterson and Turner included in the Company’s Amended Bonus Program (as defined below) were weighted 80% to the achievement of adjusted earnings per share, adjusted operating cash flow and core sales growth targets for the entire Company, 10% to the reduction of stock keeping units (“SKUs”) and 10% to the achievement of annual cost of goods sold (“COGS”) and indirect procurement savings goals under the Finding Untapped Efficiencies and Leverage initiative (the “FUEL Initiative”), a Company-wide program focused on margin enhancement.

●

The annual incentive targets for Mses. Hurd and Malkoski and Mr. Hammer were weighted 80% to the achievement of the adjusted earnings per share, adjusted operating cash flow and core sales growth targets for the entire Company, 10% to SKU reduction at the Business Unit level and 10% to FUEL Initiative savings at the Business Unit level.

●

Bonus payments to Corporate participants (Saligram, Peterson and Turner) were lower under the Amended Bonus Program (115%) than the amount each would have received under the original Bonus Plan performance targets (165%) in 2020.

●	The payout to each of Ms. Malkoski and Mr. Hammer under the Amended Bonus Program was below the amount each would have received under the Company’s original Bonus Plan performance targets.

Compensation Program Objectives.

Objective	Rationale

Motivate Executives to Meet or Exceed Company Performance Goals

A significant portion of an executive’s total compensation is directly tied to achieving the Company’s performance goals. Each year, the Committee reviews the performance goals and modifies them as appropriate to reflect the Company’s current business objectives and strategies

Reward Individual Performance and Contributions

The individual performance evaluation of each named executive officer, together with the executive’s contribution to Company performance, generally affects most aspects of each executive’s compensation. For example, the Committee typically considers individual performance in determining an executive’s annual salary, which, in turn, impacts the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the Bonus Plan. In addition, the CEO considers the individual performance of his direct reports when recommending any adjustments to the grant value for equity awards made to such executives under the LTIP or the final payout percentage of Bonus Plan payments.

Link the Financial Interests of Executives and Stockholders

The Committee uses restricted stock units (“RSUs”) and stock options, to provide long-term incentive compensation and to link the financial interests of the Company’s executives with those of its stockholders. In addition, the named executive officers are subject to stock ownership guidelines that help ensure they retain a significant portion of their vested equity awards.

Attract and Retain the Best Possible Executive Talent

Successful recruitment and retention of talented executives requires the Company to provide competitive compensation opportunities. To do that, the Company obtains information about compensation practices of its relevant competitors, and in 2020, the Company used compensation information compiled from a custom comparator group and published survey data.

Compensation Policies and Practices.

The Committee believes that the compensation program includes key features that align the interest of the named executive officers and the long-term interest of stockholders and are good corporate governance practices.

What We Do	What We Don’t Do

➢ Align pay with performance	➢ Provide automatic or guaranteed base salary increases

➢ In 2020, 100% of named executive officer annual equity awards were performance-based, including PRSUs and stock options	➢ Re-price or back-date stock options

➢ Cap annual and long-term incentive awards	➢ Reward executives with little link to performance

➢ Require named executive officers and directors to own a meaningful amount of Company stock	➢ Pay dividend equivalents on RSUs prior to vesting

➢ Maintain a compensation recoupment policy	➢ Provide tax gross ups on golden parachute excise taxes

➢ Maintain anti-hedging and anti-pledging policies for executive officers	➢ Provide guaranteed incentive payouts over multi-year periods

➢ Balance short-term and long-term incentives	➢ Permit directors, executives or other employees to engage in hedging or pledging of our stock

➢ Use an independent compensation consultant that is engaged by the Committee

➢ Periodically review and evaluate plans for management development and succession

➢ Periodically review and update the composition of the compensation peer group, as appropriate

Determination of Executive Officer Compensation.

Summarized in the table below are roles and responsibilities of the parties that participate in, or have been delegated authority with respect to, the development and administration of the Company’s executive compensation program:

Organizational Development & Compensation Committee (or its Equity Award Subcommittee, as applicable)	➢ Reviews Company performance and approves the payout level of performance awards, if any, for executives.
➢ Reviews and recommends to the independent Board members the CEO’s annual compensation, including salary, bonus and long-term incentives.
➢ Approves the annual compensation for all executive officers other than the CEO.
➢ Reviews and sets performance goals under the Bonus Plan and LTIP.
➢ Reviews and approves awards (including the terms and conditions of such awards) under the Bonus Plan and LTIP for all executive officers other than the CEO.
➢ Approves any severance agreements, change in control agreements or similar agreements between the Company and its executive officers other than the CEO.
➢ Reviews and approves compensation for newly recruited executive officers.
➢ Drives consistency, market competitiveness and parity in executive compensation plan design.

Independent Board Members	➢ Approve the CEO’s annual compensation, including salary, bonus and long-term incentive compensation.

Committee Consultant (FW Cook)	➢ Assists the Committee in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies.
➢ Makes recommendations regarding executive compensation programs consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations.
➢ Provides market data as background to decisions regarding CEO and senior executive base salary and annual and long-term incentives.
➢ Advises the Committee regarding non-executive director pay levels and executive compensation best practices.

➢     Maintains independence by providing no other services to the Company (the Committee has evaluated its relationship with FW Cook and has determined that no conflict of interest exists with respect to the services FW Cook provides to the Committee).

➢ Supports the development of a compensation peer group.

Chief Executive Officer	➢ Recommends to the Committee, in the case of other executive officers, base salary amounts, equity awards as well as potential adjustments to incentive awards based on individual performance.
➢ Participates in the development of annual Company performance goals under the Bonus Plan.

Other Executives	➢ The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee.

➢     The CEO works with the Chief Human Resources Officer regarding recommendations on base salary amounts, annual target bonus and equity awards for executives other than the CEO using competitive market data.

➢    The Chief Financial Officer assists in developing recommendations on annual performance goals and determining whether financial performance goals were attained by the Company under the Bonus Plan and LTIP.

In making compensation decisions, the Committee considers several factors including competitive market data, individual and Company performance, skills, experience, complexity and criticality of role and internal pay equity. The Committee does not use a predetermined formula to make its overall decisions but considers all the above factors. However, in determining the performance-based component of compensation for the Company’s named executive officers in 2020, generally including annual incentive and long-term incentive compensation, the Committee tied payment to adjusted earnings per share, adjusted operating cash flow, free cash flow, core sales growth and relative total shareholder return (“TSR”). In June, the Committee added additional annual incentive performance goals to emphasize the importance of continuing to execute on the Company’s strategic operational objectives in light of COVID-19. In particular, the Committee added full-year performance goals at the corporate and Business Unit level for the reduction of SKUs and the achievement of annual COGS and indirect procurement savings goals under the FUEL Initiative. Such performance goals are intended to align the majority of each executive officer’s compensation with stockholders’ interests over the near and long term.

Stockholder Engagement.

We value the views of our stockholders and we believe that building positive relationships with our stockholders is critical to our long- term success. To help Company management and the Board understand and consider the issues that matter most to our stockholders, we periodically engage with our stockholders on a range of topics including executive compensation. We then incorporate this feedback into our executive compensation program when we determine it is appropriate.

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders a Say on Pay Proposal. The Company currently submits the Say on Pay Proposal annually to stockholders, with a vote being held at the Annual Meeting. See “Proposal 3—Advisory Resolution to Approve Named Executive Officer Compensation.” Based on the advisory vote at the 2017 annual meeting, we expect that the frequency of the vote on our Say on Pay Proposal will continue to be every year.

At the 2020 Annual Meeting of Stockholders, the Say on Pay Proposal was approved by approximately 92% of votes cast, including abstentions. The Compensation Committee considered this level of approval to indicate the support of the substantial majority of the Company’s stockholders. It also represented a 24% increase in the votes cast, including abstentions, in support of the Say on Pay Proposal versus the prior year.

Custom Comparator Group.

The Committee used the same custom comparator group in 2020 as was used in 2019. The custom comparator group data was among the factors considered for setting 2020 LTIP awards. The Committee determined to make no changes to this custom comparator group for purposes of 2020 compensation decisions because it believed the companies in the custom comparator group continued to represent the Company’s principal competitors for executive talent and reflect companies of similar size, global presence, business complexity and brand recognition. The following 23 companies were in the Company’s custom comparator group for 2020.

2020 Custom Comparator Group

Avery Dennison Corporation	Henkel AG & Company, KGaA

Brother Industries, Ltd.	Kimberly-Clark Corporation

The Clorox Company	Koninklijke Philips N.V.

Church & Dwight Co., Inc.	Mattel, Inc.

Colgate-Palmolive Company	Reckitt Benckiser Group plc

Coty Inc.	Groupe SEB SA

Domtar Corporation	Societe Bic SA

Dorel Industries Inc.	Spectrum Brands Holding, Inc.

Electrolux AB	Tupperware Brands Corporation

Fortune Brands Home & Security, Inc.	VF Corporation

General Mills, Inc.	Whirlpool Corporation

Hasbro, Inc.

Compensation Survey Data.

The Company periodically obtains information on the compensation practices of companies in both the custom comparator group and general industry and compares the Company’s executive compensation components to that data. For 2020, the Company also used compensation information compiled from published compensation surveys, including surveys from Willis Towers Watson and Mercer. These surveys provide a larger pool of data for a more statistically relevant comparison of compensation levels and pay practices.

In 2020, the Company used competitive practice and survey information as a reference for decisions regarding:

●	the mix of executive compensation that is annual and long-term;

●	the portion of total compensation that is equity or cash; and

●	levels of total direct compensation, both the total and for each element (salary, annual incentive opportunities and long-term incentive opportunities).

For purposes of evaluating relative TSR for PRSUs awarded under the LTIP in 2020, the Company uses only the following subset of the custom comparator group:

2020 TSR Comparator Group

Avery Dennison Corporation	Koninklijke Philips N.V.

Dorel Industries Inc.	Mattel, Inc.

Fortune Brands Home & Security Inc.	Societe BIC SA

Hasbro, Inc.	Spectrum Brands Holdings, Inc.

Henkel AG & Co. KGaA	Tupperware Brands

Kimberly-Clark Corporation	Whirlpool Corporation

The Company elected in 2020 to use this smaller subset of durables and consumables companies for measuring relative TSR because these 12 companies had greater similarities in terms of product portfolio, competition for consumer spend and exposure to cyclicality.

Setting Compensation Opportunity.

Each element of the compensation program complements the others and, together, is intended to achieve the Committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. The Committee periodically reviews total direct compensation summary reports, which identify key elements of the compensation paid to or realizable by each executive officer. The Committee uses the summary reports to review the overall pay and benefit levels and provide additional perspective on how the executive compensation program meets the Company’s compensation objectives.

For executives, the Committee reviews competitive market data and establishes target total direct compensation opportunities (i.e., salary, annual cash incentive targets and annual long-term incentive targets) based on the following factors: individual performance, breadth of the executive’s responsibility, strategic importance of the position, internal pay equity, competitive market data, the circumstances surrounding the executive’s initial hiring or promotion to a position with increased responsibilities and the desire to promote executive retention. The Committee does not apply a formulaic approach to setting individual elements of the named executive officers’ compensation or their total compensation amounts.

The 2020 Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2020.

Mix of Pay.

To reinforce the Company’s pay for performance philosophy, the Board, at the Committee’s recommendation, approved a total target direct compensation package for 2020 for Mr. Saligram that was 84% contingent on performance. In addition, in 2020, approximately 77% of total target direct compensation for other named executive officers (on average and excluding Mr. Hammer) was contingent upon performance. As a result, realized compensation fluctuates significantly with the Company’s financial results and share price. The Committee believes this approach motivates executives to consider the impact of their decisions on stockholder value.

2020 Target Compensation Mix and “Pay at Risk”

Current CEO	Other NEOs

●   84% of annualized total target direct compensation was at risk.

●   25% of annualized total target direct compensation was tied to achievement of annual incentive goals, and 59% was tied to achievement of share price appreciation and long-term incentive goals.

● 77% of annualized total target direct compensation for the other NEOs (on average and excluding Mr. Hammer) was at risk.

●   21% of annualized total target direct compensation of the other NEOs (on average and excluding Mr. Hammer) was tied to achievement of annual incentive goals, and 56% was tied to achievement of share price appreciation and long-term incentive goals.

Performance-Based Time-Based

Consideration of Individual Performance.

As part of the Company’s annual performance evaluation process, the CEO and each named executive officer establish that officer’s individual performance objectives for the coming year. These performance objectives are not specifically weighted or otherwise intended to be formulaic, but rather serve as the framework upon which the CEO evaluates the named executive officer’s overall performance. The CEO’s evaluation of a named executive officer’s performance relative to these objectives involves a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. No single performance objective is material to the CEO’s evaluation of the named executive officer’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the evaluation of each named executive officer. The CEO’s evaluation of individual performance is considered when he recommends to the Committee, in the case of other named executive officers, base salary amounts, annual incentive payout amounts and equity grants.

At the beginning of the year, the Committee recommends to the independent members of the Board the CEO’s individual performance objectives. The Board’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not specifically weighted or otherwise intended to be formulaic, but rather serve as the framework upon which the Committee and the full Board evaluate the CEO’s performance. The evaluation of the CEO’s overall performance relative to these objectives involves a high degree of judgment. No single performance objective is material to the Board’s evaluation of the CEO’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the CEO evaluation.

The Committee and Board also may take into consideration the CEO’s performance when developing his base salary increase, if any, annual incentive target amounts and long-term incentive grant value. In 2020, Mr. Saligram continued to receive a base salary of $1.4 million and target bonus opportunity of 150% of base salary, and received an LTIP award with a target value of $5 million, comprised of 70% PRSUs and 30% stock options, each as set forth in the CEO Offer Letter, dated July 29, 2019, as filed with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K dated July 30, 2019 (the “CEO Offer Letter”).

Key Elements of Executive Compensation.

Salary.

Salaries are paid to provide a predictable, fixed cost element of compensation to attract and retain qualified executives. Salaries provide executives with a base level of income and are set based on the factors outlined above in “Setting Compensation Opportunity.”

Named Executive Officer	2020 Base Salary

Ravichandra K. Saligram	$1,400,000

Christopher H. Peterson	$835,000

Bradford R. Turner	$700,000

Laurel M. Hurd	$650,000

Kristine Malkoski	$600,000

David Hammer	$508,000

In February 2020, the independent directors and the Committee did not approve any increases to the base salaries of Messrs. Saligram, Turner and Hammer and Ms. Hurd. Mr. Peterson was appointed President, Business Operations (in addition to his ongoing role as Chief Financial Officer) in February 2020 with an expanded role including oversight of Supply Chain, Procurement and Investor Relations. In connection with this promotion, his annual base salary rate was increased from $800,000 to $835,000.

Annual Incentive Compensation.

The Company believes that the opportunity for annual cash incentives for each named executive officer serves the Company’s goals to:

●	motivate each of them to achieve Company performance goals and enhance stockholder value; and

●	allow the Company to retain their services because it provides each of them with the opportunity to receive a competitive cash incentive payment.

In February 2020, the Committee adopted annual incentive targets and performance goals for 2020 awards to be made under the Bonus Plan. The annual incentive program under the Bonus Plan is designed to reward annual performance that supports our business objectives and strategy. A cash incentive payout, measured as a percentage of the executive’s salary, is paid based on the extent to which the performance goals are achieved.

Performance Goals.

Listed below are the 2020 corporate performance goals (the “Corporate Performance Goals”) initially adopted under the Company’s Bonus Plan in February 2020 and their original relative weight for Messrs. Saligram, Peterson and Turner:

Corporate Performance Goals[3]	Weight	Rationale for the Measure

Adjusted Earnings Per Share	33%	Incent profitable growth

Adjusted Operating Cash Flow	33%	Drive cash flow generation

Core Sales Growth	33%	Drive core sales growth

3  Adjusted earnings per share is the reported earnings per share, excluding the impact of charges which the Company normalizes for public reporting. Core sales growth is calculated on the same basis as the publicly reported metric. Adjusted operating cash flow is publicly reported operating cash flow, excluding the impact of cash costs related to the extinguishment of debt; debt and equity related financing costs; cash expenditures and tax payments associated with the acquisition or divestiture of a Business Unit or line of business and other unanticipated, extraordinary, non-budgeted cash expenditures as determined by the Committee. Adjusted operating cash flow includes disposal proceeds for ordinary course and restructuring related asset sales.

Under the original Bonus Plan performance goals for 2020 applicable to Business Unit participants (the “Business Unit Performance Goals”), including Mses. Hurd and Malkoski and Mr. Hammer, the annual incentive opportunity was weighted at 25% based on the Corporate Performance Goals, and 75% based on achievement against targets set at the applicable Business Unit level for operating income, operating cash flow, and core sales growth, as shown below:

Business Unit Performance Goals[4]	Weight	Rationale for the Measure

Business Unit Operating Income	25%	Drive profitable growth

Business Unit Operating Cash Flow	25%	Drive cash flow generation

Business Unit Core Sales Growth	25%	Drive core sales growth

Corporate Performance Goals	25%

In February 2020, the Committee originally set the following targets for corporate financial performance under the Bonus Plan, as shown in the table below.

Bonus Plan Performance Targets

Performance Goals	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Actual Performance

Adjusted Earnings Per Share	$1.56	>$1.40	$1.72	$1.79

Adjusted Operating Cash Flow ($ millions)	$1,150	>$950	$1,350	$1,435

Core Sales Growth	-1%	-4%	2%	-1.1%

2020 Amended Bonus Program.

After the Committee set its original 2020 full year annual incentive targets for the Bonus Plan, the COVID-19 pandemic took hold and had an unprecedented impact on the Company’s operations and prospects for the year. In late June, the Committee considered the impact of the COVID-19 pandemic on the Company’s operations and determined that it was in the best interests of the Company and stockholders to amend the performance criteria for 2020 annual incentive awards under the Bonus Plan, including the performance goals applicable to the Company’s named executive officers. The Committee looked at numerous factors in considering whether to amend the performance criteria for the 2020 annual incentive awards and determined that these amendments were necessary to support the retention of talent, to provide a continuing incentive for performance and to offer a reasonable payout opportunity for the efforts of executives, considering the heavy impact of the COVID-19 pandemic on the 2020 performance year, which acutely affected the Company’s various Business Units in different ways. The Committee also considered whether to refrain from amending goals and instead rely on the use of discretion to adjust payouts under the Bonus Plan following the completion of the performance period. On balance, the Committee, in consultation

4 Business Unit operating income is direct operating income for a Business Unit, calculated using budgeted foreign exchange rates and excluding corporate allocations and items excluded from the Company’s adjusted earnings per share calculation. Foreign currency transaction gains or losses are included in the calculation of Business Unit operating income. Business Unit operating cash flow and core sales growth are calculated in the same manner as the corresponding corporate metrics, except that the Business Unit metrics are calculated using budgeted foreign exchange rates.

with its independent consultant, determined that adopting amended goals, as opposed to relying on the use of discretion, was critical to driving a pay-for-performance culture and ensuring that realistic and transparent incentives remained in place to motivate collaboration and performance across all businesses throughout the remainder of the year.

As further detailed in the Current Report on Form 8-K filed with the SEC on July 2, 2020 and described below, the Amended Bonus Program included changes to the Corporate Performance Goals and Business Unit Performance Goals, including:

●	the use of Company-wide financial targets for both corporate and Business Unit participants (rather than financial targets measuring financial performance within his or her Business Unit);

●	the addition of new full year operations performance goals at both the corporate and Business Unit levels to drive strategic operational improvements, and

●	changes in the relative weighting percentages of the goals.

We refer to the Bonus Plan framework and goals for 2020, as modified in June 2020, as the “Amended Bonus Program.”

Under the Amended Bonus Program, the time period for measuring and evaluating performance on adjusted earnings per share, core sales growth and adjusted operating cash flow against the Corporate Performance Goals was split into first and second quarter (or first six months, in the case of adjusted operating cash flow) (“First Half”) 2020 performance and third and fourth quarter (or cumulative full year, in the case of adjusted operating cash flow) (“Second Half”) 2020 performance. First Half targets were based on performance against the original budgets for 2020, and Second Half targets were based on performance against the Company’s mid-year internal forecasts (updated after the onset of the COVID-19 pandemic) (collectively, the “Corporate Financial Performance Metrics”). In addition, the Business Unit Performance Goals were adjusted to align with those of the Company’s corporate participants, such that, in each case, 80% of payout was tied to achievement of the Corporate Financial Performance Metrics. The Amended Bonus Program continued to use achievement of specific adjusted operating cash flow, adjusted earnings per share and core sales growth levels as financial performance goals. However, the relative weighting of those financial performance goals was adjusted, the metrics for measuring those financial performance goals were adjusted, and, for the Company’s Business Unit leadership, those financial performance goals which originally related to a mix of corporate and Business Unit financial performance objectives shifted to relate solely to corporate financial performance objectives. The Amended Bonus Program also introduced certain operational performance objectives for all participants at the corporate and Business Unit levels.

To emphasize the importance of continuing to execute on the Company’s strategic operational objectives, as part of the Amended Bonus Program, the Committee added new full-year operations performance goals, at the corporate and Business Unit levels, for the reduction of total SKUs and active SKUs (collectively, the “SKU Reduction Goals”) and the achievement of annual COGS and indirect procurement savings goals under the FUEL Initiative (the “FUEL Productivity Improvements” and, collectively with SKU Reduction Goals, the “Operations Goals”). For each of the NEOs, an aggregate 20% of payout was tied to achievement of the Operations Goals.

The table below sets forth the final Corporate Performance Goals and weightings, pursuant to which the 2020 cash bonuses for Messrs. Saligram, Peterson and Turner were actually paid.

2020 Final Corporate Performance Goals	Weight

First Half 2020 Corporate Financial Performance Metrics	30%

Second Half 2020 Corporate Financial Performance Metrics	50%

Full Year Total SKU Reduction for the total Company	5%

Full Year Active SKU Reduction for the total Company	5%

Full Year FUEL Productivity Improvements for the total Company	10%

The table below sets forth the final Business Unit Performance Goals and weightings pursuant to which Mses. Hurd and Malkoski and Mr. Hammer were actually paid.

2020 Final Business Unit Performance Goals	Weight

First Half 2020 Corporate Financial Performance Metrics	30%

Second Half 2020 Corporate Financial Performance Metrics	50%

Full Year Total SKU Reduction for respective Business Unit	5%

Full Year Active SKU Reduction for respective Business Unit	5%

Full Year FUEL Productivity Improvements for respective Business Unit	10%

Under the 2020 Bonus Plan awards as initially established, a payout between 0% and 200% would have been determined by the Committee based on achievement of specified performance criteria for each applicable 2020 annual incentive award. However, in connection with the above-referenced amendments of performance criteria for the 2020 annual incentive awards, the Committee reduced the maximum payout percentage from 200% to 125% of any named executive officer’s 2020 target bonus award.

The Committee further specified that no payment of a 2020 annual incentive award to any named executive officer who is a corporate participant would exceed 100% of the individual’s 2020 target bonus award if he would have earned less than a 100% payout under the applicable original performance goals previously adopted for 2020 bonus awards. Similarly, no payment of a 2020 annual incentive to a named executive officer who is a Business Unit participant would exceed 100% of the individual’s 2020 target bonus award if the payout would have been less than 100% according to the targets for his or her Business Unit’s operating income, core sales growth and operating cash flow previously adopted for 2020 bonus awards (collectively, the “Multiplier Cap”).

The Amended Bonus Program also stated that, for named executive officers in a Business Unit whose actual performance, measured at year-end, would have resulted in a payout above 100% according to the Business Unit’s original targets under the Bonus Plan for operating income, core sales growth and operating cash flow, as determined by the Committee, the annual incentive award payout would be increased by multiplying the payout percentage applicable to the Corporate Financial Performance Metrics by the total payout percentage calculated under the relevant original Business Unit targets based on actual performance (the “Multiplier Adjustment”). This Multiplier Adjustment mechanism did not apply to corporate Bonus Plan participants, which included Messrs. Saligram, Peterson and Turner.

The 2020 performance targets, after giving effect to the amendments, and actual performance against these targets, are summarized below:

2020 Amended Bonus Program - Performance Targets

Goal Category	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout	Actual Performance

Corporate Performance Goals
First Half Corporate Financial Performance Metrics (1)
Adjusted Earnings Per Share - 1Q 2020	$0.08	>$0.02	$0.14	$0.09
Adjusted Earnings Per Share - 2Q 2020	$0.42	>$0.36	$0.48	$0.30
Adjusted Operating Cash Flow - 1Q 2020	-$122.7 million	>-$222.7 million	-$22.7 million	$25.4 million
Adjusted Operating Cash Flow - 2Q 2020 (First Six Mos.)	-$11.6 million	>-$111.6 million	$88.4 million	$148.7 million
Core Sales Growth - 1Q 2020	-3.2%	>-6.2%	-0.2%	-5.1%
Core Sales Growth - 2Q 2020	-3.2%	>-6.2%	-0.2%	-12.6%

Second Half Corporate Financial Performance Metrics (2)(6)
Adjusted Earnings Per Share - 2H 2020	$0.98	>$0.84	$1.05	$1.37
Adjusted Operating Cash Flow - Full Year 2020	$1.025 billion	>$800 million	$1.15 billion	$1.435 billion
Core Sales Growth - 2H 2020	-2%	>-5.5%	-0.3%	6.0%

Operations Goals (Messrs. Saligram, Peterson and Turner)
Annual FUEL Productivity Improvements (3)(6)	$205 million	>$155 million	$225 million	$279 million
Total SKUs reduced (Annual) (4)(6)	14,000	8,000	24,000	34,298
Active SKUs reduced (Annual) (4)(6)	7,000	1,000	17,000	22,879

Food Business Unit Operations Goals (Ms. Malkoski)
Annual FUEL Productivity Improvements (3)(6)	$22 million	$17 million	$24 million	$32 million
Total SKUs reduced (Annual) (4)(6)	542	242	741	941
Active SKUs reduced (Annual) (4)(6)	476	111	776	1,071

Writing and Baby Business Unit Operations Goals (5) (Ms. Hurd)
Annual FUEL Productivity Improvements (Writing) (3)(6)	$33 million	$28 million	$37 million	$40 million
Annual FUEL Productivity Improvements (Baby) (3)(6)	$14 million	$12 million	$18 million	$15 million
Total SKUs reduced (Writing) (4)(6)	5,154	4,346	6,232	5,704
Total SKU reduced (Baby) (4)(6)	1,642	987	2,692	2,247
Active SKU reduced (Writing) (4)(6)	1,143	187	1,974	2,053
Active SKU reduced (Baby) (4)(6)	394	—	1,269	1,495

Appliances & Cookware Business Unit Operations Goals (Mr. Hammer)
Annual FUEL Productivity Improvements (3)(6)	$28 million	$21 million	$31 million	$42 million
Total SKUs reduced (Annual) (4)(6)	3,001	2,401	4,001	4,228
Active SKUs reduced (Annual) (4)(6)	2,281	1,577	3,681	3,740

(1)	Payout for achievement against the First Half Corporate Financial Performance Metrics was based on the average payout for first quarter and second quarter metrics (or six-month end result in the case of adjusted operating cash flow) with each of the metrics equally weighted. Maximum payout percentage for each component was 200%.

(2)

Payout for achievement against the Second Half Corporate Financial Performance Metrics was based on the six-month end result (or twelve-month end result in the case of adjusted operating cash flow) with each of the three metrics equally weighted. Maximum payout percentage for each component was 125%.

(3)

The FUEL Initiative refers to annual savings commitments made as part of a Company-wide program focused on margin enhancement. FUEL Productivity Improvements were defined as the sum of gross productivity and indirect procurement savings. Gross productivity savings were based on year over year savings in COGS that are directly related to a project, activity, or systemic improvement. Indirect procurement savings were based on annual savings in indirect spend (materials and services not related to cost of goods) resulting from negotiation, vendor changes, or other procurement influenced savings, excluding the impact of volume and overall spend levels. Maximum payout percentage was 125%.

(4)

Total SKU Reduction was defined as the reduction in the count of both active SKUs and SKUS which are obsolete but continue to carry inventory. Active SKU reduction was defined as the reduction in the count of active SKUs only. A count of total SKUs at the end of year 2019 was compared to a final count as of the end of 2020 to determine the reduction. SKU calculations excluded Technical Apparel SKUs, auxiliary SKUs for the Yankee Candle flagship store and Mapa Professional SKUs. Maximum payout percentage was 125%.

(5)	For Ms. Hurd, Writing and Baby results were weighted at 50% and 50%, respectively, in calculating Business Unit performance against the performance goals.

(6)

Under the Amended Bonus Program, if actual performance would result in a payout of less than 25% under any of the Second Half Corporate Financial Metrics or any of the Operations Goals, then the payout for such component would be deemed to be 0% for purposes of calculating final annual incentive award payout.

The maximum payout percentage for each of the Corporate Financial Metrics (in the aggregate) or any of the Operations Goals was reduced in the Amended Bonus Program from 200% to 125% of the portion of the target cash incentive opportunity weighted toward each of those sets of goals, respectively. If a performance goal is met at the target level, as determined by the Committee, the target amount is paid for that goal. Performance above the target results in payment of a higher percentage of salary up to the pre-established cap. Performance below the target results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if the minimum threshold is not met. The 2020 awards were also subject to further adjustment based on Business Unit performance levels as described above. The Committee (or independent directors, in the case of the CEO) also has the discretion to increase or decrease bonus payouts to named executive officers based on individual performance, quality of results or other factors they deem relevant.

Actual Payout Under Amended Bonus Program.

If the original Corporate Performance Goals and original performance targets under the Bonus Plan had remained in place, the 2020 bonus payout percentage would have been 165% for Messrs. Saligram, Peterson and Turner, given the strength of the Company’s ultimate performance, particularly over the second half of the year. Instead, due to the mid-year amendment, these named executive officers each realized lower aggregate bonus payout percentages of 115% under the Amended Bonus Program, as described more fully below.

Actual performance as compared to the targets for the original Corporate Performance Goals is shown in the table above titled “Bonus Plan Performance Targets.”

Actual payout percentages applicable to the named executive officers under the Amended Bonus Program, expressed as a percentage of target payout, are shown in the tables below:

2020 Corporate Payout Percentages

Named Executive Officer	Corporate Financial Performance Metrics Payout %	Operations Goals Payout %	Final Bonus Payout %

Ravichandra K. Saligram	112	125	115

Christopher H. Peterson	112	125	115

Bradford R. Turner	112	125	115

In 2020, actual performance on the Corporate Financial Performance Metrics resulted in a 112% payout for the 80% of the bonuses tied to these metrics for all named executive officers. For corporate participants, performance against the Operations Goals exceeded the maximum performance level, resulting in a 125% payout for this 20% component of their annual incentive opportunities. As a result, the total payout percentage under the Amended Bonus Program for Messrs. Saligram, Peterson and Turner was 115%.

2020 Business Unit Payout Percentages

NEO	Business Unit	Corporate Financial Performance Metrics Payout %	Operations Goals Payout %	Payout Calculation %	Multiplier Cap/ Adjustment %	Final Bonus Payout %

Kristine K. Malkoski	Food	112	125	115	10	125

David M. Hammer	Appliances & Cookware	112	125	115	10	125

Laurel M. Hurd	Baby	112	102	110	2	112

	Writing	112	118	113	-13	100

	Total:	—	—	—	—	106

For Ms. Malkoski and Mr. Hammer, their respective Business Unit performances against Operations Goals resulted in 125% payouts for each with respect to this 20% of component of their bonuses. This component, together with the 112% payout measured pursuant to the Corporate Financial Performance Metrics, yielded a 115% total payout calculation for each of these named executive officers. Since the actual performance of their respective Business Units relative to the applicable original 2020 Business Unit targets for operating income, core sales growth and operating cash flow would have resulted in a 200% payout in the case of Ms. Malkoski and a 181% payout in the case of Mr. Hammer, the Multiplier Adjustment mechanism applied to each of their bonus calculations. Therefore, the final bonus payout percentages for Ms. Malkoski and Mr. Hammer were adjusted to the maximum payout level of 125% each.

As Ms. Hurd was responsible for two Business Units, her payout was based on the average payout for the Baby and Writing Business Units. For Baby, performance relative to the Operations Goals resulted in 102% payout. This component, together with the 112% payout measured against the Corporate Financial Performance Metrics, yielded a 110% payout calculation. In addition, since Baby’s performance would have resulted in a 102% payout under the original Bonus Plan goals for Business Unit operating income, core sales growth and operating cash flow, the Multiplier Adjustment applied, bringing the final payout calculation for Baby to 112%. For Writing, performance relative to the Operations Goals resulted in a 118% payout. This component, together with the 112% payout measured against the Corporate Financial Performance Metrics, yielded a 113% total payout calculation. However, the performance of the Writing Business Unit, which was heavily impacted by school and office closures during 2020, would have been below the original Business Unit targets for a 100% payout, thus the Multiplier Cap was applied to the Writing Business Unit payout, limiting it to 100% under the Amended Bonus Program. As a result, Ms. Hurd’s combined final bonus payout percentage was 106%.

The table below shows actual bonus payouts for 2020 to the named executive officers and 2020 target payouts as a percentage of their earned base salaries.

Name	2020 Actual Bonus Payment	Target as % of Earned Base Salary	Actual Earned in 2020 as % of Target

Ravichandra K. Saligram	$2,415,000	150%	115%

Christopher Peterson*	$1,146,263	120%	115%

Bradford R. Turner	$805,000	100%	115%

Laurel M. Hurd	$515,775	75%	106%

Kristine K. Malkoski*	$403,125	60%	125%

David M. Hammer*	$261,938	55%	125%

* Actual payout is based on base salary actually earned in 2020.

Additional information appears in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the “2020 Grants of Plan-Based Awards” table.

Mr. Peterson’s target annual incentive award for 2020 was $1,002,000 based on 120% of his base salary. His target percentage increased from 100% to 120% of base salary in light of his promotion in February 2020.

Other than as described above, none of the named executive officers received target annual incentive percentage increases in 2020. There were no discretionary adjustments to any named executive officer’s bonus payout for 2020.

Ms. Malkoski joined the Company on February 17, 2020. Her annualized target incentive percentage for 2020 was calculated on a prorated basis. Her proration was achieved by applying the target annual incentive percentage to actual base earnings for the calendar year.

Mr. Hammer left the Company on September 30, 2020. He was paid a pro-rated bonus based on the amount of base salary actually earned in 2020.

Long-Term Incentive Compensation.

Long-term incentive awards granted pursuant to the Newell Rubbermaid Inc. 2013 Incentive Plan (as amended, the “2013 Incentive Plan”) are designed to motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. Under the annual LTIP, the Committee sets a target award value for RSUs and stock options to be granted to each executive based on the breadth of the executive’s responsibility, strategic importance of the position, competitive data and internal pay equity.

The CEO’s recommendation to the Committee for the other named executive officers may include an adjustment to the target LTIP opportunity based upon the CEO’s evaluation of the named executive officer’s performance or other factors deemed relevant by the Committee. Similarly, when setting the CEO’s equity compensation, the independent members of the Board determine the CEO’s LTIP grant value based upon the Board’s evaluation of the CEO’s performance and other relevant factors.

Each of the named executive officers received LTIP awards with a value equal to his or her annual target in 2020. In connection with her 2019 promotion to Segment President, Learning and Development, Ms. Hurd’s target LTIP percentage was increased from 100% to 175% of base salary for the 2020 LTIP grant. Pursuant to the CEO Offer Letter, Mr. Saligram’s 2020 target LTIP award value was set at $5,000,000.

2020 LTIP Awards.

The LTIP target values, PRSU grants and stock option awards for each of the named executive officers receiving LTIP awards in 2020 were as follows:

Name	LTIP Award Value at Target ($)	LTIP PRSUs	LTIP Stock Options

Mr. Saligram	$5,000,000	174,825	274,752

Mr. Peterson	$3,131,250	109,484	172,063

Mr. Turner	$1,750,000	61,188	96,163

Ms. Hurd	$1,137,500	39,772	62,506

Ms. Malkoski	$750,000	26,223	41,212

Mr. Hammer	$508,000	17,762	27,914

The Committee (or in the case of the Chief Executive Officer, the independent members of the Board) changed the mix of long-term incentive compensation in 2020 to include stock options as a new mechanism to link named executive officer compensation to Company performance. For each of the named executive officers, 70% of the 2020 LTIP grant was provided in PRSUs that generally vest on the third anniversary of the date of grant, subject to the Company’s free cash flow performance and core sales growth performance over a three year period, and 30% was provided in stock options that generally vest ratably in one-third increments on each of the first, second and third anniversaries of the date of the grant, subject to continuous employment, and expire on the tenth anniversary of the grant date. The exercise price per share of the stock options equals $20.02 (the closing price of a share of the Company’s common stock on the date of grant). The number of PRSUs granted was derived based on the closing price of the Company’s common stock on February 18, 2020 ($20.02), and the number of stock options was calculated in accordance with ASC 718.

The PRSUs awarded may vest from 0% to 200% depending upon achievement of equally weighted performance goals for free cash flow and annual core sales growth5. Free cash flow6 performance will be measured on a cumulative basis over a three-year performance period between January 1, 2020 and

5 “Annual core sales growth” is defined as the Company’s core sales growth performance, calculated on the same basis as core sales growth publicly reported by the Company, and excludes the impact of planned and completed divestitures, discontinued operations, acquisitions, retail store openings and closures, foreign currency exchange, and all other items excluded from publicly reported core sales growth.

6 For the purposes of the 2020 LTIP, “free cash flow” was defined as operating cash flow for the total Company, less capital expenditures, excluding: the impact of all cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a Business Unit or line of business; cash expenditures associated with the acquisition or divestiture of Business Units or lines of business; and other significant cash costs that have had or are likely to have a significant impact on free cash flow for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period, as determined by the Committee. Free cash flow includes disposal proceeds for ordinary course and restructuring related asset sales.

December 31, 2022. With respect to annual core sales growth, the total payout percentage applicable to the three-year performance period between January 1, 2020 and December 31, 2022 was initially set as the average of annual payout percentages over a three-year performance period.

As further described on the Current Report on Form 8-K filed with the SEC on August 12, 2020, the Committee subsequently amended the weighting of the payout percentages for annual core sales growth to be calculated on the following basis: 20% for 2020 and 40% for each of 2021 and 2022. The amendment was made in consideration of the unavoidable impact of the COVID-19 pandemic on the current year results, which impact was not foreseen at the time of grant. In making this amendment, the Committee assessed various criteria and determined that revising the percentage weighting was an appropriate way to more closely align the goals in light of the impact of the pandemic, to provide a continued incentive for performance and to support the continued retention of executives by offering a reasonable payout opportunity under the three-year awards.

Following the determination of the extent to which the Company has achieved its performance goals, a positive or negative adjustment to the payout will be made based upon a comparison of the Company’s TSR relative to a pre-determined set of comparator group companies listed above in the section titled “Compensation Survey Data,” as set forth in the 2020 LTIP Terms and Conditions (the “TSR Comparator Group”) for the three-year performance period. If the Company’s ranking is in the bottom quartile of the TSR Comparator Group (including the Company) at the end of the performance period, the payout percentage will be multiplied by 75% to determine the total payout percentage of the award, and the total payout percentage for the award will be no higher than target (100%), even if the calculation results in a higher payout. If the Company’s ranking is in the top quartile of the TSR Comparator Group (including the Company) at the end of the performance period, the payout percentage will be multiplied by 125%. For a ranking in the second or third quartile, no TSR-related adjustment will be made. The total payout percentage for the award will not exceed 200% of the target.

We do not disclose the specific, forward-looking financial goals that we established for PRSUs granted in 2020 (including Ms. Malkoski’s sign-on award described below) in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the named executive officers’ compensation for 2020 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the named executive officers under these awards. In setting the applicable target levels, the Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years, and how likely it will be for the Company to achieve the goals. We believe that (where applicable) the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our named executive officers, to achieve.

Prior Year LTIP Awards.

For PRSUs granted pursuant to the LTIP in 2018, the sole performance metric was relative TSR with respect to the applicable custom comparator group established by the Company, and the payout ranges from 200% (if the Company is first in the three-year relative TSR rank) to 0% (if the Company is last in the three-year relative TSR rank), with interpolation being used for relative TSR rankings between first and last. In addition, no payout would have been earned if the Company’s three-year relative TSR ranking fell in the bottom quartile of the applicable custom comparator group for the performance period. From 2016 to 2018, the Committee established performance metrics for PRSUs that were based 100% on relative TSR due to the complexities related to the 2016 acquisition and subsequent integration of Jarden, and related portfolio transformation, and establishing long term performance metrics for the combined enterprise.

The applicable custom comparator group for the 2018 LTIP Awards was as follows:

2018 Comparator Group

3M Company	General Mills
Avery Dennison Corporation	Henkel AG
Brother Industries	Kraft Heinz
The Clorox Company	Kimberly-Clark Corporation
Colgate-Palmolive Company	Mattel, Inc.
Dorel Industries Inc.	Mitsubishi Electric
Ecolab Inc.	Societe Bic SA
Electrolux AB	Tupperware Brands
Emerson Electric	VF Corporation
Estee Lauder	Whirlpool Corporation
Fortune Brands

The Company’s performance against the 2018 LTIP PRSU metric, as calculated under the LTIP for the performance period beginning in January 2018 and ending December 31, 2020, is summarized below:

2018 LTIP Performance Metrics

Performance Goals	Weight	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Actual Performance

Relative TSR Performance	100%	Ranking of 10th	>Bottom Quartile	Ranking of 1st	57%

Based on the Company’s relative TSR during the applicable performance period (16th out of 22 TSR comparators, including the Company), the PRSUs granted to Mr. Turner in 2018 vested at 57%. None of the other named executive officers received 2018 LTIP PRSU grants.

In 2019, to enhance focus on cash flow generation and working capital improvement, the Committee established metrics for the PRSUs that were based 50% on relative TSR (based on the payout ranges described above) and 50% on cumulative free cash flow7, over a three-year performance period, with payout ranging from 0 to 200% depending upon achievement of these equally weighted performance goals.

7 In 2019, for the purposes of the LTIP, the term “free cash flow” was defined as operating cash flow for the total Company, less capital expenditures, excluding: the impact of all cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a Business Unit or line of business; cash expenditures associated with the acquisition or divestiture of Business Units or lines of business; and other significant cash costs that have had or are likely to have a significant impact on free cash flow for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period, as determined by the Committee. Free cash flow includes disposal proceeds for ordinary course and restructuring related asset sales. Free cash flow targets for PRSUs under the 2019 LTIP were initially set in February 2019 (as disclosed on a Current Report on Form 8-K filed with the SEC on February 12, 2019) and, pursuant to the terms of the 2019 LTIP and the related RSU agreements, were subsequently adjusted to reflect changes relative to the assumed timing of the 2019 divestitures of the Company’s Rexair, Process Solutions and USPC businesses, as well as the Company’s decision to retain the Mapa/Spontex and Commercial businesses.

Holders of RSUs do not receive dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents will be accrued and paid only at the time and to the extent that the RSUs actually vest.

In addition to the annual grants under the LTIP, from time to time, RSUs and stock options may be granted to named executive officers in circumstances such as a promotion, new hire, or for retention purposes. Please see the subsection below titled “Ms. Malkoski’s Sign-On Award” and the section titled “Prior Year Special Awards” for further information.

Compensation Arrangements and Other Awards.

Mr. Saligram’s Compensation Arrangement.

In 2019, as inducement to join the Company and in connection with his appointment as President and CEO, Mr. Saligram and the Company entered into the compensation arrangement set forth in the CEO Offer Letter, pursuant to which Mr. Saligram was entitled to receive the following compensation and benefits:

●	An annual base salary of $1.4 million and target bonus opportunity of 150% of base salary (with a maximum bonus payout of 300% of annual base salary) under the Bonus Plan;

●	A cash sign-on bonus of $600,000, which was paid in 2019;

●

A sign-on stock option award covering 1,333,333 shares, that was granted on his start date with the Company and generally expires on the tenth anniversary of the grant date, subject to continued employment with the Company, and has an exercise price equal to the closing market price of the Company’s common stock on the grant date (the “Employment Transition Award”);

●

An annual LTIP award, commencing in 2020, with a target value of $5,000,000. His 2020 LTIP Award consisted of 70% PRSUs and 30% stock options. The target value of LTIP awards for years after 2020 will remain $5,000,000; however, the target value of actual grants may vary from this target based on Company performance and/or significant changes in the relevant market for compensation; and

●

Participation in the Company’s U.S. benefits program, the Company’s Supplemental Employee Savings Plan and its Flexible Perquisites Program, under which Mr. Saligram will receive an annual cash allowance of $36,000 per year that may be used for such items as car, insurance, automobile maintenance, income tax preparation services, estate planning services and financial planning services.

Vesting of the Employment Transition Award occurs ratably upon the eighteen month, two year and three year anniversaries of the grant date, subject to the attainment of a performance condition that, during any 30-day period between the date that is eighteen calendar months following the grant date and the third anniversary of the grant date of the Employment Transition Award, the average of the Company’s closing stock price must exceed 125% of the closing stock price on July 29, 2019. If the performance condition has not been satisfied as of any of the vesting dates, then the vesting of any portion of the Employment Transition Award otherwise scheduled for such vesting date will be deferred until the fifth business day following the date, if any, on which the performance condition has been satisfied. The Employment Transition Award also provides for vesting in the event of a termination of Mr. Saligram’s employment by the Company without Good Cause, or by Mr. Saligram for Good Reason, as such terms are defined in the Company’s 2013 Incentive Plan, in each case subject to attainment of the applicable performance condition

(with the performance condition, for this purpose only, measured as of any 30-day period falling between the grant date and the third anniversary of the grant date).

If Mr. Saligram retires from the Company, or is terminated involuntarily without Good Cause (as defined in the applicable award agreement) in either case after three years of continuous service with the Company, he will be entitled to receive (subject to his execution of a separation agreement and general release) (i) a partial pro-rated bonus under the Bonus Plan for the year of termination based upon the number of days worked in the year of termination, on the basis of actual corporate performance levels as determined by the Board; (ii) continued vesting of previously granted RSU and stock option awards (subject to the satisfaction of any applicable performance conditions); and (iii) a three year period following termination or vesting (whichever is later), not to exceed the remaining term of the option, during which his options will remain exercisable.

Mr. Saligram participates in the Newell Brands Executive Severance Plan (the “Severance Plan”) and is entitled to the severance benefits described therein. Pursuant to the terms of the CEO Offer Letter, Mr. Saligram’s participation in the Severance Plan will end after three years of continuous service with the Company (subject to a 90-day notice requirement for termination without cause thereafter) and his benefits thereunder will not be adversely affected by any amendment thereof within the first three years of his continuous service to the Company.

Mr. Peterson’s Offer Letter.

After Michael B. Polk’s departure on June 28, 2019, Mr. Peterson was appointed Interim CEO as the Board continued its search for a permanent CEO. In connection with his appointment as Interim CEO, Mr. Peterson and the Company entered into a compensation arrangement dated June 25, 2019 (the “Interim CEO Offer Letter”), as filed on a Current Report on Form 8-K filed with the SEC on June 26, 2019. The Interim CEO Offer Letter supplemented the compensation and benefits described in Mr. Peterson’s Compensation Arrangement, dated November 21, 2018, filed with the SEC with the Company’s 2018 Annual Report on Form 10-K on March 4, 2019 (the “2018 Compensation Arrangement”).

Under the Interim CEO Offer Letter, if Mr. Peterson would have terminated his employment during the time period between July 1, 2020 and August 31, 2020, upon at least sixty days written notice to the Company, he would have been entitled to receive (i) a pro-rated annual incentive payment under the Bonus Plan based upon eligible earnings for the amount of days worked in 2020, to be paid out by March 15, 2021 on the basis of actual corporate performance levels as determined by the Board; (ii) a pro-rata portion of previously granted RSU awards (other than the Interim Service Award described below) that would vest during the three year period after his termination (subject to the satisfaction of any applicable performance conditions), to ensure appropriate retention and compensation for the period worked; and (iii) a waiver of any repayment obligations under the Company’s Executive Relocation Program. Mr. Peterson had the option to extend the applicable time period and notice dates to terminate employment (described above) by an additional six months in each case, upon providing written notice prior to June 30, 2020, and Mr. Peterson exercised this option in 2020 to extend this benefit through year-end.

In December 2020, the Committee and Mr. Peterson amended the Interim CEO Offer Letter. The Amendment (the “Amendment” and, together with the Interim CEO Offer Letter and the 2018 Compensation Arrangement, the “Peterson Compensation Arrangement”) to the Interim CEO Offer Letter, as filed on Current Report on Form 8-K dated December 30, 2020, provides that if, upon at least sixty days written notice to the Company, Mr. Peterson voluntarily terminates his employment on a date that falls between March 2, 2022 and April 30, 2022, he will be entitled to receive (i) a 2021 bonus under the Bonus Plan, to be paid out by March 15, 2022 on the basis of actual corporate performance levels as determined by the Board;

(ii) vesting of a pro-rata portion of his PRSU awards granted in February 2020 (the “2020 Peterson RSU Award”) which would have otherwise vested after his termination date, as if he remained employed through the applicable vesting date (subject to the satisfaction of any applicable performance conditions); and (iii) a waiver of any repayment obligations under the Company’s Executive Relocation Program.

The portion of the 2020 Peterson RSU Award which shall be permitted to vest shall be calculated on a pro rata basis to reflect the number of days between the grant date and his termination date relative to the total number of days constituting the vesting period of such award. If he voluntarily terminates employment with the Company at any time, any unvested portion of all RSU or stock option awards other than the 2020 Peterson RSU Award shall be forfeited, unless provided otherwise in the applicable award agreement or his Employment Security Agreement

In order to receive the foregoing benefits, Mr. Peterson will be required to sign a reasonable separation agreement (including confidentiality, non-solicitation and non-competition obligations) in the form substantially similar to that required of similarly situated employees of the Company.

Ms. Malkoski’s Sign-On Award.

In connection with the commencement of her employment with the Company in February 2020, the Committee awarded Ms. Malkoski 20,000 PRSUs in February 2020. The award vests upon the third anniversary of the grant date if Ms. Malkoski remains in the continuous employment with the Company until such vesting date, and targets for each of the following performance criteria are satisfied:

●	Average annual core sales growth for the Food Business Unit (the “Food Business Unit”) for the three-year period ending December 31, 2022; and

●	Average annual direct operating margin increase for the Food Business Unit for the three-year period ending December 31, 2022.

Mr. Hammer’s Departure.

Mr. Hammer left the Company on September 30, 2020 as part of a leadership change in the Appliances & Cookware Business Unit. Pursuant to the terms of the Severance Plan and as reflected in his Separation Agreement, Mr. Hammer received the following:

●	a lump sum payment of $787,400 representing one year of pay at his 2020 base salary rate and his 2020 annual incentive award at a 100% payout level;

●	a payment for unused vacation time of $29,307;

●	reimbursement for outplacement services of approximately $25,000 plus $8,046 as a tax reimbursement payment thereon;

●	a payment of $2,658 for continuation of health and welfare benefits for him and his dependents for a specified period; and

●	a pro-rated portion of his actual 2020 earned annual bonus payment of $261,938 under the Amended Bonus Program.

All of Mr. Hammer’s vested and unvested stock options and all unvested RSUs or other equity awards were forfeited as of September 30, 2020, except those scheduled to vest in February 2021. For a detailed summary, please see the section titled “Outstanding Equity Awards at Fiscal Year End.” In exchange for the above referenced payments and benefits, Mr. Hammer agreed to a customary release and restrictive covenants.

Prior Year Special Awards.

In July 2020, Ms. Hurd and Messrs. Hammer and Turner received their final installments of $400,000, $400,000 and $350,000, respectively, of retention bonuses that were awarded to retain key functional and operational executives during a time of significant volatility and change in 2018.

Mr. Turner received a payout of 8,858 shares in May 2020 upon the vesting of the second tranche of PRSUs pursuant to a 2018 special RSU award with a grant date value of $700,000 based on the achievement of certain performance conditions. The third tranche for the remainder of the award is scheduled to vest in May 2021. To earn the second and third tranches of the award, Mr. Turner was required to oversee completion by December 31, 2019 of the Company’s previously announced divestiture program8. The Committee has concluded that this performance condition was achieved.

In connection with his recruitment as Chief Financial Officer in December 2018, the Committee approved a sign-on inducement award to Mr. Peterson of time-based RSUs with a value of $2.7 million based on the Company’s closing stock price on the date of grant. Half of the award vested in December 2019 and the other half vested on the second anniversary of the award date in December 2020.

Pursuant to the Peterson Compensation Arrangement and in connection with his prior service as interim Chief Executive Officer of the Company, in June 2019, Mr. Peterson received an award of PRSUs with a value of $1.75 million based on the closing price of the Company’s common stock on the date of grant (the “Interim Service Award”). In general, vesting of this award was subject to the Company’s generation of an adjusted operating cash flow9 of $675 million or more during the performance period commencing June 1, 2019 and ending June 30, 2020, as approved by the Board, and Mr. Peterson’s continued employment through each of the vesting dates. The Company generated adjusted operating cash flow, as defined in the Interim Service Award, during the performance period of $1.4 billion. As both of the vesting conditions were satisfied, 57% of the Interim Service Award vested on July 1, 2020 and the remaining 43% vested on December 31, 2020.

Grant Policies and Practices.

The Company’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board or the Committee in February of each year. The Company’s policy is that, except for new hires and certain promotions, all other equity awards to named executive officers will be made only at quarterly meetings of the Committee or the Board.

8 Any transaction abandoned or postponed by determination of the Board of the Company or the Chief Executive Officer, or any transaction subject to a definitive agreement, the closing of which has not yet occurred, shall be considered completed for purposes of the award.

9 “Adjusted operating cash flow” for purposes of the Interim Service Award was calculated in the same manner as under the corporate metrics for the Bonus Plan described above, except that under the Interim Service Award such calculation excludes the impact of cash tax savings resulting from a deduction under analysis by management as of the date of the Interim Service Award and the impact of any increase in inventory carrying costs resulting from U.S. tariffs first enacted after the date of the Interim Service Award.

Incentive Compensation Recoupment Policy.

Subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer after January 1, 2010 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, the executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover the individual executive’s bonus award or other incentive compensation paid or issued to the executive officer in excess of the amount that would have been paid or issued based on the restated financial results.

Stock Ownership Guidelines.

Certain executives and non-employee directors are expected to maintain ownership of Company stock equal to the following applicable market value:

Position	Ownership Requirement

President Chief Executive Officer	6 times annual salary

Chief Financial Officer and President, Business Operations Chief Legal & Administrative Officer	3 times annual salary

Segment President Chief Human Resources Officer Chief Customer Officer Chief Marketing/Digital Officer Business Unit CEOs with revenue over $500 million	1.5 times annual salary

Non-Employee Directors (including Chairperson of the Board)	5 times annual cash retainer

Until the ownership level is met, executives are required to retain 75% of the net after-tax shares received from stock option exercises and the vesting of RSUs. Non-employee directors are generally not permitted to sell any of their shares of Company stock received pursuant to annual equity awards granted from and after May 7, 2019 until the end of their Board service. All shares held directly or beneficially, including time-based RSUs, PRSUs for which all performance criteria have been satisfied but have not yet vested due to time-based vesting requirements, shares of Company stock allocated to executives’ accounts under the Newell Brands Employee Savings Plan (the “401(k) Plan”), and deemed investments in Company stock available to non-employee directors under the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (the “2008 Plan”), count toward attainment of these targets. Unexercised stock options and other unvested PRSUs are not counted.

Retirement Compensation.

The Company provides its eligible executives with retirement benefits that are supplemental to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. Depending on his or her employment date and participation eligibility date with the Company, these supplemental executive retirement benefits may also apply to named executive officers.

See the section below titled “2020 Nonqualified Deferred Compensation” for a more detailed discussion of the supplemental retirement benefits to which certain named executive officers are entitled.

In November 2017, upon recommendation of the Committee, the Newell Brands Supplemental Employee Savings Plan (the “Supplemental ESP”) was adopted, effective January 1, 2018. The Supplemental ESP was adopted in connection with an overall harmonization of U.S. benefit plans at the Company. The Supplemental ESP is a nonqualified deferred compensation plan that is available to a select group of management and highly compensated employees of the Company and certain of its subsidiaries. The Supplemental ESP is designed to allow for deferrals that are in addition to those available to employees under the 401(k) Plan because of compensation limits under that plan.

Other Compensation.

Executive officers are provided other benefits as part of the Company’s executive compensation program which the Committee believes are in line with competitive practices. See the “All Other Compensation” column of the “2020 Summary Compensation Table” and the related footnotes and narrative discussion.

Benefits for the named executive officers include:

●

Participation in the Flexible Perquisites Program, which provides a monthly cash stipend that can be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites;

●	Company contributions to the 401(k) Plan;

●	payment of life and long-term disability insurance premiums;

●	annual health examinations encouraged by the Company; and

●

assistance for a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, purchase of the executive’s home at an appraised value if not sold within a certain period, payment up to $50,000 for a loss on sale, a bonus for an early sale of the executive’s home and tax assistance on certain taxable reimbursed expenses.

The Company maintains one corporate aircraft, for business travel. The President and CEO and other named executive officers may only use the corporate aircraft for personal travel on an exceptional basis.

Termination Benefits.

Each of the named executive officers is entitled to severance benefits following certain terminations of employment pursuant to their employment terms, the Severance Plan and/or the terms of their 2018, 2019, and 2020 RSU agreements and their Stock Option Agreements, as applicable. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment—No Change in Control” for a discussion of these terms.

The Company believes that appropriate severance benefits are important to attracting and retaining talented executives. The Company also believes that the termination protections afforded under the 2018, 2019, and 2020 RSU agreements, certain individual RSU agreements and Stock Option Agreements are appropriate given that the agreements provide that the executive will be subject to confidentiality obligations and non-solicitation, non-competition and non-disparagement restrictive covenants following any termination of employment.

The Company believes that, in the event of an extraordinary corporate transaction, the Severance Plan and the ESAs (as defined below), as applicable, could prove crucial to the Company’s ability to retain top management through the transaction process. In addition, the Company believes that the benefits provided under the ESAs and the Severance Plan represent fair and appropriate consideration for the agreement of the named executive officers to the restrictive covenants in the ESAs or required under the Severance Plan that prohibit them from competing with the Company and from soliciting Company employees following a termination of employment. The benefits provided under the ESAs and the Severance Plan were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in the Company’s custom comparator group.

Neither the ESAs nor the Severance Plan contains tax gross up provisions. Rather, payments and benefits payable to the executive will be reduced to the extent necessary if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

Newell Brands Executive Severance Plan.

To harmonize severance benefits offered to current and future executives, the Committee recommended and the Board approved the adoption in July 2019 of the Severance Plan. It was adopted to provide severance pay, medical benefits and certain other benefits to eligible Company Executives (as defined in the Severance Plan) when their employment terminates under certain circumstances.

Messrs. Saligram and Turner and Mses. Hurd and Malkoski are participants in the Severance Plan. Prior to his departure, Mr. Hammer was also a participant in the Severance Plan. Mr. Peterson does not currently participate in the Severance Plan.

In order for the other named executive officers to participate in the Severance Plan, the executive must waive any rights to severance payments and other severance benefits under his or her employment security agreement (each an “ESA” or collectively, “ESAs”) or other written agreement between such executive and the Company in effect as of the effective date of participation in the Severance Plan (other than any provisions thereof that apply to the executive’s awards with respect to the securities of the Company granted prior to the effective date of the executive’s participation in the Severance Plan). Both Mr. Turner and Ms. Hurd waived their rights under previously existing ESAs and other applicable arrangements and began participating in the Severance Plan in 2020, while Mr. Saligram and Ms. Malkoski were not parties to a prior ESA or other severance agreement.

The Severance Plan provides for benefits upon either of two types of employment termination involving a participating executive (an “Executive”): (i) an involuntary termination of the Executive’s employment by the Company without Good Cause (as defined in the Severance Plan); or (ii) a voluntary termination of employment for Good Reason (as defined in the Severance Plan. Under the Severance Plan, Good Cause exists if the Executive in the performance of his or her duties engages in misconduct that causes material harm to the Company, materially breaches the Company’s Code of Conduct or is convicted of a criminal violation involving fraud or dishonesty. Generally, Good Reason exists under the Severance

Plan if there is a material adverse change in the nature or the scope of the Executive’s authority, duties, rate of pay or incentive or retirement benefits; the Executive is required to report to an officer with a materially lesser position or title; the Company relocates the Executive by 50 miles or more; or the Company materially breaches the provisions of the Severance Plan. However, Good Reason will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

In the event of termination in the absence of a Change in Control, at any time by the Company other than for Good Cause or by the Executive for Good Reason, as those terms are defined in the Severance Plan, Executives are eligible to receive the following pay and benefits:

●

Severance pay equal to two times the sum of the base salary and target annual cash bonus for the CEO and equal to one times the sum of the base salary and target annual cash bonus for non-CEO Executives;

●	A pro rata annual cash bonus based on actual corporate results, subject to adjustments that may be applied generally;

●

Vesting of a pro-rata portion of time-based equity and long-term incentive awards that were granted on or after the Executive’s participation in the Severance Plan and would have otherwise vested during the three-year period after termination, with settlement in accordance with the original schedule and vesting of performance-based equity and long-term incentive awards subject to the level of achievement of performance goals, in each case subject to any more favorable provisions in an offer letter or grant agreement;

●

Vesting of a pro-rata portion of option awards that were granted on or after the Executive’s participation in the Severance Plan and would have otherwise vested during the three-year period after termination, and exercisability of vested options for up to one year after termination, subject to any more favorable provisions in an offer letter or grant agreement;

●	Up to 2 years for the CEO and 1 year for non-CEO Executives of medical and dental benefits at active employee premium rates that terminates upon eligibility for coverage under certain other plans; and

●	Twelve months of outplacement benefits.

For purposes of the Severance Plan, a Change in Control generally means: (i) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (ii) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (iii) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (iv) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board. Under the Severance Plan, in the event of a Change in Control, Executives are eligible to receive the following pay and benefits if their employment is terminated by the Company other than for Good Cause or by the Executive for Good Reason, on or within 24 months after a Change in Control:

●	Severance pay equal to two times the sum of their base salary and target annual cash bonus;

●	A pro rata annual cash bonus based on attainment of targeted results at a target payout level;

●

Full vesting of equity and long-term incentive awards that were granted on or after the Executive’s participation in the Severance Plan, with performance metrics deemed satisfied at target payout level for uncompleted performance periods;

●	A period of 3 years or the remaining term under an Executive’s option agreement to exercise options that were granted on or after the Executive’s participation in the Severance Plan;

●	Up to 2 years of medical, vision and dental benefits at active employee premium rates which terminate upon eligibility for coverage under certain other plans;

●

100% vesting of benefits under the Newell Brands Supplemental Employee Savings Plan and the 2008 Plan and payment to Executives of a lump sum equal to the sum of any unvested amounts accrued or credited under qualified defined contribution plans as of the date of termination; and

●	Twelve months of outplacement benefits.

In order to receive benefits under the Severance Plan, participating Executives will be required to sign restrictive covenants, including non-competition for a period of up to two years, and a release of claims. The Company may recover payments previously paid in the event an Executive breaches restrictive covenants. No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the Severance Plan. Instead, the Severance Plan provides for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

Employment Security Agreements.

The Company still has an ESA with Mr. Peterson. The ESA provides severance benefits following certain terminations of employment occurring within two years of a Change in Control (as defined in the ESA) of the Company. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment Following a Change in Control—Employment Security Agreements” below for a discussion of the terms of the ESA.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)(5)	Total ($)

Ravichandra K. Saligram(1), President and Chief Executive Officer	2020 2019	1,400,000 344,697	— 1,875,000	4,222,024 —	1,500,146 5,235,554	2,415,000 87,898	— —	267,330 70,713	9,804,500 7,613,862

Christopher H. Peterson, Chief Financial Officer and President, Business Operations	2020 2019 2018	830,625 1,100,000 66,667	— — —	2,644,039 4,824,058 2,699,986	939,464 — —	1,146,263 1,462,500 —	— — —	619,484 339,264 2,902	6,179,875 7,725,822 2,769,555

Bradford R. Turner, Chief Legal and Administrative Officer and Corporate Secretary	2020 2019 2018	700,000 700,000 700,000	350,000 350,000 500,000	1,477,690 1,627,632 3,028,841	525,050 — —	805,000 819,000 525,000	— — 206	906,904 320,076 162,721	4,764,644 3,816,708 4,916,768

Laurel M. Hurd, Segment President, Learning & Development	2020 2019	650,000 573,958	400,000 425,000	960,494 665,968	341,283 —	515,775 475,989	— —	119,125 133,684	2,986,677 2,274,599

Kristine K. Malkoski Business Unit CEO - Food	2020	537,500	—	969,685	225,018	403,125	—	96,307	2,231,635

David M. Hammer Business Unit CEO – Appliances and Cookware	2020	381,000	400,000	428,952	152,410	261,938	—	911,917	2,536,217

(1)

Amounts in the “All Other Compensation” and “Total” columns for Mr. Saligram for 2019 reflect a correction to include $44,360 for a Company reimbursement of legal fees incurred in connection with review and negotiation of the CEO Offer Letter, which amount was inadvertently omitted in the Company’s 2020 proxy statement. The amount reported in the “Option Awards” column for 2019 for Mr. Saligram was inadvertently reported in the “Stock Awards” column in our 2020 proxy statement but has been corrected for purposes of this 2020 Summary Compensation Table.

(2)

Bonus Amounts. This column reflects the final installments of $350,000, $400,000 and $400,000 paid in 2020 to Messrs. Turner and Hammer and Ms. Hurd, respectively, under two year retention awards that were subject to certain conditions, including but not limited to continued employment with the Company between 2018 and 2020.

(3)

Stock Awards. This column shows the grant date fair value of awards of RSUs granted to the named executive officers calculated in accordance with ASC 718. In February 2020, PRSUs were awarded under the LTIP in the following target amounts: Mr. Saligram, 174,825 PRSUs, Mr. Peterson, 109,484 PRSUs, Mr. Turner, 61,188 PRSUs, Ms. Hurd, 39,772 PRSUs, Ms. Malkoski, 26,223 PRSUs and Mr. Hammer, 17,762 PRSUs. Also, in connection with joining the Company, Ms. Malkoski received a sign-on award of 20,000 PRSUs with a grant date fair value of $336,400. Her grant date fair value is based on the closing price of the stock on the date on which the performance conditions were established. The values reported in this column include the following amounts representing the increase in fair value associated with the adjustment of LTIP awards pursuant to the amendment of the LTIP on August 6, 2020: Mr. Saligram, $321,678, Mr. Peterson, $201,451, Mr. Turner, $112,586, Ms. Hurd, $73,180, Ms. Malkoski, $48,250 and Mr. Hammer,

$32,682. Please see the section “Compensation Discussion and Analysis” for further information on the LTIP amendment and Ms. Malkoski’s sign-on grant. See the Share-Based Compensation footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for an explanation of the assumptions made by the Company in the valuation of some of the awards shown in this column. Details regarding 2020 restricted stock awards can be found below in the table “2020 Grants of Plan-Based Awards.” Additional information regarding the stock awards that were still outstanding as of December 31, 2020 can be found in the table “Outstanding Equity Awards At 2020 Fiscal Year-End.”

(4)

Option Awards. This column shows the grant date fair value of the stock options granted to the named executive officers calculated in accordance with ASC 718. In February 2020, stock options were granted under the LTIP to the named executive officers in the following amounts: Mr. Saligram, 274,752 stock options, Mr. Peterson, 172,063 stock options, Mr. Turner, 96,163 stock options, Ms. Hurd, 62,056 stock options, Ms. Malkoski, 41,212 stock options and Mr. Hammer, 27,914 stock options. The exercise price per share of the 2020 grants was $20.02. See the Share-Based Compensation footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for an explanation of the assumptions made by the Company in the valuation of the awards shown in this column. Details regarding 2020 option awards can be found below in the table “2020 Grants of Plan-Based Awards.” Additional information regarding the stock option awards that were still outstanding as of December 31, 2020 can be found below in the table “Outstanding Equity Awards At 2020 Fiscal Year-End.”

Salary. The “Salary” column of the “2020 Summary Compensation Table” shows the salaries earned in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally approved in February of that year or in connection with the named executive officer’s promotion.

Bonus. The “Bonus” column of the “2020 Summary Compensation Table” shows guaranteed minimum bonuses and retention bonuses and similar one-time, lump-sum payments to the named executive officers paid during the year which are separate from Non-Equity Incentive Plan Compensation.

Stock Awards and Option Awards. The amounts in the “Stock Awards” and “Option Awards” columns of the “2020 Summary Compensation Table” consist of the grant date fair value of awards of RSUs and stock options calculated in accordance with ASC 718 for each named executive officer. The grant date fair values of PRSU and stock option awards under the LTIP are based on the probability of outcomes possible under each award and the shares the recipient would receive under each of the outcomes. Assuming maximum performance with respect to the applicable performance objectives, the value of the PRSUs at the grant date would have been as follows: Mr. Saligram, $8,444,048; Mr. Peterson, $5,288,078; Mr. Turner, $2,955,380; Ms. Hurd, $1,920,988; Ms. Malkoski’s LTIP PRSUs, $1,266,570; Ms. Malkoski’s Sign-On Award of PRSUs, $336,400; and Mr. Hammer, $857,904.

Non-Equity Incentive Plan Compensation. The “Non-Equity Incentive Plan Compensation” column of the “2020 Summary Compensation Table” shows the cash incentive payouts earned by each of the named executive officers under the Amended Bonus Program. The Company pays all of these amounts, if any, in the month of March following the year in which they are earned. Incentive payments made in 2020 under the Amended Bonus Program were earned at 115% of target for Messrs. Saligram, Peterson and Turner, 106% of target for Ms. Hurd, and 125% of target for Ms. Malkoski and Mr. Hammer. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation Discussion and Analysis—Key Elements of Executive Compensation—”Annual Incentive Compensation” and below in the footnotes to the “2020 Grants of Plan-Based Awards” table.

Information regarding the amount of salary and bonus received in proportion to total compensation appears above in the CD&A, under the caption “Compensation Discussion and Analysis—Mix of Pay.”

(5)	All Other Compensation. The “All Other Compensation” column of the “2020 Summary Compensation Table” reflects the following amounts for each named executive officer in 2020:

Name	Other Benefits ($)(1)	401(k) Plan ($)(2)	Supple- mental ESP ($)(3)	Insurance Premiums ($)(4)	Severance Related Compensa- tion ($)(5)	RSU Dividend Equivalents on Vested Awards ($)(6)	Total ($)

Ravichandra K. Saligram	36,000	17,100	211,800	2,430	—	—	267,330

Christopher H. Peterson	260,638	17,100	101,513	2,430	—	237,803	619,484

Bradford R. Turner	777,162	17,100	71,730	2,430	—	38,482	906,904

Laurel M. Hurd	21,638	17,100	52,847	2,430	—	25,110	119,125

Kristine K. Malkoski	77,519	17,100	—	1,688	—	—	96,307

David M. Hammer	21,747	17,100	—	1,640	844,365	27,065	911,917

(1)

Other Benefits. The amounts in this column include (a) cash stipends under our Flexible Benefits Perquisites Program of $36,000 for Mr. Saligram; $21,638 for Messrs. Peterson and Turner and Ms. Hurd, respectively; $18,933 for Ms. Malkoski; and $13,701 for Mr. Hammer, (b) all amounts paid by the Company for annual health examinations for the named executive officers, which are permitted pursuant to Company policy and were utilized by Messrs. Peterson and Turner, (c) a tax reimbursement payment to Mr. Hammer of $8,046 on the value of outplacement services he received upon his separation from the Company, and (d) relocation related benefits of $159,508 for Mr. Peterson and $58,586 for Ms. Malkoski, respectively (in connection with their relocations to Atlanta, Georgia, the site of the Company’s headquarters), which include tax reimbursement payments of $70,972 for Mr. Peterson and $18,429 for Ms. Malkoski, respectively.

In accordance with the executive relocation policy, the Company purchased each of Messrs. Peterson’s and Turner’s homes at a price based on the average of multiple independent appraisals and resold them in 2020. As described in “CD&A—Other Compensation,” in connection with purchases and resales of the homes of executives, the Company incurs certain expenses and makes certain payments that are reported as all other compensation, per SEC rules. For Mr. Peterson, the Company incurred $76,421 in expenses and payments pursuant to the Company’s executive relocation policy. For Mr. Turner, due in part to deteriorating market conditions, the Company incurred a total of $752,838 in losses and expenses related to resale of the home.

(2)	401(k) Plan. This column shows the amount of all Company Matching Contributions made for 2020 under the 401(k) Plan on behalf of each named executive officer.

(3)

Supplemental ESP. This column shows the employer matching contributions for 2020 (exclusive of employee deferrals) which were credited to each named executive officer’s Supplemental ESP account for 2020, as described below under “Deferred Compensation Plans—Supplemental ESP.”

(4)

Insurance Premiums. This column shows all amounts paid by the Company on behalf of each named executive officer in 2020 for life insurance premiums: Mr. Saligram, $1,080; Mr. Peterson, $1,080; Mr. Turner, $1,080; Ms. Hurd, $1,080; Ms. Malkoski, $900; and Mr. Hammer, $729; and (b) long-term disability insurance premiums: Mr. Saligram, $1,350; Mr. Peterson, $1,350; Mr. Turner, $1,350; Ms. Hurd, $1,350; Ms. Malkoski, $788; and Mr. Hammer, $911.

(5)

Severance Related Compensation. In connection with Mr. Hammer’s separation from the Company, he received, among other things: (1) a lump sum payment of $508,000 representing one year of pay at his 2020 salary rate; and (2) a lump sum payment equal to $279,400 representing his 2020 bonus at a 100% payout level; (3) a payment of $29,307 for unused vacation time; (4) $25,000 in lieu of executive outplacement services for which taxes were reimbursed as described above; and (5) $2,658 for continuation of health and welfare coverage. He also received a pro-rata payout of his 2020 annual incentive award based on actual performance against the applicable goals under the Amended Bonus Program, which amount is set forth in the “Non-Equity Incentive Plan Compensation” column of the “2020 Summary Compensation Table.”

(6)	RSU Dividend Equivalents on Vested Awards. This column shows all dividend equivalents paid to each named executive officer on RSUs which vested in 2020.

2020 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Thresh- old ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh- old (#)	Target (#)	Maxi- mum (#)

Ravichandra K. Saligram	—	—	2,100,000	2,625,000	—	—	—	—	—	—
	2/18/2020	—	—	—	—	174,825	349,650	—	—	3,900,346
	2/18/2020	—	—	—	—	—	—	274,752	$20.02	1,500,146
(8)	8/6/2020	—	—	—	—	—	—	—	—	321,678
Christopher H. Peterson	—	—	996,750	1,245,938	—	—	—	—	—	—
	2/18/2020	—	—	—	—	109,484	218,968	—	—	2,442,588
	2/18/2020	—	—	—	—	—	—	172,063	$20.02	939,464
(8)	8/6/2020	—	—	—	—	—	—	—	—	201,451
Bradford R. Turner	—	—	700,000	875,000	—	—	—	—	—	—
	2/18/2020	—	—	—	—	61,188	122,376	—	—	1,365,104
	2/18/2020	—	—	—	—	—	—	96,163	$20.02	525,050
(8)	8/6/2020	—	—	—	—	—	—	—	—	112,586
Laurel M. Hurd	—	—	487,500	609,375	—	—	—	—	—	—
	2/18/2020	—	—	—	—	39,772	79,544	—	—	887,314
	2/18/2020	—	—	—	—	—	—	62,506	$20.02	341,283
(8)	8/6/2020	—	—	—	—	—	—	—	—	73,180
Kristine K. Malkoski	—	—	322,500	403,125	—	—	—	—	—	—
	2/18/2020	—	—	—	—	26,223	52,446	—	—	585,035
	2/18/2020	—	—	—	—	—	—	41,212	$20.02	225,018
	2/18/2020	—	—	—	—	20,000	—	—	—	336,400
(8)	8/6/2020	—	—	—	—	—	—	—	—	48,250
David M. Hammer	—	—	209,550	261,938	—	—	—	—	—	—
	2/18/2020	—	—	—	—	17,762	35,524	—	—	396,270
	2/18/2020	—	—	—	—	—	—	27,914	$20.02	152,410
(8)	8/6/2020	—	—	—	—	—	—	—	—	32,682

(1)

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under the Bonus Plan could be earned based on performance in 2020. Bonuses under the Amended Bonus Program were earned at 115% of target for Messrs. Saligram, Peterson and Turner, 106% of target for Ms. Hurd, and 125% of target for Ms. Malkoski and Mr. Hammer. Target amounts are based on base salary actually earned in 2020.

(2)

Estimated Future Payouts Under Equity Incentive Plan Awards. This column includes the number of PRSUs granted in 2020 to the named executive officers under the LTIP and Ms. Malkoski’s Sign-On Award. The target number of shares shown in the table reflects the number of shares that will be earned if, for the PRSUs granted in February 2020, the three-year total performance conditions are met at the target level. Actual shares, if any, will be paid in February 2023 and, other than for Ms. Malkoski’s Sign-On Award of 20,000 PRSUs, may range from 0% to 200% of the target.

(3)

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—Threshold Payout. Pursuant to the Bonus Plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. As a result, no payment is to be made under the Amended Bonus Program until a minimum performance level for a performance goal, or threshold, is exceeded, and performance above such level will result in a payment, depending upon the level at which the goal was attained. For an explanation of the potential payouts under the Amended Bonus Program with respect to 2020 performance, see the section titled “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Annual Incentive Compensation.”

(4)

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—Target Payout. Under the Bonus Plan, the amounts shown in this column represent: (i) for Mr. Saligram, 150% of full year salary earned; (ii) for Mr. Peterson, 120% of full year salary earned; (iii) for Mr. Turner, 100% of full year salary earned; (iv) for Ms. Hurd, 75% of full year salary earned; (vi) for Ms. Malkoski, 60% of full year salary earned; and (vii) for Mr. Hammer, 55% of full year salary earned.

(5)

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—Maximum Payout. The amounts shown in these columns represent the opportunities under the Amended Bonus Program, reflecting a reduction in maximum payout opportunity from 200% under the original design of the 2020 annual incentive program to 125% under the Amended Bonus Program, as discussed in the “Compensation Discussion and Analysis.”

(6)

All Other Option Awards: Number of Securities Underlying Options. This column shows the number of shares of common stock underlying stock options awarded in 2020 to the named executive officers under the LTIP.

(7)

Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value of awards of PRSUs and stock options granted to the named executive officers, computed based in accordance with ASC 718 based on the target number of PRSUs and stock options awarded. Ms. Malkoski received a PRSU award in connection with joining the Company with a grant date fair value of $336,400, based on the closing price of the stock on the date on which the performance conditions were established. See the Share Based Compensation Footnote to Consolidated Financial Statements included in the Company’s 2020 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing the grants of these awards.

(8)	Material Modification of PRSU Awards. Represents the incremental increase in fair value of the named executive officer’s February 2020 PRSU award as of the August 6, 2020 modification date.

For information regarding the amount of salary and bonus compensation in relation to the total compensation of our named executive officers, as well as the individual agreements in effect with our named executive officers, see the CD&A.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(1)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Ravichandra K. Saligram(4)	—	274,752	—	$20.02	2/18/2030	—	—	—	—

	—	—	—	—	—	—	—	174,825	$3,711,535

	—	—	1,333,333	$17.79	10/2/2029	—	—	—	—

Christopher H. Peterson (5)	—	172,063	—	$20.02	2/18/2030	—	—	—	—

	—	—	—	—	—	—	—	109,484	$2,324,345

	—	—	—	—	—	—	—	176,366	$3,744,250

Bradford R. Turner(6)	—	96,163	—	$20.02	2/18/2030	—	—	—	—

	—	—	—	—	—	—	—	61,188	$1,299,021

	—	—	—	—	—	18,812	$399,379	—	—

	—	—	—	—	—	—	—	65,843	$1,397,847

	—	—	—	—	—	8,859	$188,077	—	—

	—	—	—	—	—	7,353	$156,104	—	—

	—	—	—	—	—	—	—	51,470	$1,092,708

Laurel M. Hurd(7)	—	62,506	—	$20.02	2/18/2030	—	—	—	—

	—	—	—	—	—	—	—	39,772	$844,360

	—	—	—	—	—	10,288	$218,414	—	—

	—	—	—	—	—	—	—	23,148	$491,432

	—	—	—	—	—	6,863	$145,701	—	—

Kristine K. Malkoski(8)	—	41,212	—	$20.02	2/18/2030	—	—	—	—

	—	—	—	—	—	—	—	20,000	$424,600

	—	—	—	—	—	—	—	26,223	$556,714

David M. Hammer(9)	—	9,304	—	$20.02	2/18/2030	—	—	—	—

	—	—	—	—	—	4,037	$85,706	—	—

	—	—	—	—	—	6,311	$133,983	—	—

(1)

Number of Shares or Units of Stock That Have Not Vested. Represents all time-based RSU awards (including PRSUs for which all performance conditions have been satisfied) held by the named executive officer as of December 31, 2020.

(2)

Market Value of Shares or Units of Stock That Have Not Vested. Represents the value of the number of shares of common stock covered by the time-based RSU awards (including PRSUs for which all performance conditions have been satisfied) valued using $21.23 (the closing market price of the Company’s common stock on December 31, 2020).

(3)

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. Represents the value of the number of shares of common stock covered by the PRSU awards using $21.23 (the closing market price of the Company’s common stock on December 31, 2020). The value provided assumes the PRSU awards pay out at target and any stock price targets or other performance criteria are achieved. The PRSU awards vest following the end of the applicable performance cycle if certain performance goals are attained and, generally, if the executive remains employed by the Company. The actual number of shares issued or cash paid upon settlement will depend on the extent to which the performance goals are attained or exceeded. Based on the Company’s TSR relative to the applicable custom comparator group through the applicable performance period, ending December 31, 2020, 57% of the PRSUs granted pursuant to the 2018 LTIP vested.

(4)

Vesting Dates—Saligram. Mr. Saligram was granted 1,333,333 stock options on October 2, 2019 pursuant to the CEO Offer Letter. In reference to the Employee Transition Award in Mr. Saligram’s offer letter, the options will expire on the tenth anniversary of the grant date, assuming continued employment with the Company, and the exercise price per share ($17.79) of the stock options was equal to the closing price of a share of the Company’s common stock on the date of grant. One-third of the award (rounded down to the nearest whole share) will vest on the date that is eighteen months after the grant date (April 2, 2021), the next one-third will vest on the second anniversary of the grant date (October 2, 2021), and the last one-third will vest on the third anniversary of the grant date (October 1, 2022). The vesting and exercise of the award are subject to continued employment and the attainment of a specific stock price threshold following 18 months after Mr. Saligram’s commencement of employment. If the performance condition has not been satisfied as of any of the vesting dates, then the vesting of any portion of the Employment Transition Award otherwise scheduled for such vesting date will be deferred until the fifth business day following the date, if any, on which the performance condition has been satisfied. Mr. Saligram was granted 274,752 stock options on February 18, 2020, and the exercise price per share ($20.02) of the stock options was equal to the closing price of a share of the Company’s common stock on the date of grant. The option award vests in three tranches as follows: February 18, 2021 (91,584 options); February 18, 2022 (91,584 options); and February 18, 2023 (91,584 options). The vesting date of his PRSU award is: February 18, 2023 (174,825 PRSUs).

(5)

Vesting Dates—Peterson. Mr. Peterson was granted 172,063 stock options on February 18, 2020, and the exercise price per share ($20.02) of the stock options was equal to the closing price of a share of the Company’s common stock on the date of grant. The option award vests in three tranches as follows: February 18, 2021 (57,354 options); February 18, 2022 (57,354 options); and February 18, 2023 (57,355 options). The vesting date of his PRSU awards are as follows: February 19, 2022 (176,366 PRSUs) and February 18, 2023 (109,484 PRSUs).

(6)

Vesting Dates—Turner. Mr. Turner was granted 96,163 stock options on February 18, 2020, and the exercise price per share ($20.02) of the stock options was equal to the closing price of a share of the Company’s common stock on the date of grant. The option award vests in three tranches as follows: February 18, 2021 (32,054 options); February 18, 2022 (32,054 options); and February 18, 2023

(32,055 options). The vesting dates of the time-based RSU awards are as follows: February 14, 2021 (7,353 RSUs); February 19, 2021 (9,406 RSUs); February 19, 2022 (9,406 RSUs). The remaining vesting date of the special RSU award made in May 2018 is as follows: May 15, 2021 (8,859 RSUs). The vesting dates of his PRSU awards are as follows: February 14, 2021 (51,470 PRSUs); February 19, 2022 (65,843 PRSUs); and February 18, 2023 (61,188 PRSUs).

(7)

Vesting Dates—Hurd. Ms. Hurd was granted 62,506 stock options on February 18, 2020, and the exercise price per share ($20.02) of the stock options was equal to the closing price of a share of the Company’s common stock on the date of grant. The option award vests in three tranches as follows: February 18, 2021 (20,835 options); February 18, 2022 (20,835 options); and February 18, 2023 (20,836 options). The vesting dates of her time-based RSU awards are as follows: February 19, 2021 (5,144 RSUs); February 19, 2022 (5,144 RSUs); and February 14, 2021 (6,863 RSUs) The vesting dates of her PRSU awards are as follows: February 19, 2022 (23,148 PRSUs) and February 18, 2023 (39,772 PRSUs).

(8)

Vesting Dates—Malkoski. Ms. Malkoski was granted 41,212 stock options on February 18, 2020, and the exercise price per share ($20.02) of the stock options was equal to the closing price of a share of the Company’s common stock on the date of grant. The option award vests in three tranches as follows: February 18, 2021 (13,737 options); February 18, 2022 (13,737 options); and February 18, 2023 (13,738 options). The vesting dates of her PRSU awards are as follows: February 18, 2023 (26,223 PRSUs) and February 18, 2023 (20,000 PRSUs).

(9)

Vesting Dates—Hammer. Mr. Hammer was granted 27,914 stock options on February 18, 2020, and the exercise price per share ($20.02) of the stock options was equal to the closing price of a share of the Company’s common stock on the date of grant. In connection with his departure from the Company, all of Mr. Hammer’s vested and non-vested stock options and all non-vested RSUs or other equity awards were forfeited as of September 30, 2020, except for those RSU and stock option grants that were scheduled to vest in February 2021. Mr. Hammer’s remaining 9,304 options vested on February 18, 2021. His remaining time-based RSU awards vest as follows: February 14, 2021 (6,311 RSUs) and February 19, 2021 (4,037 RSUs).

2020 Option Exercises and Stock Vested

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

Ravichandra K. Saligram	—	—
Christopher H. Peterson	175,537	$3,628,604
Bradford R. Turner	25,617	$477,095
Laurel M. Hurd	14,856	$322,573
Kristine K. Malkoski	—	—
David M. Hammer	14,663	$320,811

(1)

Value Realized on Vesting. Represents the value of vested shares of RSUs using the closing market price of the Company’s common stock on the relevant vesting date and includes the following cash payments for dividend equivalents paid with respect to RSUs: Mr. Peterson, $237,803; Mr. Turner, $38,482; Ms. Hurd, $25,110; and Mr. Hammer, $27,065.

Retirement Plans.

The Company generally provides its eligible executives in the U.S. with retirement benefits using a combination of the 401(k) plan, the 2008 Plan, and the Supplemental ESP.

2020 Pension Benefits.

None of the named executive officers in 2020 participated in the Company’s tax qualified defined benefit plans or qualified pension plans.

401(k) Plan.

Effective January 1, 2018, the 401(k) Plan was amended to provide for matching Company contributions up to 6% of eligible earnings for all participants. The matching Company contributions made for each named executive officer in 2020 are reflected in the “All Other Compensation” column of the “2020 Summary Compensation Table.”

2020 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2020, the earnings accrued on the named executive officer’s account balances in 2020 and the account balances at December 31, 2020 under the 2008 Plan and the Supplemental ESP.

Name	Name of Plan	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)(6)

Ravichandra K. Saligram	2008 Plan	—	—	—	—	—
	Supplemental ESP	214,900	211,800	9,318	—	436,018
Christopher H. Peterson	2008 Plan	—	—	—	—	—
	Supplemental ESP	164,464	101,513	117,805	—	718,023
Bradford R. Turner	2008 Plan	—	—	28,615	—	291,612
	Supplemental ESP	69,300	71,730	58,965	—	480,584
Laurel M. Hurd	2008 Plan	—	—	168,031	—	1,170,380
	Supplemental ESP	56,946	52,847	57,212	—	303,130
Kristine K. Malkoski	2008 Plan	—	—	—	—	—
	Supplemental ESP	—	—	—	—	—
David M. Hammer	2008 Plan	—	—	—	—	—
	Supplemental ESP	—	—	—	—	—

(1)

Executive Contributions in Last FY.    The amounts reported in this column for each named executive officer are reported as “Salary/Non-Equity Incentive Plan Compensation” in the “2020 Summary Compensation Table.”

(2)

Company Contributions in Last FY.    For 2020, the Company contributed to each eligible named executive officer’s account under the Supplemental ESP the amount described in the table, as reported in the “All Other Compensation” column of the “2020 Summary Compensation Table.” Company contributions were credited in March 2021 for the 2020 Plan year. No Company contributions are reflected for the 2008 Plan because the 2008 Plan was frozen to future deferrals as of January 1, 2018 with respect to the named executive officers.

(3)	Aggregate Earnings (Loss) in Last FY. The investment earnings/loss for 2020 reported in this column for each named executive officer is not included in the 2020 Summary Compensation Table.

(4)	Aggregate Withdrawals/Distributions. No named executive officer received a distribution from, or withdrew funds from, the 2008 Plan in 2020.

(5)

Aggregate Balance at Last FYE.    The following amounts with respect to the 2008 Plan were reported in the Summary Compensation Table in prior years: Mr. Turner $262,997 and Ms. Hurd $1,002,349. The following amounts with respect to the Supplemental ESP were reported in the Summary Compensation Table in prior years: Mr. Peterson, $334,241; Mr. Turner, $280,589; and Ms. Hurd, $136,125. The Aggregate Balance at Last FYE column in this table includes 2020 accrued contributions that were paid in 2021.

(6)

Legacy Accounts under 2008 Plan.    Prior to 2018, certain named executive officers received “SERP Cash Account Credits,” as defined in the 2008 Plan, which vested ratably in annual installments based on their continued employment with the Company, and which, once vested, continue to be maintained in an investment account (each, a “Cash Account”) for the eligible named executive officer’s benefit pursuant to the 2008 Plan. In 2013, the Company, upon recommendation of the Committee, amended the 2008 Plan in order to: (1) align the retirement benefits provided by these plans with market practice; (2) simplify and harmonize the operation of the plans; (3) provide consistent levels of benefits among executives; and (4) stabilize the cost of the plans by reducing volatility. As a result, the Company discontinued awards of SERP Cash Account Credits. The balances set forth in the table for Mr. Turner and Ms. Hurd relating to the 2008 Plan reflect legacy payments made before this benefit was discontinued.

Deferred Compensation Plans.

2008 Plan.

Eligibility. Mr. Turner and Ms. Hurd were eligible to participate in the 2008 Plan.

Participant Contributions. For each calendar year prior to 2018, a participant could elect to defer to the 2008 Plan up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year. The deferred amounts were credited to an account established for the participant. As of January 1, 2018, the 2008 Plan was frozen to future deferrals with the exception of a small number of grandfathered participants, none of whom are named executive officers.

Cash Account—Basic Contribution. Mr. Turner and Ms. Hurd had funds deposited for their benefit in Cash Accounts as contributions made by the Company pursuant to the 2008 Plan. Prior to 2018, those named executive officers received an annual basic contribution credit, as provided in the table below. This annual contribution credit to Cash Accounts was discontinued for all plan years following 2017 in connection with the adoption of the Supplemental ESP.

Age + Completed Years of Service	% of Eligible Compensation

Less than 40	6
40-49	7
50-59	8
60 or more	9

Vesting.    Many of the contributions made by the Company were subject to ratable annual vesting schedules. All named executive officers with Cash Accounts established under the 2008 Plan are currently 100% vested in their Cash Account balances and other benefits under the 2008 Plan.

Investments.    Each Cash Account is credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the named executive officer from time to time.

Distributions.    At the time a named executive officer with a Cash Account made a deferral election, he or she must have elected whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years (five years in the case of in-service distributions). However, the named executive officer’s retirement account and the vested portion of his or her Company contributions account will be paid out in a lump sum upon termination of employment prior to attaining age 55. The payment or commencement of the benefits will be made in the year after the year of the named executive officer’s termination of employment, but not sooner than six months after the date of such termination. A named executive officer also may have elected, at the time of the named executive officer’s initial deferral election, to have certain deferrals paid in January of any year during the named executive officer’s employment, provided that the payment date is at least two years after the year for which the election was effective and amounts subject to such payment election will become payable upon the named executive officer’s termination of employment if such termination occurs before payments have begun pursuant to the named executive officer’s election.

In addition, upon a named executive officer’s death, deferrals and Company contributions will be paid to beneficiaries in accordance with the named executive officer’s payment election for amounts payable on a termination of employment. Upon a named executive officer’s termination of employment within two years following a “change in control event” with respect to the Company (for Internal Revenue Code Section 409A purposes), the entire undistributed balance of his or her Cash Account will be paid pursuant to the 2008 Plan in a lump sum on the first business day of the seventh month following the named executive officer’s termination of employment. A named executive officer may also request a distribution as necessary to satisfy an unforeseeable emergency.

Supplemental ESP.

Eligibility.    All of the named executive officers are eligible to participate in the Supplemental ESP.

Participant Contributions.    For each calendar year, a participant can elect to defer up to 50% of his or her base salary in excess of the IRS 401(a)(17) limit and up to 100% of any annual incentive bonus on a pre-tax basis. The deferred amounts are credited to an account established for the participant.

Company Contributions.    For each calendar year, the Company will credit participants with a matching contribution for up to 6% of their base pay in excess of the IRS 401(a)(17) limit, subject to applicable conditions. The Company will also make a matching contribution for up to 6% of their annual incentive bonus, subject to applicable conditions. The Company also has the ability to make discretionary matching contributions under the Supplemental ESP.

Compensation.    The amount of compensation deferred under the Supplemental ESP is based on elections by each participant in accordance with the terms of the Supplemental ESP, the Company contributions and the earnings or losses thereon. The obligation of the Company to pay such deferred compensation will become due as pre-designated by each participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with the terms of the Supplemental ESP.

Vesting.    All eligible participants will be at all times 100% vested in their entire benefit under the Supplemental ESP, except that the Company may establish a vesting schedule for any discretionary employer contributions.

Investments.    Amounts deferred under the Supplemental ESP will be credited with investment returns based on investment alternatives chosen by each participant, and the amount payable to each participant will reflect the investment returns of the chosen investment alternatives.

Distributions.    At the time a participant makes a deferral election, he or she must elect whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years. If no selection is made, the amount will be paid out in a lump sum. The amount will be paid out as elected upon termination of employment for each named executive office, but not sooner than six months after the date of such termination, or a month and year elected by the participant which must be at least three years after the last day of the plan year for which the election relates (unless termination of employment occurs before such month and year, in which case distributions would commence in connection with such termination, but not sooner than six months after such termination). Payments with respect to Company contributions will commence upon a participant’s termination of employment, but not sooner than six months after such termination. The Company has the authority, subject to certain limitations, to terminate the Supplemental ESP in connection with a “change in control event” with respect to the Company (for Internal Revenue Code Section 409A purposes) and distribute each affected participant’s entire vested account.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain additional benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of the Company. All named executive officers, except for Mr. Hammer, who left the Company on September 30, 2020, were eligible for benefits under these circumstances as of December 31, 2020.

Termination of Employment Following a Change in Control.

Newell Brands Executive Severance Plan.

Each of Messrs. Saligram and Turner and Mses. Malkoski and Hurd participates in the Severance Plan. Please see the CD&A section heading “Newell Brands Executive Severance Plan” for further information on this plan.

Employment Security Agreements.

The Company has entered into an ESA with Mr. Peterson, to provide benefits upon certain terminations of employment following a Change in Control (as defined in the applicable ESA) of the Company.

Mr. Peterson’s ESA provides for benefits upon either of two types of employment termination that occur within 24 months after a Change in Control of the Company: (i) an involuntary termination of the executive’s employment by the Company without Good Cause (as defined in the ESA); or (ii) a voluntary termination of employment for Good Reason (as defined in the ESA).

For purposes of the ESA, a Change in Control generally means: (a) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (b) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (c) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board.

Further, Good Cause exists under the ESA if Mr. Peterson, in the performance of his duties, engages in misconduct that causes material harm to the Company or is convicted of a criminal violation involving fraud or dishonesty. Finally, Good Reason exists under the ESA if there is a material diminution in the nature or the scope of Mr. Peterson’s authority, duties, rate of pay or incentive or retirement benefits; Mr. Peterson is required to report to an officer with a materially lesser position or title; the Company relocates Mr. Peterson by 50 miles or more; or the Company materially breaches the provisions of the ESA. However, Good Reason will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

The benefits provided upon such a termination of employment include the following (which are quantified in the table that follows this discussion):

●

A lump sum severance payment equal to the sum of: (1) two times Mr. Peterson’s annual base salary, (2) two times Mr. Peterson’s target bonus under the Bonus Plan and (3) a pro-rata portion of Mr. Peterson’s target bonus under the Bonus Plan for the year of the termination of employment.

●	The equivalent of the unvested portion of Mr. Peterson’s benefits under the 401(k) Plan shall be paid in a lump sum.

●

All Company stock options held by Mr. Peterson will become immediately exercisable and remain exercisable until the earlier of three years thereafter or the remaining term of the options; all restrictions on any Company restricted securities and RSUs held by Mr. Peterson will lapse; and all performance goals on Company performance-based awards will be deemed satisfied at the target level.

●

Continued medical coverage provided in the form of subsidized COBRA coverage (to the extent applicable to Mr. Peterson) that extends generally for 24 months, coverage under all other welfare plans (to the extent applicable to Mr. Peterson) generally for 24 months, outplacement services for six months and the payment of certain out-of-pocket expenses of Mr. Peterson.

●

No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the ESA. Instead, the ESA provides for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

The ESA contains restrictive covenants that prohibit Mr. Peterson from (1) associating with a business that is competitive with any line of business of the Company for which he provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for two years following any termination of Mr. Peterson’s ’employment.

2013 Incentive Plan.

If any awards under the 2013 Incentive Plan are replaced with equivalent equity awards upon a Change in Control, then upon a termination of employment without Good Cause or for Good Reason (as such terms are defined in the relevant plan document) within two years following the Change in Control, all such unvested awards become fully exercisable and all restrictions applicable to such awards will terminate or lapse.

2008 Plan/Supplemental ESP.

See the discussion under “2020 Nonqualified Deferred Compensation Plans—Deferred Compensation Plans—2008 Plan” for an explanation of the benefits payable to a named executive officer upon the executive’s termination of employment in connection with a Change in Control. See the discussion under “2020 Nonqualified Deferred Compensation—Deferred Compensation Plans—Supplemental ESP” for an explanation of the potential treatment of the benefits payable to a named executive officer in connection with a Change in Control. For purposes of the 2008 Plan and Supplemental ESP, a Change in Control is determined by reference to certain provisions of Section 409A of the Code.

Termination of Employment—No Change in Control.

Newell Brands Executive Severance Plan.

Messrs. Saligram and Turner and Mses. Hurd and Malkoski participate in the Severance Plan. Please see the CD&A section heading “Newell Brands Executive Severance Plan” for further information on this plan.

Peterson Compensation Arrangement.

Under the terms of the Peterson Compensation Arrangement, in the event that Mr. Peterson is terminated prior to a Change in Control (as such term is defined in the respective ESA described above) for any reason other than Good Cause (as defined in the Peterson Compensation Arrangement), he will be entitled to the following benefits, subject to his execution of a customary release that contains non-solicitation and non-competition obligations: (i) severance pay of 52 weeks of weekly base compensation (subject to applicable limits in the Newell Brands Employee Severance Plan (effectively, $570,000 for 2020)) payable in a lump sum no later than 60 days after termination; (ii) other benefits in the Newell Brands Employee Severance Plan that run concurrently with the severance pay such as a COBRA subsidy and outplacement services; (iii) a pro-rata portion of the executive’s management cash bonus under the Bonus Plan for the year of termination, paid out subject to the satisfaction of applicable performance criteria at the same time as management bonuses are paid to employees generally, but no later than March 15th of the following year; and (iv) retention of a pro-rated portion of the executive’s unvested stock options or LTIP awards, which shall continue to vest according to their original respective vesting dates; provided that any PRSUs will only vest to the extent the applicable performance criteria are achieved.

General severance benefits under the Peterson Compensation Arrangement apply only upon a qualifying termination of employment prior to a Change in Control (as defined in the applicable agreement or plan document). Under the Peterson Compensation Arrangement and ESA, the benefits payable to Mr. Peterson upon termination of employment following a Change in Control (or generally upon a Change in Control) are governed exclusively by the ESA, 2013 Incentive Plan and the Supplemental ESP. However, Mr. Peterson may elect to waive his right to receive benefits under his ESA and elect to receive benefits under the Peterson Compensation Arrangement.

2013 Incentive Plan.

The following applies to stock options and RSUs issued under the 2013 Incentive Plan upon termination of employment, retirement generally and under the Company’s retirement guidelines, death or disability. In the case of Mr. Saligram, “retirement” is defined in these awards as a voluntary or involuntary termination of employment after he has completed three consecutive years of continuous employment with the Company or any of its affiliates, other than an involuntary termination for Good Cause (as defined in the 2013 Incentive Plan) or a termination due to death or disability. In the case of all other named executive officers, “retirement” is defined as a voluntary or involuntary termination of employment after the grantee has either attained the age of sixty or attained age fifty-five with ten or more years of credited service, other than an involuntary termination for cause (as defined therein) or a termination due to death or disability.

●

Stock Options. In general, if an individual’s employment terminates for any reason other than death, disability or retirement, then all of his or her options expire on, and cannot be exercised after, the date of his termination. However, under stock options granted pursuant to the 2020 LTIP, if such a termination of employment occurs during a blackout or other period during which the grantee is restricted from trading the Company’s common stock, then the portion of the stock option vested as of such termination date shall expire 60 days after the close of such blackout or other period. Pursuant to stock option awards granted in 2019 and 2020, if the grantee’s employment is terminated due to death, disability or retirement, all outstanding options will continue to vest (without regard to any continuous employment requirements but subject to any performance conditions) and be exercisable for a period of three years following the later of the date of vesting or termination of employment (or the expiration of the term of the option, if earlier).

●

Restricted Stock Units (RSUs). With respect to the annual RSUs granted to Mr. Turner in February 2018 pursuant to the LTIP and the special RSUs received by Mr. Turner in May 2018, if the executive’s employment with the Company is terminated by the Company for any reason other than Good Cause (as defined in the RSU agreement) or is terminated by the executive for Good Reason (as defined in the RSU agreement), prior to the third anniversary of the award date, any unvested time-based RSUs and PRSUs will remain outstanding until the applicable vesting date, upon which time they will vest in full (without regard to any continuous employment requirements), provided that any PRSUs will only vest to the extent the applicable performance criteria are achieved. Under the annual RSU agreements with Messrs. Turner and Peterson and Ms. Hurd issued pursuant to the LTIP in 2019, if his or her employment with the Company is terminated by the Company for any reason other than Good Cause (as defined in the RSU agreement) or is terminated by the executive for Good Reason (as defined in the RSU agreement), prior to the third anniversary of the award date, a pro-rata portion of any unvested time-based RSUs and PRSUs will remain outstanding until the applicable vesting date, upon which time they will vest on such pro-rata basis (without regard to any continuous employment requirements), provided that any PRSUs will only vest to the extent the applicable performance criteria are achieved.

For all outstanding RSUs, if the named executive officer’s employment terminates due to death or disability, then all restrictions lapse, and all RSUs fully vest at target, on the date of his termination.

With respect to all outstanding RSUs granted to Mr. Saligram, if his employment terminates due to retirement, any unvested time-based RSUs and PRSUs will continue to vest in full, subject to the achievement of any applicable performance criteria. With respect to her Sign-On Award, if Ms. Malkoski’s employment terminates prior to the third anniversary of the grant date due to retirement, any unvested RSUs granted twelve or more months prior to retirement will remain outstanding until the applicable vesting date, at which time the RSUs will vest subject to achievement of the applicable performance criteria. With respect to all other outstanding RSUs issued to named executive officers, if the individual’s employment terminates due to retirement (i) at age 60 or later; or (ii) at age 55 or later with at least ten years of service, any unvested time-based RSUs and PRSUs granted more than 12 months prior to the date of retirement will be pro-rated by dividing the full number of months worked since the grant date by the full number of months in the applicable vesting period; provided that annual PRSUs will not be pro-rated (and will vest in full subject to the achievement of the applicable performance criteria) if the executive retires at age 60 or later. The pro-rated awards (or full PRSUs for retirees over 60) will be paid out at the end of the original vesting schedule. Except in the case of Mr. Saligram, any RSUs granted less than 12 months from the date of retirement will be forfeited under these provisions.

●	Additional Provisions. All outstanding RSU and stock option agreements for the named executive officers include confidentiality, non-solicitation, non-competition and non-disparagement obligations. In addition, the Board may condition the grant of an equity award upon the executive entering into one or more agreements with the Company not to compete with, or solicit the customers or employees of, the Company. Further, in the event of termination of the executive’s employment with the Company generally without cause or termination by an employee for Good Reason (as defined in the 2013 Incentive Plan), the Board or the Committee has the discretion to accelerate the date as of which any stock option may become exercisable or to accelerate the date as of which the restrictions will lapse with respect to RSUs or other awards. Additional provisions described in this Proxy Statement may apply to the treatment of RSUs or stock options upon termination of a named executive officer’s employment under the terms of the named executive officer’s individual award letter, employment offer or ESA, or pursuant to the Severance Plan, as applicable.

2008 Plan/Supplemental ESP.

As mentioned above, all named executive officers with Cash Accounts are fully vested in their Cash Account balances. All named executive officers currently eligible to participate in the Supplemental ESP are fully vested in their Supplemental ESP accounts. Under each of the 2008 Plan and Supplemental ESP, assuming a termination of employment on December 31, 2020, each eligible named executive officer would be entitled to the entire balance of his or her 2008 Plan Cash Account and Supplemental ESP account, as applicable, as reported in the “Aggregate Balance at Last FYE” column of the “2020 Nonqualified Deferred Compensation” table. See the discussion under “2020 Nonqualified Deferred Compensation—Deferred Compensation Plans—2008 Plan” and “2020 Nonqualified Deferred Compensation—Deferred Compensation Plans—Supplemental ESP” for an explanation of benefits payable to a named executive officer upon his or her termination of employment.

Mr. Hammer’s Departure.

Pursuant to the terms of the Severance Plan and as reflected in his Separation Agreement, Mr. Hammer received (1) a lump sum payment of $787,400 representing one year of pay at his 2020 base salary rate and his 2020 annual incentive award at a 100% payout level, (2) reimbursement for outplacement services valued at $25,000, and a tax reimbursement of $8,046 in connection therewith, (3) continuation of health and welfare benefits for him and his dependents for a specified period totaling $2,658, (4) $29,307 as payment for unused accrued vacation, and (5) a pro-rated portion of his actual 2020 earned annual incentive award of $261,938 based on the Business Unit performance against the applicable incentive targets under the Amended Bonus Program. All of Mr. Hammer’s vested and unvested stock options and all unvested RSUs or other equity awards granted were forfeited as of September 30, 2020, except those RSU grants (10,348 in aggregate) and stock options (9,304 in aggregate) scheduled to vest in February 2021, which vested on their original vesting date (subject to the satisfaction of, and based on, any applicable Company performance conditions). For more information about the unvested RSU awards that were still outstanding as of December 31, 2020 and which Mr. Hammer was allowed to retain, please see Footnote 9 to the table “Outstanding Equity Awards At 2020 Fiscal Year-End.”

Change in Control Only—No Termination of Employment.

2013 Incentive Plan.

None of the outstanding unvested equity awards held by the named executive officers are “single trigger” that would vest on the occurrence of a change in control of the Company (assuming such awards are assumed and converted into new awards) and none of the named executive officers are entitled to any other

“single trigger” benefits upon the occurrence of a change in control. Under the 2013 Incentive Plan, all awards that are not replaced with equivalent equity awards become fully exercisable or vested without restriction and awards that are earned but not paid become immediately payable in cash. These benefits do not require any termination of employment. Under the terms of the RSU agreements, PRSUs will be treated in the same manner as time-based RSUs granted under the 2013 Incentive Plan following a Change in Control (as defined in the 2013 Incentive Plan) of the Company in that an unvested PRSU will have the same value as an unvested time-based RSU, and any unvested PRSU will either be replaced by a time-based equity award or become immediately vested.

For purposes of the above plans, a “Change in Control” generally has the same meaning as applicable for the ESAs. See “Employment Security Agreements” above.

Potential Payments upon Termination or Change in Control

The amounts set forth in the table below would be payable to or for each named executive officer, assuming no Change in Control (as defined in the applicable agreement or plan document) of the Company and that the named executive officer’s employment were terminated on December 31, 2020, without cause or on account of death or disability (as defined by the applicable plan or agreement). The compensation included is only that which would have been payable as a result of the applicable triggering event.

The table below also quantifies the additional compensation and benefit amounts that would be payable to each named executive officer upon a qualifying termination within 24 months after a Change in Control (as described above) if such events occurred as of December 31, 2020. A qualifying termination consists of involuntary termination without Good Cause or voluntary termination by the executive for Good Reason, as defined by the applicable plan or agreement.

The compensation included is only that which would have been payable as a result of the applicable triggering event. Therefore, no information has been provided for Mr. Hammer, whose employment ended before December 31, 2020. The table below excludes the value of the amounts payable under deferred compensation plans that are disclosed in the “2020 Nonqualified Deferred Compensation” table on page 74.

NAME	BENEFIT	DEATH OR DISABILITY	INVOLUNTARY TERMINATION WITHOUT CAUSE	QUALIFYING TERMINATION WITHIN 24 MONTHS OF CHANGE IN CONTROL

Ravichandra K. Saligram	Severance Payment(1)(2)	—	$7,000,000	$7,000,000
	Prorata Bonus Payment(3)(4)	$2,415,000	$2,415,000	$2,100,000
	Value of Unvested RSUs/Options(5)(6)	$8,630,650	$5,786,951	$8,630,650
	Health & Welfare Benefits(7)(8)	—	$25,200	$25,200
	Outplacement(9)	—	$25,000	$25,000
	Total Estimated Value	$11,045,650	$15,252,151	$17,780,850
Christopher H. Peterson	Severance Payment(1)(2)	—	$570,000	$3,674,000
	Prorata Bonus Payment(3)(4)	$1,146,263	$1,146,263	$1,002,000
	Value of Unvested RSUs/Options(5)(6)	$6,276,792	$3,039,830	$6,276,792
	Health & Welfare Benefits(7)(8)	—	$12,600	$25,200
	Outplacement(9)	—	$25,000	$25,000
	Total Estimated Value	$7,423,055	$4,793,693	$11,002,992
Bradford R. Turner	Severance Payment(1)(2)	—	$1,400,000	$2,800,000
	Prorata Bonus Payment(3)(4)	$805,000	$805,000	$700,000
	Value of Unvested RSUs/Options(5)(6)	$4,649,493	$3,016,305	$4,649,493
	Health & Welfare Benefits(7)(8)	—	$12,600	$25,200
	Outplacement(9)	—	$25,000	$25,000
	Total Estimated Value	$5,454,493	$5,258,905	$8,199,693
Laurel M. Hurd	Severance Payment(1)(2)	—	$1,137,500	$2,275,000
	Prorata Bonus Payment(3)(4)	$515,775	$515,775	$487,500
	Value of Unvested RSUs /Options(5)(6)	$1,775,540	$740,224	$1,775,540
	Health & Welfare Benefits(7)(8)	—	$12,600	$25,200
	Outplacement(9)	—	$25,000	$25,000
	Total Estimated Value(10)	$2,291,315	$2,431,099	$4,588,240
Kristine K. Malkoski	Severance Payment(1)(2)	—	$960,000	$1,920,000
	Prorata Bonus Payment(3)(4)	$403,125	$403,125	$360,000
	Value of Unvested RSUs /Options(5)(6)	$1,031,181	$49,867	$1,031,181
	Health & Welfare Benefits(7)(8)	—	$12,600	$25,200
	Outplacement(9)	—	$25,000	$25,000
	Total Estimated Value	$1,434,306	$1,450,592	$3,361,381

(1)

Severance Payment—Involuntary Termination Without Cause. Under the Severance Plan, Mr. Saligram would receive severance equal pay equal to two times the sum of his base salary and target annual cash incentive award and Mr. Turner and Mses. Hurd and Malkoski would receive one times the sum of base salary and target annual cash incentive award. Pursuant to the 2018 Compensation Arrangement, Mr. Peterson would generally receive 12 months of base salary payable in a lump sum, subject to the maximum limit under the Newell Brands Employee Severance Plan, which was $570,000 for 2020.

(2)

Severance Payment—Qualifying Termination Following Change in Control. For all named executive officers, represents a cash severance payment equal to two times the sum of their base salary and target annual cash bonus.

(3)

Pro rata Bonus—Death, Disability or Involuntary Termination without Cause. All named executive officers would be entitled to a pro-rated annual cash bonus for the year following death, disability, or involuntary termination without cause. The Amended Bonus Program for 2020 paid out at 115% for Messrs. Saligram, Peterson and Turner, 106% for Ms. Hurd, and 125% for Ms. Malkoski.

(4)

Pro rata Bonus—Qualifying Termination Following Change in Control. All named executive officers would be entitled to a pro-rated annual cash bonus for the year following qualifying termination within 24 months of Change in Control, paid on the basis of target performance.

(5)

Value of Unvested RSUs/Options—Death, Disability, or Qualifying Termination Following a Change in Control. Amounts in this row consist of RSUs and stock options that would vest upon death, disability, or qualifying termination following Change in Control (as defined in the 2013 Incentive Plan), on December 31, 2020, with PRSUs payable at target. The value of the RSUs and stock options is based on the closing market price of the Company’s common stock on December 31, 2020 ($21.23).

(6)

Value of Unvested RSUs/Options—Involuntary Termination without Cause. Amounts in this row represent the value of the RSUs or stock options that would vest upon involuntary termination of employment without cause. The value of the RSUs and stock options is based on the closing market price of the Company’s common stock on December 31, 2020 ($21.23) and assumes performance at the target (100%) payout level for all PRSUs. As defined in the CEO Offer Letter, Mr. Saligram would be entitled to full vesting of his Employment Transition Award, subject to performance conditions, upon an involuntary termination without Good Cause or voluntary termination for Good Reason. In the event he or she is terminated other than for Good Cause or resigns for Good Reason (as those terms are defined in the Severance Plan or the award agreement, as applicable), Mr. Turner would be entitled to full vesting of all outstanding RSU awards granted in 2018, Messrs. Turner and Peterson and Ms. Hurd would be entitled to pro-rata vesting of all outstanding LTIP RSU awards granted in 2019, and Messrs. Saligram and Turner and Ms. Hurd would be entitled to pro-rata vesting of all outstanding LTIP RSU and stock option awards granted in 2020, which awards, in each case would, continue to vest on their respective vesting dates; provided that any PRSUs would only vest to the extent the applicable performance criteria were achieved. In the event he is terminated other than for Good Cause (as defined in his 2018 Compensation Arrangement), Mr. Peterson would be entitled to pro-rata vesting of all outstanding LTIP RSU and stock option awards granted in 2020, which awards in each case would continue to vest on their respective vesting dates; provided that any PRSUs would only vest to the extent the applicable performance criteria were achieved. In the event Ms. Malkoski is terminated other than for “cause” as defined in her award agreement for her 2020 stock options, then she would be entitled to full vesting of her 2020 stock option award.

(7)

Welfare Benefits for Severance Period—Involuntary Termination without Cause. Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the severance period for each named executive officer. For termination due to disability or termination without cause, amounts reflect projected costs for 12 months, with the exception of Mr. Saligram, for whom the listed amounts reflect projected costs for 24 months

(8)

Welfare Benefits for Severance Period—Qualifying Termination following Change in Control. Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the severance period for each named executive officer. For a qualifying termination following Change in Control, amounts reflect projected costs for 24 months.

(9)	Outplacement Value. Amounts in this row consist of projected costs of outplacement services provided to the executive upon termination of employment.

(10)

Potential Payment Reduction (Section 280G). For Ms. Hurd, the total estimated value in the event of a qualifying termination within 24 months of a Change in Control may be subject to reduction in payments pursuant to the Severance Plan to avoid excise tax liability arising under Sections 4999 and 280G of the Internal Revenue Code.

2020 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Bridget Ryan Berman	$115,000	$144,998	$11,815	$271,813
Patrick D. Campbell (Chairperson)	$300,000	$144,998	$8,928	$453,926
James R. Craigie	$133,750	$144,998	$12,346	$291,094
Debra A. Crew*	$57,500	$144,998	$9,498	$211,996
Brett M. Icahn	$115,000	$144,998	$8,358	$268,356
Jay L Johnson	$35,625	$96,392	—	$132,017
Gerardo I. Lopez	$115,000	$144,998	$8,730	$268,728
Courtney R. Mather	$130,000	$144,998	$10,808	$285,806
Judith A. Sprieser	$130,000	$144,998	$9,127	$284,125
Robert A. Steele	$126,250	$144,998	$11,729	$282,977
Steven J. Strobel	$120,000	$144,998	$10,272	$275,270
Michael A. Todman*	$46,703	—	$11,275	$57,978

* Mr. Todman and Ms. Crew served on the Board until May 11, 2020 and July 1, 2020, respectively. Ms. Crew received a grant of 12,053 RSUs on May 11, 2020, which was forfeited upon her resignation from the Company’s Board.

(1)

Fees Earned or Paid in Cash. Includes all meeting and retainer fees paid quarterly in cash (or awards of Company common stock in lieu of cash) or deferred pursuant to the Company’s 2008 Plan. The number of shares of Company stock a non-employee director receives in lieu of cash is the number of whole shares that equals the cash fees divided by the closing price of a share of Company common stock as of the date the cash fees otherwise would have been paid. Specifically, each of the following directors elected to receive all or part of their 2020 cash retainer fees in the form of Company stock, resulting in the receipt of the following number of shares of Company common stock during 2020: Mr. Campbell, 18,731 shares, Mr. Icahn, 7,179 shares, and Mr. Lopez, 7,179 shares. Additionally, each of the following directors elected to defer receipt of their quarterly cash retainer fees pursuant to the 2008 plan, and the cash fees they earned in 2020 were deemed invested in phantom stock units through a stock fund that tracks the performance of the Company’s common stock, which resulted in deferring receipt of the equivalent of the following number of shares: Mr. Craigie, 8,366 shares, and Mr. Mather, 8,118 shares. The aforementioned phantom stock units are subject to dividend reinvestment. After the end of Mr. Craigie’s and Mr. Mather’s service on the Board, each will receive the cash value of the phantom stock units and accrued dividend reinvestments. Mr. Strobel also elected to the defer receipt of his quarterly cash retainer fees pursuant to the 2009 plan, but his cash fees earned were deemed invested in a fund not related to phantom shares of the Company’s common stock.

(2)

Stock Awards. The amounts in this column reflect the grant date fair value, calculated in accordance with ASC 718, of the award of 12,053 RSUs to each director, other than Messrs. Johnson and Todman, on May 11, 2020. Mr. Johnson received a pro-rated RSU grant upon joining the Company’s board of directors effective September 8, 2020, and Mr. Todman did not receive a grant due to his retirement from the Board. The RSUs are scheduled to vest on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year, in each case provided the director remains on the Board until such date (the “Vesting Period”). During the Vesting Period, when a cash dividend is paid on the Company’s common stock, each director is credited with a corresponding dividend equivalent with respect to their RSUs which will be paid in cash to each director at the end of the Vesting Period. The number of whole RSUs granted to each non-employee director on May 11, 2020 was determined by dividing $145,000 by the fair market value of a share of common stock on the date of grant, $12.03. The number of whole RSUs granted to Mr. Johnson on September 8, 2020 was determined by dividing $96,397 by the fair market value of a share of common stock on the date of grant, $19.56. In addition, Messrs. Campbell, Craigie and Mather and Ms. Sprieser elected to defer receipt of their 12,053 RSUs. Their deferred RSUs will convert to an equal number of shares of the Company’s common stock after each of them retires from the Board, and, at that time, each of them will also receive the cash value of reinvested dividends paid on the Company’s common stock since the end of the Vesting Period. As of December 31, 2020, each of the non-employee directors then serving on the Board held 12,053 unvested RSUs, except for Mr. Johnson, who held 4,928 RSUs.

(3)

All Other Compensation. The amount in this column represents the aforementioned dividend equivalents paid in 2020 on RSUs, as well as amounts reimbursed for Company products. As described in more detail in Footnote (2) above, beginning with the RSU grants made to directors in 2017, when a cash dividend is paid on the Company’s common stock during the Vesting Period, a director holding an RSU is credited with a corresponding dividend equivalent with respect to the RSU. On the RSU’s applicable settlement date, the director receives a cash payment equal to the value of dividends paid during the RSU’s one-year Vesting Period on an equivalent number of shares of the Company’s common stock. In addition, each non-employee director received reimbursement, on a quarterly basis, for the purchase of Company products. Applicable director reimbursements in 2020 were as follows: Mr. Campbell, $569, Mr. Craigie, $3,988, Ms. Crew, $1,140, Mr. Lopez, $372, Mr. Mather, $2,450, Ms. Berman, $3,457, Ms. Sprieser, $768, Mr. Steele, $3,370, and Mr. Strobel, $1,914, and Mr. Todman, $2,917.

Non-employee directors of the Company are paid an annual cash retainer of $115,000 (the Chairperson of the Board is paid an annual retainer of $300,000). Additional annual cash retainers are paid to Committee Chairs as follows: Audit Committee, $20,000; Finance Committee, $15,000; Nominating/Governance Committee, $15,000; and Organizational Development & Compensation Committee, $20,000. Annual cash retainers are paid in quarterly installments, and non-employee directors who join or leave mid-year may receive adjustments to their quarterly installments accordingly. Each director is eligible to participate in the Company’s 2008 Plan and is permitted to defer up to 100% of director fees under the terms of that plan. Non-employee directors also receive an annual RSU award valued at $145,000, with the number of RSUs determined by the fair market value of a share of the Company’s common stock on the date of grant. The RSU award is typically made in May of each year and vests on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year, in each case provided the director remains on the Board until such date. Non-employee directors are generally not permitted to sell any of their shares of Company stock received pursuant to annual equity awards granted from and after May 7, 2019 until the end of their Board service. The 2013 Incentive Plan allows discretionary grants to non-employee directors of stock options, stock awards and stock units.

The 2008 Plan permits non-employee directors of the Company to defer receipt of any common stock of the Company that such non-employee directors may otherwise be entitled to receive at the end of the vesting period for any annual RSU award. Directors who elect to defer annual RSU vesting receive, on the scheduled RSU vesting date, a quantity of phantom stock units that is equal to the quantity of their deferred RSUs. Pursuant to the 2008 Plan, non-employee directors holding phantom stock units converted from annual RSU awards are entitled to exchange their phantom stock units for an equal number of shares of Company common stock after such non-employee director’s separation from the Board. In this case, notional dividend reinvestment applies to the phantom stock units during the deferral period, so that, at the end of the deferral period, the director receives the shares of common stock originally granted as well as the cash value of all dividends paid and reinvested during the deferral period. Other than the timing of when shares of Company common stock may be received by non-employee directors, the deferral election provisions do not otherwise materially alter RSU awards granted to all directors, which continue to be administered and redeemed in accordance with the terms of the RSU awards and the related incentive plan. This deferral election may be made once per calendar year and is irrevocable for RSU awards granted while the director’s election was in effect.

Pursuant to the 2008 Plan, as of August 1, 2018, non-employee directors were eligible to defer quarterly cash retainer fees to a stock fund that tracks the performance of the Company’s common stock. Fees invested in this manner are subject to notional dividend reinvestment. The aggregate value of the fund and dividend reinvestment proceeds are paid out as cash to the non-employee director after the end of his or her service on the Board. This deferral election may be made once per calendar year and is irrevocable for cash fees earned and deferred while the director’s election was in effect. As of December 31, 2020, Messrs. Craigie and Mather have chosen this option as described in Footnote (1).

Each non-employee director may elect to receive any cash fees earned (which are not elected to be deferred pursuant to the 2008 Plan) as shares of Newell common stock (in lieu of cash). The shares the non-employee director receives will be the number of whole shares of Newell common stock that equals the cash fees the non-employee director otherwise is to receive, divided by the closing price of a share of Newell common stock as of the trading date the cash fees otherwise would have been paid. All shares issued pursuant to this stock-in-lieu-of-cash election constitute Stock Awards under the 2013 Incentive Plan, and the underlying shares are immediately vested. As of December 31, 2020, Messrs. Campbell, Icahn and Lopez have chosen this option, as described in Footnote (1).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2020, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)

Equity compensation plans approved by security holders	6,935,532	$18.34	36,274,021
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL:	6,935,532	$18.34	36,274,021

(1)

The number shown in column (a) is the number of shares that, as of December 31, 2020, may be issued upon exercise of outstanding options (2,662,370 options outstanding as of December 31, 2020) and vesting of RSUs (4,273,162 RSUs outstanding as of December 31, 2020) under the stockholder-approved 2013 Incentive Plan, the 2010 Stock Plan and the 2003 Stock Plan. The 4,273,162 RSUs are comprised of 1,595,344 time-based RSUs and 2,677,818 PRSUs. 2,548,540 of the PRSUs, depending on the level of achievement of specified performance and market conditions, may be adjusted up to a maximum payout of 200%, or down to a minimum payout of 0% of the number of PRSUs granted. This column assumes that the PRSUs pay out at target, or 100%.

(2)	The price shown in column (b) is the weighted-average exercise price of outstanding stock options.

(3)

The amount shown in column (c) is the number of shares that, as of December 31, 2020, may be issued upon exercise of options and other equity awards (including awards other than options, warrants or rights) that may be granted in the future under the 2013 Incentive Plan. For purposes of this column, the number of PRSUs reflects the payout at target, or 100%. A payout at maximum, or 200% on outstanding PRSUs would result in the deemed issuance of an additional 8,919,890 shares and the number of securities remaining available for future issuance under the 2013 Incentive Plan would be approximately 27,354,131. Every share issued pursuant to an RSU award under the 2013 Incentive Plan decreases availability under such plan by 3.5 shares.

PAY RATIO

The Dodd-Frank Act and the compensation disclosure rules of the SEC require the Company to disclose the ratio of the annual total compensation of the Chief Executive Officer (the “CEO” and such compensation, the “CEO Compensation”) to the median of the annual total compensation of the employees of the Company and its consolidated subsidiaries (other than the CEO) (the “Median Annual Compensation”). For 2020, the Median Annual Compensation was $28,891 and the CEO Compensation was $9,804,500; accordingly, the CEO Compensation was approximately 339 times that of the Median Annual Compensation. This calculated “pay ratio” is a reasonable estimate determined in a manner consistent with Item 402(u) of Regulation S-K. The Company refers to the employee who received the Median Annual Compensation as the “median employee.”

The Company used the following methodology to make the determinations for calculating the pay ratio:

●

As of December 31, 2020 (the “Determination Date”), the Company’s employee population consisted of 31,404 individuals (other than the CEO) working at the Company and its consolidated subsidiaries, with 15,633, or 50%, of these individuals located in the United States and Canada and 15,771, or 50%, of these individuals located outside the United States and Canada.

●

The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if all employees in a particular jurisdiction account for 5% or less of the company’s total number of employees. The Company applied this de minimis exemption when identifying the median employee by excluding 1,503 employees in the following jurisdictions: Argentina (197), Colombia (144), Hungary (117), India (551), Poland (329), Russia (28), Thailand (92), Turkey (30), Uruguay (6) and South Africa (9). After taking into account the de minimis exemption, 29,901 employees were considered when identifying the median employee.

●

The Company selected the Determination Date as the date upon which the Company would identify the median employee to allow sufficient time to identify the median employee given the global scope of the Company’s operations.

●	To identify the median employee from the remaining 29,901 employees, the Company conducted an analysis of the compensation of its employee population employed as of the Determination Date.

●

The Company selected base salary or wages plus overtime for the period beginning on January 1, 2020 and ending on December 31, 2020 as our consistently applied compensation measure as it reasonably reflects the annual compensation of the Company’s employees around the median.

●

First, using a valid statistical sampling methodology, the Company produced a sample of employees as of the Determination Date who were paid within a 5% range of the estimated median base salary or wages plus overtime.

●

The Company then selected the median employee from within that group based on the consistently applied compensation measure. The Company annualized compensation of all permanent employees who were hired in 2020 but did not make a full-time equivalent adjustment for any part-time employee.

●	Once the median employee was selected, the Company calculated such employee’s Median Annual Compensation for 2020 in accordance with Item 402(c)(2)(x) of Regulation S-K.

The CEO Compensation is the amount reported for 2020 in the “Total” column of the “2020 Summary Compensation Table” for Mr. Saligram.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the Company’s pay ratio reported above.

CERTAIN BENEFICIAL OWNERS

As of February 15, 2021, the only persons or groups that are known to the Company to be the beneficial owners of more than 5% of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	44,829,910	10.57%(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	43,547,273	10.30%(2)

Mr. Carl C. Icahn c/o Icahn Capital LP 767 Fifth Ave, 47th Floor New York, NY 10153	43,704,616	10.29%(3)

Pzena Investment Management, LLC	24,118,468	5.68%(4)

(1)

As reported in a statement on Schedule 13G/A filed with the SEC on February 8, 2021 by The Vanguard Group, Inc. According to the filing, The Vanguard Group, Inc. has sole voting power over 0 of such shares, shared voting power over 620,607 of such shares, sole dispositive power over 43,113,568 of such shares and shared dispositive power over 1,716,342 of such shares.

(2)

As reported in a statement on Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power over 40,154,245 of such shares and sole dispositive power over 43,547,273 shares.

(3)

As reported in a statement on Form 13F filed with the SEC on February 12, 2021, by Carl C. Icahn, for the period ended December 31, 2020. According to the filing, Company shares are held by Icahn Enterprises LP, under the investment management of: Mr. Carl C. Icahn, High Coast Limited Partnership (“High Coast”), Highcrest Investors LLC (“Highcrest”), Gascon Partners (“Gascon”), Thornwood Associates Limited Partnership (“Thornwood”), CCI ONSHORE LLC (“CCI”), IEP Energy Holding LLC (“IEP Energy”), American Entertainment Properties Corp. (“AEPC”), CVR Energy Inc. (“CVI”) and Icahn Capital LP (“Icahn Capital” and, together with Mr. Carl C. Icahn, High Coast, Highcrest, Gascon, Thornwood, CCI, IEP Energy, AEPC, and CVI, the “Investment Managers”). The principal business address of each of High Coast, Highcrest, Gascon, Thornwood, CCI, IEP Energy, Icahn Capital, Mr. Carl C. Icahn and Mr. Brett Icahn is 16690 Collins Avenue, PH-1, Sunny Isles Beach, FL 33150. The principal business address of AEPC is 9017 South Pecos Road, Suite 4350, Henderson, NV 89074. The principal business address of CVI is 2277 Plaza Drive, Suite 500, Sugar Land, TX 77479.

The Reporting Persons may be deemed to beneficially own, in the aggregate, 43,704,616 shares of Company common stock, representing approximately 10.29% of the outstanding shares of Company common stock (based upon the 424.6 million shares of Company common stock estimated to be outstanding). The Investment Managers have shared voting power and shared dispositive power with regard to 43,704,616 shares of Company common stock. Brett Icahn has sole voting power and sole dispositive power with regard to 1,554,892 shares of Company common stock, including 400,000 shares of Company common stock beneficially owned by a charitable foundation controlled by Mr. Brett Icahn. None of the other Reporting Persons has shared voting power or shared dispositive power with regard to such 1,554,892 shares of Company common stock.

Mr. Brett Icahn may be considered to have formed a “group” with the other Reporting Persons within the meaning of the Act by virtue of Mr. Brett Icahn being a party to the Nomination Agreement. However, Mr. Brett Icahn expressly disclaims for all purposes beneficial ownership of all shares of Company common stock directly beneficially owned by Icahn Enterprises LP which are subject to the shared investment discretion of the Investment Managers. In addition, the Reporting Persons, other than Mr. Brett Icahn, expressly disclaim beneficial ownership of all shares of Company common stock directly beneficially owned by Mr. Brett Icahn (including the shares of Company common stock directly beneficially owned by a charitable foundation controlled by Mr. Brett Icahn) for all purposes.

(4)

As reported in a statement on Schedule 13G/A filed with the SEC on February 2, 2021 by Pzena Investment Management, LLC. According to the filing, Pzena Investment Management, LLC, has sole voting power over 21,446,281 of such shares and sole dispositive power over 24,118,468 of such shares.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group, as of February 15, 2021. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth therein.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Bridget Ryan Berman	16,033(1)	*

Patrick D. Campbell	68,477	*

James R. Craigie	35,962(2)	*

Brett Icahn	1,554,892(3)	*

Jay L. Johnson	—	*

Gerardo I. Lopez	35,129	*

Courtney R. Mather	50,000	*

Judith A. Sprieser	—	*

Robert A. Steele	15,048	*

Steven J. Strobel	68,027	*

Ravichandra K. Saligram	126,584(4)(7)	*

Christopher H. Peterson	209,833(7)	*

Bradford R. Turner	115,780(7)	*

Laurel M. Hurd	68,452(5)(7)	*

Kristine K. Malkoski	23,787(6)(7)	*

David M. Hammer	37,075(7)	*

All directors and executive officers as a group	2,448,816(8)	*

* Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes 135 shares held directly by Ms. Ryan Berman’s spouse.

(2)

Includes 12,500 shares held by B and CC Family Holdings LLC, of which Mr. Craigie is the manager and owns a 1% interest. Also includes 1,594 shares held in two trusts, 797 shares for each trust, for Mr. Craigie’s children. As Trustee, Mr. Craigie has shared investment and voting power with respect to the shares of common stock held in each trust.

(3)	Includes 400,000 shares beneficially owned by a charitable foundation controlled by Mr. Brett Icahn.

(4)	Includes 35,000 shares beneficially owned by Mr. Saligram through the Ravichandra K. Saligram Revocable Trust, for which he is the Trustee.

(5)	Includes 4,062 shares held in a joint account with spouse.

(6)	Includes 400 shares held in a joint account with spouse and 9,650 shares held by Ms. Malkoski’s spouse.

(7)

Includes the following aggregate amounts of shares based on RSUs and/or stock options that vest within 60 days as applicable to each individual: Mr. Saligram, 91,584 shares; Mr. Peterson, 57,354 shares; Mr. Turner, 41,460 shares; Ms. Hurd, 25,979 shares; Ms. Malkoski, 13,737 shares; and Mr. Hammer, 13,341 shares.

(8)	Includes an aggregate amount of 267,192 shares based on RSUs and stock options that vest within 60 days for all directors and executive officers as a group.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed annually by the Board and currently consists of five members, all of whom are “independent directors” for purposes of the Audit Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s corporate governance guidelines, and each of Messrs. Strobel and Johnson and Ms. Sprieser qualifies as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2020, the Committee met 10 times. The Audit Committee acts under a written charter which was most recently approved by the Board in November 2020. A copy of the Committee’s current charter is available under the “Corporate Governance” link under the Investors tab on the Company’s website at: www.newellbrands.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out an audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal control over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed pursuant to the PCAOB’s Auditing Standards on Communications with Audit Committees, as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Judith Sprieser, Chair

Bridget Ryan Berman

Jay L. Johnson

Gerardo I. Lopez

Steven J. Strobel

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2021. Representatives of PwC are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Fees of Independent Registered Public Accounting Firm for 2020 and 2019

The following table sets forth the amount of audit fees, audit-related fees, tax fees, and all other fees billed for services by PwC for the fiscal years 2020 and 2019. All audit and non-audit services provided to the Company by the independent registered public accounting firm are pre-approved by the Audit Committee, and the Audit Committee considers the provision of such non-audit services when evaluating the accounting firm’s independence.

Description of Fees	Amount of Fees in Fiscal Year 2020 (In millions)	Amount of Fees in Fiscal Year 2019 (In millions)

Audit Fees (1)	$16.3	$18.2

Audit-Related Fees (2)	$0.1	$0.7

Tax Fees (3)	$1.7	$3.1

All Other Fees (4)	—	—

(1)

Includes fees for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuances of comfort letters and consents for securities offerings, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)	Includes fees for professional services rendered related primarily to accounting consultations and procedures related to various other audit and special reports.

(3)	Includes fees for professional services in connection with tax compliance, planning and advice.

(4)	Includes fees for advisory services, as well as software license fees related to research and benchmarking.

PROPOSAL 3—ADVISORY RESOLUTION TO

APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) Section 14A of the Exchange Act, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. The advisory vote on named executive officer compensation is currently presented annually to our stockholders.

The Board encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement, including the CD&A, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: motivate its executives to meet or exceed the Company’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent. The Company has pursued these objectives by:

●	Having a significant portion of each executive officer’s total compensation directly tied to achieving the Company’s performance goals;

●	Using RSUs and stock options to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders;

●	Using compensation information compiled from a custom comparator group and published compensation surveys to help set compensation at competitive levels;

●	Maintaining a clawback policy that allows for the recoupment of incentives in certain circumstances;

●	Maintaining stock ownership guidelines for named executive officers; and

●	Prohibiting the hedging or pledging of shares of the Company’s common stock by named executive officers.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Committee, although the Board of Directors and the Committee will carefully consider the outcome of the vote when evaluating the Company’s compensation program.

The Board unanimously recommends that you vote FOR the advisory resolution to approve named executive officer compensation.

PROPOSAL 4—STOCKHOLDER PROPOSAL TO AMEND THE STOCKHOLDER RIGHT TO ACT BY WRITTEN CONSENT

John Chevedden, whose address and stock ownership will be furnished promptly by the Company upon receipt of an oral or written request, submitted the following proposal:

Proposal 4 – Improve Shareholder Written Consent

Shareholders request that our board of directors take the steps necessary to enable 10% of shares to request a record date to initiate written consent without a length of stock ownership requirement.

Currently it takes the formal backing of 15% of all shares entitled to vote to simply request a record date. And all shares held for less than one unbroken year are 100% disqualified. Thus the owners of a given 15% of all shares entitled to vote, owned for one unbroken year, could find that they own 30% of all shares entitled to vote when their shares owned for less than one-year are included.

This means that it could take the formal backing of the owners of 30% of shares to do so little as to apply for a record date.

Plus any action taken by written consent would still need more than a 63% supermajority approval from the shares that normally cast ballots at the annual meeting. This 63%-vote requirement gives substantial protection to management entrenchment and it is also a strong deterrent to any shareholders who might think lightly of initiating written consent.

Enabling 10% of shares to apply for a record date for written consent is more than reasonable because scores of companies do not even require 01% of stock ownership to do so little as request a record date. And 10% stock ownership is substantially higher than the 3% of shares that can initiate shareholder proxy access at NWL.

Shareholders need to be able to accomplish more outside of a shareholder meeting due to the onslaught of online shareholder meetings replacing in-person shareholder meetings.

With the near universal use of online annual shareholder meetings, which can be for only 10-minutes, shareholders no longer have the right to discuss concerns with other shareholders, management and directors at a shareholder meeting.

Shareholders are also severely restricted in making their views known at online shareholder meetings because all challenging questions and comments can be screened out by managment.

For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 online shareholder meeting to bar constructive criticism.

Plus AT&T management would not even allow any sponsors of shareholder proposals to speak at the 2020 AT&T online annual meeting during the pandemic.

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Online meetings also give management a springboard to make false statements. For instance management at scores of 2020 online annual meetings falsely stated that there were no more shareholder questions. Online shareholders were powerless to point out that their questions were not answered.

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting since online shareholder meetings are a wasteland in regard to shareholder engagement.

Please vote yes:

Proposal 4 - Improve Shareholder Written Consent

BOARD OF DIRECTORS STATEMENT IN RESPONSE TO THE STOCKHOLDER PROPOSAL

The Board of Directors opposes this proposal and unanimously recommends that you vote AGAINST it for the following reasons.

The Board of Directors has given careful consideration to the stockholder proposal to amend the written consent right and believes that the proposal is not in the best interests of the Company or its stockholders.

The Threshold Protects Stockholders and Aligns with Stockholder Feedback

The Company provides stockholders with the right to take action between annual meetings by calling a special meeting or acting by written consent. In either case, a stockholder (or a group of stockholders) must own 15% of our outstanding common stock to initiate the process. This ownership threshold protects all of our stockholders from the potential for abuse, and the imposition of significant costs on the Company, which would arise if the ownership threshold were set too low. In 2018, we engaged in significant stockholder outreach in relation to approving the right of stockholders to act by written consent, and in 2019, our stockholders overwhelmingly approved a written consent right that includes a 15% ownership threshold in line with the threshold required to call a special meeting. Accordingly, our Board of Directors believes that it is in the best interests of stockholders to retain the safeguard provided by the 15% threshold to request a record date and thereby initiate the written consent process.

Stockholder Engagement on Written Consent Ownership Threshold

In 2017, the Company received and included in its 2018 Proxy Statement a stockholder proposal from Mr. Chevedden requesting that the Board take the necessary steps to allow stockholders to act by written consent. Of the votes cast, approximately 50.1% supported the proposal, which constituted approximately 45% of the shares outstanding. Subsequent to the 2018 Annual Meeting and in response to the majority-supported proposal, the Company conducted stockholder outreach to investors representing approximately 58% of the shares outstanding and sought their feedback on a stockholder right to action by written consent. Many of the Company’s stockholders expressed the view that the Company should be responsive to the majority-supported proposal, and, therefore, should adopt some form of the right to act by written consent. The Board agreed with this sentiment and sought to be responsive to its stockholders. In formulating a written consent provision, it was concerned regarding the potential abuse of a right to act by written consent, since such a right could lead to significant actions being approved without giving all stockholders adequate notice and the opportunity to express their views at an open stockholder meeting. The Board viewed an ownership threshold as an effective way of countering this concern. However, too low of an ownership threshold raises the possibility for abuse, potentially permitting agenda items relevant to only a subset of constituents as opposed to stockholders generally. In fact, as of 2019, only 6% of S&P 500 companies had a 10% threshold for acting by written consent. 7% of S&P 500 companies had a 15% threshold, 9% had a 20% threshold, and 24% had a 25% threshold. The Company therefore believes its 15% threshold is among the more generous thresholds available, and the Board of Directors believes it is in stockholders’ interest to retain the threshold.

After careful consideration of the feedback from stockholders, the Company’s Board of Directors included a management proposal in the 2019 Proxy Statement to amend the Company’s Restated Certificate of Incorporation and By-Laws to permit stockholders to act by written consent. The proposal included certain procedural safeguards, including a 15% ownership threshold to request a record date, which is consistent with the ownership threshold required to call a special meeting. The proposal received the support of over 80% of the shares present.

For the reasons stated above, the Board believes that Newell Brands’ existing 15% ownership threshold for calling for an action by written consent strikes the appropriate balance between allowing stockholders to vote on important matters that arise between annual meetings and protecting against the risk that a small group of stockholders could attempt an action by written consent that serves a narrow agenda not favored by a meaningful proportion of stockholders. We therefore continue to believe that at least 15% of our stockholders should remain the threshold to request a record date to initiate action by written consent.

One-Year Continuous Ownership Requirement to Request a Record Date Serves an Important Gatekeeping Function

The Company supports stockholders’ right to act by written consent. However, without a length of stock ownership requirement, we expose our stockholders to possible abuse from short-term investors pursuing a self-interested agenda and imposing considerable costs on the Company. The one-year continuous ownership requirement to request a record date acts as a deterrent to such investors.

Action by Written Consent Does Not Require a Supermajority

Contrary to the proponent’s suggestion, the Company’s bylaws do not impose a supermajority voting requirement on stockholder actions by written consent. Rather, stockholders need only approve actions by a simple majority. Consequently, we do not believe the voting standard promotes management entrenchment, nor is it a strong deterrent to stockholders seeking to act by written consent.

Virtual Annual Meetings are Being Held Due to the COVID-19 Pandemic

In light of the ongoing COVID-19 pandemic and to support the continued health and well-being of our stockholders, employees, and community, the Board has elected to hold our 2021 Annual Meeting solely as a virtual meeting via the Internet. However, we assure our stockholders that the decision to hold a virtual annual meeting for a second straight year was solely due to health and safety concerns. It does not represent a change in our stockholder engagement philosophy. We currently expect to return to an in-person meeting in 2022, or as soon as practicable thereafter.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 4 to amend the written consent right.

DELINQUENT SECTION 16(A) REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Exchange Act, and written representations from the Section 16 officers and directors that no other reports were required, the Company reports that we believe all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock or similar reportable transactions which took place during the 2020 fiscal year were timely filed with the SEC.

OTHER BUSINESS

The Board does not know of any business to be brought before the Annual Meeting other than the matters described in the notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Bradford R. Turner

Chief Legal and Administrative Officer and Corporate Secretary

APPENDIX A

Non-GAAP Financial Measures

The Proxy Statement contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain non-GAAP financial measures that are included in this proxy statement and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance and liquidity using the same tools that management uses to evaluate the Company’s past performance, reportable business segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, impact of customer returns related to a product recall in the Outdoor and Recreation segment, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2020 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The Company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, “normalized” net income and “normalized” diluted earnings per share, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations and liquidity. On a pro forma basis, “normalized” items give effect to the Company’s decision not to sell the Commercial, Mapa and Quickie businesses. Net debt is defined as total debt less cash and cash equivalents.

The Company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense. The Company will also exclude one-time tax expenses related to a change in tax status of certain entities and the loss of GILTI tax credits as a result of utilizing the 50% IRC Section 163(j) limit resulting from the CARES Act to determine normalized income tax benefit.

While the Company believes these non-GAAP financial measures are useful in evaluating the Company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES ANALYSIS BY SEGMENT

(Amounts in millions)

	Twelve Months Ended December 31, 2020					Twelve Months Ended December 31, 2019			Increase (Decrease) Core Sales
	2020 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net[2]	Net Sales Base Business	Currency Impact [3]	2020 Core Sales[1]	2019 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2019 Core Sales[1]	$	%
APPLIANCES AND COOKWARE	$1,706	$—	$1,706	$77	$1,783	$1,692	$—	$1,692	$91	5.4%
COMMERCIAL SOLUTIONS	1,859	—	1,859	18	1,877	1,779	(1)	1,778	99	5.6%
HOME SOLUTIONS	1,971	(3)	1,968	(4)	1,964	1,875	(57)	1,818	146	8.0%
LEARNING AND DEVELOPMENT	2,557	(10)	2,547	5	2,552	2,956	(86)	2,870	(318)	(11.1)%
OUTDOOR AND RECREATION	1,292	1	1,293	12	1,305	1,413	16	1,429	(124)	(8.7)%

	$9,385	$(12)	$9,373	$108	$9,481	$9,715	$(128)	$9,587	$(106)	(1.1)%

CORE SALES ANALYSIS BY GEOGRAPHY

	Twelve Months Ended December 31, 2020					Twelve Months Ended December 31, 2019			Increase (Decrease) Core Sales
	2020 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2020 Core Sales[1]	2019 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2019 Core Sales[1]	$	%
NORTH AMERICA	$6,673	$(12)	$6,661	$4	$6,665	$6,920	$(124)	$6,796	$(131)	(1.9)%
EUROPE, MIDDLE EAST, AFRICA	1,394	—	1,394	(22)	1,372	1,398	(1)	1,397	(25)	(1.8)%
LATIN AMERICA	657	—	657	134	791	702	(3)	699	92	13.2%
ASIA PACIFIC	661	—	661	(8)	653	695	—	695	(42)	(6.0)%

	$9,385	$(12)	$9,373	$108	$9,481	$9,715	$(128)	$9,587	$(106)	(1.1)%

[1]

“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency.

[2]

Divestitures include the exit of the North American distributorship of Uniball® Products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business, exit from Home Fragrance fundraising business and impact of customer returns related to a product recall in the Outdoor and Recreation segment.

[3]

“Currency Impact” represents the effect of foreign currency on 2020 reported sales and is calculated by applying the 2019 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2020 reported sales.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CERTAIN LINE ITEMS

(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2020
	GAAP Measure	Restructuring and restructuring related costs[1]	Acquisition amortization and impairment[2]	Transactions and related costs[3]		Non-GAAP Measure
					Other items[4]
	Reported					Normalized*
Net sales	$9,385	$—	$—	$—	$—	$9,385
Cost of products sold	6,306	(4)	—	—	(6)	6,296

Gross profit	3,079	4	—	—	6	3,089
	32.8%					32.9%
Selling, general and administrative expenses	2,189	(19)	(99)	(4)	(16)	2,051
	23.3%					21.9%
Restructuring costs, net	21	(21)	—	—	—	—
Impairment of goodwill, intangibles and other assets	1,503	—	(1,503)	—	—	—

Operating income (loss)	(634)	44	1,602	4	22	1,038
	(6.8)%					11.1%
Non-operating (income) expense	372	1	—	(9)	(76)	288

Income (loss) before income taxes	(1,006)	43	1,602	13	98	750
Income tax provision (benefit)[5]	(236)	(1)	232	1	(6)	(10)

Net income (loss)	$(770)	$44	$1,370	$12	$104	$760

Diluted earnings (loss) per share **	$(1.82)	$0.10	$3.22	$0.03	$0.24	$1.79

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

** Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 425.2 million shares for the twelve months ended December 31, 2020.

Totals may not add due to rounding.

[1]	Restructuring and restructuring related costs of $43 million.
[2]	Acquisition amortization costs of $99 million; impairment charges of approximately $1.5 billion related to goodwill, other intangible assets and other assets.

[3]	Divestiture costs of $4 million primarily related to completed divestitures and loss on disposition of $9 million related to the sale of a product line in the Learning and Development segment.

[4]

Pension settlement charge of $53 million; $20 million of debt extinguishment costs; $16 million of fees for certain legal proceedings; Argentina hyperinflationary adjustment of $7 million and $2 million related to product recall costs. Includes income tax expense of $53 million for a reduction in valuation allowance related to integration of certain U.S. operations, partially offset by $47 million of deferred tax effects associated with certain outside basis difference, $20 million related to change in tax status of certain entities and $5 million for effects of adopting the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

[5]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CERTAIN LINE ITEMS

(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2019
	GAAP Measure		Restructuring and restructuring related costs[1]	Acquisition amortization and impairment[2]	Transactions and related costs[3]	Other items[4]	Non-GAAP Measure
	Reported						Normalized*	Proforma Adjustments[5]	Proforma

Net sales	$9,715		$—	$—	$—	$—	$9,715	$—	$9,715

Cost of products sold	6,496		(16)	—	—	(73)	6,407	21	6,428

Gross profit	3,219		16	—	—	73	3,308	(21)	3,287

	33.1%						34.1%		33.8%

Selling, general and administrative expenses	2,451		(39)	(131)	(30)	(15)	2,236	2	2,238

	25.2%						23.0%		23.0%

Restructuring costs, net	27		(27)	—	—	—	—	—	—

Impairment of goodwill, intangibles and other assets	1,223		—	(1,223)	—	—	—	—	—

Operating income (loss)	(482)		82	1,354	30	88	1,072	(23)	1,049

	(5.0	) %					11.0%		10.8%

Non-operating (income) expense	370		—	—	—	(57)	313	—	313

Income (loss) before income taxes	(852)		82	1,354	30	145	759	(23)	736

Income tax provision (benefit) [6]	(1,038)		19	293	7	784	65	(6)	59

Income (loss) from continuing operations	186		63	1,061	23	(639)	694	(17)	677

Income (loss) from discontinued operations, net of tax	(79)		—	84	47	(7)	45	—	45

Net income (loss)	$107		$63	$1,145	$70	$(646)	$739	$(17)	$722

Diluted earnings (loss) per share **	$0.25		$0.15	$2.70	$0.17	$(1.52)	$1.74	$(0.04)	$1.70

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

** Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 423.9 million shares for the twelve months ended December 31, 2019.

Totals	may not add due to rounding.

[1]	Restructuring and restructuring related costs of $82 million.

[2]

Acquisition amortization costs of $131 million; impairment charges of approximately $1.3 billion primarily related to tradenames, customer relationships and goodwill, $112 million of which was reported in discontinued operations.

[3]

Divestiture costs of $34 million ($5 million of which is reported in discontinued operations) primarily related to planned and completed divestitures; acquisition related costs of $1 million and a nominal net gain on disposition of businesses, reported in discontinued operations.

[4]

Cumulative depreciation and amortization catch-up of $55 million related to the inclusion of the Rubbermaid Commercial Products, Rubbermaid Outdoor, Closet, Refuse and Garage businesses, Mapa and Quickie businesses (“Commercial Business”) in continuing operations; a loss on extinguishment of debt of $28 million; loss of $21 million due to changes in the fair value of certain investments; $20 million related to a product recall; Argentina hyperinflationary adjustment of $12 million; $8 million fees for certain legal proceedings; $1 million loss on pension settlement charge and net tax adjustment primarily related to foreign and state tax impacts of offshore earnings and a withholding tax refund from Switzerland. Includes an income tax benefit of $522 million related to the deferred tax effects associated with the internal realignment of certain intellectual property rights as well as an income tax benefit of $227 million associated with a taxable loss related to the impairment of certain assets.

[5]	Depreciation and amortization expense related to the Commercial Business that would have been recorded had the businesses been continuously classified as held and used.

[6]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Vote by 11:59 p.m. Eastern Time on April 30, 2021 for shares held in a Plan. Have NEWELL BRANDS INC. your proxy card in hand when you access the web site and follow the instructions 6655 PEACHTREE DUNWOODY ROAD to obtain your records and to create an electronic voting instruction form. ATLANTA, GA 30328 During The Meeting—Go to www.virtualshareholdermeeting.com/NWL2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Vote by 11:59 p.m. Eastern Time on April 30, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D33989-P49169 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NEWELL BRANDS INC. 1. Election of Directors – The Board of Directors recommends you vote FOR the Nominees listed For Against Abstain below: 1a. Bridget Ryan Berman ! ! ! 1b. Patrick D. Campbell ! ! ! Proposals – The Board of Directors recommends you vote For Against Abstain FOR Proposals 2 and 3 and AGAINST Proposal 4: 1c. James R. Craigie ! ! ! 2. Ratify the appointment of PricewaterhouseCoopers LLP as ! ! ! the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 1d. Brett M. Icahn ! ! ! 1e. Jay L. Johnson ! ! ! 3. Advisory resolution to approve executive compensation. ! ! ! 1f. Gerardo I. Lopez ! ! ! 4. A stockholder proposal to amend the stockholder right ! ! ! to act by written consent. 1g. Courtney R. Mather ! ! ! NOTE: To transact such other business as may properly come 1h. Ravichandra K. Saligram ! ! ! before the annual meeting or any adjournment or postponement thereof. 1i. Judith A. Sprieser ! ! ! 1j. Robert A. Steele ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Newell Brands Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D33990-P49169 Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders of Newell Brands Inc. to be held May 5, 2021. The undersigned hereby appoints Bradford R. Turner and Raj Dave as proxies, each with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL BRANDS INC. to be held May 5, 2021, and at any adjournments or postponements thereof, on each of the proposals listed on the reverse side. This proxy revokes all previous proxies. The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that these shares are represented at the Newell Brands Annual Meeting, whether or not you plan to attend the Newell Brands Annual Meeting virtually. To make sure that these shares are represented, we encourage you to sign, date and return this card, or vote these shares by using either of the electronic means described on the reverse side. When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all director candidates nominated by the Board of Directors, FOR proposal (2), FOR proposal (3) and AGAINST proposal (4), each as set forth on the reverse side, and in the discretion of the persons named as proxy, with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting. Continued and to be signed on reverse side